UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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TRONOX HOLDINGS PLC
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Dear Fellow Shareholder:
Despite operating in the second year of the global pandemic, Tronox set new records for virtually every metric by which we measure ourselves: sustainability, production, revenue, EBITDA, cash flow, debt reduction and profitability. Just as importantly, the Board is proud of how the organization responded to the global COVID pandemic, making it a priority to keep our employees and their communities safe while continuing to supply our customers many of whom use titanium dioxide (TiO2) to manufacture products needed in the fight against COVID. We believe that years of hard work integrating the legacy Cristal and Tronox organizations have come to fruition and that 2021 was the year when Tronox solidified its position as the world’s leading vertically integrated producer of TiO2.
The Board is also extremely pleased with the selection of our Co-Chief Executive Officers, John Romano and Jean-Francois Turgeon. John and Jean-Francois have demonstrated how leaders working selflessly for the good of an organization can set a positive “tone at the top” and reinforce positive cultural values like teamwork and partnership. Our results in 2021 give your Board confidence that the Company has in place the right leadership and strategy to deliver long-term, sustainable results for you, our shareholders.
In addition to executive leadership changes, the Board took major steps forward in 2021 to advance the “G” element in our environment, sustainability and governance or ESG program. Specifically, we reorganized the Board of Directors’ committee structure to ensure, among other things, that decision-making by the Board and our executives was fully informed by considerations over climate change and the full panoply of other “E” and “S” risks and opportunities. In addition, the Company published its annual sustainability report in July 2021 which outlined the Company’s carbon emission reduction commitments, including plans to align with a global warming scenario of below 2° Celsius and achieve an aspirational goal of net zero greenhouse gas emissions. The Board is also proud that in 2021 Tronox received a Platinum Rating by EcoVadis, a leading third-party provider of business sustainability performance, in recognition of the Company’s sustainability efforts. This Platinum Rating places Tronox in the Top 1% of the 85,000 companies evaluated around the world by Ecovadis on their sustainability performance, and the Top 2% in the Basic Chemicals Manufacturing sector.
Shareholders will have an opportunity to express their support for the Board and our executive leadership team at the Annual General Meeting of Shareholders of Tronox Holdings plc, which will be held at 10 a.m. (U.S. Eastern Daylight Time) on May 12, 2022. All shareholders are cordially invited to attend.
YOUR VOTE IS MORE IMPORTANT THAN EVER THIS YEAR. We encourage you to read the Proxy Statement which describes the matters to be voted on at the meeting. Shareholders may vote via the Internet, by telephone or by completing and returning a proxy card.
The accompanying notice of meeting and Proxy Statement describe the matters to be voted on at the meeting. The Board sincerely hopes that you will vote your shares as a way of showing support for the executive and board governance changes that were implemented to ensure continuity of strategy and demonstrate the strength of the Company. The Board of Directors recommends that you vote FOR all the proposals set forth in the accompanying notice of meeting and Proxy Statement.
On behalf of the Board of Directors, we want to thank you for your continued support of Tronox.
Sincerely,

Ilan Kaufthal
Chairman

NOTICE OF
ANNUAL GENERAL MEETING OF SHAREHOLDERS
OF TRONOX HOLDINGS PLC
(Registered Company No. 11653089)
Date:	May 12, 2022

Time:	10:00 am EDT

Location:	263 Tresser Boulevard, Suite 1100, Stamford, Connecticut 06901

Record Date:	5:00 p.m. (U.S. Eastern Daylight Time) on March 17, 2022

Meeting Agenda:	1.	Election of each of the ten director nominees listed in the accompanying Proxy Statement by separate ordinary resolutions.
	2.	A non-binding advisory vote to approve executive compensation.
	3.	Ratify the appointment of PricewaterhouseCoopers LLP (U.S.) as the Company’s independent registered public accounting firm.
4.
Approve receipt of our U.K. audited annual report and accounts and related directors' and auditor's reports for the fiscal year ended December 31, 2021 included in Appendix A to this Proxy Statement (the “Annual Report and Accounts”).

5.
Approve on a non-binding advisory basis our U.K. directors' remuneration report for the fiscal year ended December 31, 2021, contained in the Annual Report and Accounts and included in Appendix A to this Proxy Statement (the “Directors’ Remuneration Report”).

6.
Re-appoint PricewaterhouseCoopers LLP (“PwC U.K.”) as our U.K. statutory auditor under the U.K. Companies Act 2006 to hold office from the conclusion of the Annual Meeting until the conclusion of the next general meeting at which the annual report and accounts are laid before the Company.

	7.	Authorize the Board or the Audit Committee to determine the remuneration of PwC U.K. in its capacity as the Company’s U.K. statutory auditor.

We encourage shareholders to vote as soon as possible. Shareholders of record on the Record Date are entitled to vote in the following ways:
By Internet:	By Telephone:	By Mail:

You can vote your shares online at www.proxyvote.com	In the U.S. or Canada, you can vote your shares by calling +1-800-690-6903.
You can vote by mail by marking, dating and signing your proxy card and returning it in the business reply envelope to Tronox Holdings plc, 263 Tresser Boulevard, Suite 1100, Stamford, Connecticut 06901 U.S.A.

A shareholder of record is entitled to appoint more than one proxy in relation to the 2022 Annual Meeting (provided that each proxy is appointed to exercise the rights attached to different ordinary shares). Such proxy need not be a shareholder of record, but must attend the 2022 Annual Meeting and vote as the shareholder of record instructs for such vote to be counted. The proxy may exercise all or any of a shareholder’s right to attend, ask questions and vote at the 2022 Annual Meeting and need not be a shareholder of Tronox Holdings plc.
This Notice of Annual General Meeting of Shareholders and related proxy materials are being distributed or made available to shareholders beginning on or about March 30, 2022.
By Order of the Board of Directors,

Jeffrey N. Neuman
Senior Vice President,
General Counsel and Secretary
Registered Office: Laporte Road, Stallingborough, Grimsby, North East Lincolnshire, DN40 2PR, United Kingdom

Page
PROXY SUMMARY	1
SUSTAINABILITY AND CORPORATE RESPONSIBILITY	5
PROPOSAL 1 − ELECTION OF DIRECTORS	10
THE BOARD’S ROLE IN RISK OVERSIGHT, OUR BOARD STRUCTURE AND OTHER GOVERNANCE MATTERS	19
2021 NON-EMPLOYEE DIRECTOR COMPENSATION	27
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS	29
DELINQUENT SECTION 16(a) REPORTS	31
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	32
PROPOSAL 2 − ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION (SAY-ON-PAY)	33
COMPENSATION DISCUSSION AND ANALYSIS	35
REPORT OF THE AUDIT COMMITTEE	72
PROPOSAL 3 − RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	73
PROPOSAL 4 − VOTE TO RECEIVE THE ANNUAL REPORT AND ACCOUNTS	75
PROPOSAL 5 − VOTE TO APPROVE, AS A NON-BINDING ADVISORY RESOLUTION, THE U.K. DIRECTORS’ REMUNERATION REPORT FOR THE FISCAL YEAR ENDED DECEMBER 31, 2021	76
PROPOSAL 6 − RE-APPOINTMENT OF OUR U.K. STATUTORY AUDITOR	77
PROPOSAL 7 − AUTHORIZATION OF THE BOARD OR THE AUDIT COMMITTEE TO DETERMINE THE REMUNERATION OF PRICEWATERHOUSECOOPERS LLP AS OUR U.K. STATUTORY AUDITOR	78
GENERAL INFORMATION	79
ADDITIONAL INFORMATION	84
APPENDIX A: ANNUAL REPORT AND ACCOUNTS (WITH DIRECTORS’ REMUNERATION REPORT)	A-1
In the Notice of Annual Meeting and this Proxy Statement, references to “Tronox,” the “Company,” “we,” “us,” or “our” and similar expressions refer to Tronox Holdings plc and “Annual Meeting” refers to the annual general meeting of the shareholders of Tronox Holdings plc, unless the context of a particular reference provides otherwise. In this Proxy Statement, references to “shares” refer to ordinary shares of Tronox Holdings plc.

PROXY SUMMARY
In 2021, Tronox, like all companies and organizations, had to navigate the second year of the global pandemic, as well as ongoing supply chain and inflationary challenges. We are proud in how we overcame these obstacles and in so doing set new records for virtually every metric by which we measure ourselves: sustainability, production, revenue, EBITDA, cash flow, debt reduction and profitability. Our performance in 2021 demonstrates how the integration of the legacy Cristal and Tronox organizations has transformed the Company and solidified our position as the world’s leading vertically integrated producer of titanium dioxide (TiO2).

2021 Highlights
Executive Leadership Changes
In March 2021, following the unexpected retirement of Jeffry Quinn, our former Chief Executive Officer and Chairman of the Board, we reorganized both our executive and Board leadership structures. In accordance with the Board’s pre-existing executive leadership transition plan, John Romano, formerly our Executive Vice President, Chief Commercial and Strategy Officer, and Jean-Francois Turgeon, formerly our Executive Vice President and Chief Operating Officer, were appointed as Co-CEOs, with Mr. Kaufthal assuming the role of Chairman of the Board. Mr. Kaufthal was previously our Lead Independent Director.
The Board is extremely pleased with its selection of John and Jean-Francois as Co-CEOs. They exemplify how leaders working selflessly for the good of Tronox can set a positive “tone at the top” and reinforce positive cultural values like teamwork and partnership. Our results in 2021 give the Board confidence that the Company has in place the right leadership and strategy to deliver long-term, sustainable results for our shareholders.
Capital Allocation and Global Debt Refinancing
During 2021, we repaid approximately $745 million in debt and are on target to achieve our previously announced $2.5 billion gross debt objective well ahead of our 2023 target. More recently, in the first quarter of 2022, we announced actions to achieve the $2.5 billion gross debt target through the launch of a $400 million term loan, the proceeds of which are expected to be used, along with cash on hand, to redeem all of our outstanding $500 million senior secured notes.
In connection with the acceleration of our debt reduction program, in November 2021, the Board authorized the repurchase of up to $300 million of the Company’s ordinary shares through February 2024, as well as announced its intention to increase the annual dividend to $0.50 per share. As part of the Company’s capital allocation priorities, we expect to continue to invest in the business through cost reduction, as well as growth- and vertical integration-related capital expenditures, including projects such as newTRON and Atlas Campaspe.
Key Strategic Capital Projects
Strengthening our balance sheet has not come at the expense of high-value capital expenditures. In 2021, we continued to advance our two most significant capital projects: the Atlas Campaspe mining project in Eastern Australia and what we call “Project newTRON,” a multi-year IT-enabled transformation program that includes both operational and business transformation. Atlas Campaspe will replace our existing Snapper and Ginkgo mines and is expected to sustain our current level of internalization of feedstock. Project newTRON will not only enable us to maintain our position as among the lowest cost producers of TiO2 but also substantially improve the reliability, customer service, cybersecurity and the IT resiliency of our operations.
Exxaro Exit Transaction
In the first quarter of 2021, Exxaro Resources Limited (“Exxaro”) sold its entire share ownership in us, totaling 21,975,315 ordinary shares, in an underwritten secondary offering. As part of such Exxaro transaction, Exxaro exchanged its 26% shareholding in our South African operating subsidiaries which hold our material mining licenses for additional “flip in” ordinary shares in us which were also sold as part of such underwritten offering. As a result, we now own 100% of our South African operating subsidiaries.

PROXY SUMMARY

What We Do and How We Do It
We are the world’s leading integrated manufacturer of TiO2 pigment. We operate titanium-bearing mineral sand mines and beneficiation and smelting operations in Australia, South Africa and Brazil to produce feedstock materials that can be processed into TiO2 for pigment, high purity titanium chemicals, including titanium tetrachloride, and ultrafine TiO2 used in certain specialty applications. It is our long-term strategic goal to be vertically integrated and consume all our feedstock materials in our nine TiO2 pigment facilities located in the United States, Australia, Brazil, U.K., France, the Netherlands, China and the Kingdom of Saudi Arabia. We believe that vertical integration is the best way to achieve our ultimate goal of delivering low cost, high-quality pigment to our TiO2 customers throughout the world. The mining, beneficiation and smelting of titanium bearing mineral sands also creates meaningful quantities of zircon and pig iron, which we also supply to customers around the world.
The following chart highlights our fully integrated business across the TiO2 value chain.

Mineral Sands and Beneficiation
TiO_2 Pigment Process
End Markets
Titanium and Zircon Bearing Sands
Mineral Separation
Rutile
Leucoxene
Ilmenite
Zircon
Activated Carbon
SR Kiln
Synthetic Rutile
Slag Furnaces
Slag
Pig Iron
Chloride Process
Sulphate Process
TiO_2
Filtration and purification
Welding Electrodes
Titanium Tetrachloride: Ti-metal, catalysts, pigments
Coatings (58%)
Plastics (26%)
Paper and Specialty (16%)
Air Emission control
Steel / casting
Ceramics
Chemicals
Refractory / foundry

Shareholder Engagement
At our most recent annual meeting of shareholders held on May 5, 2021, our Say-on-Pay advisory vote passed with the affirmative vote of approximately 96% of the votes cast. We believe the positive Say-on-Pay advisory vote was a reflection of the focus and commitment by the Board and the Company’s Human Resources and Compensation Committee (the “HRCC”) to align our compensation program with the interests of our stakeholders.
During the past year and into 2022, we continued our practice of active engagement with shareholders on many levels. Our Chairman and members of the Tronox executive team interacted frequently with shareholders both in 1:1 meetings and at investor conferences. These interactions were aimed at providing insight and transparency into our financial results, operations and long-term strategy.

PROXY SUMMARY
In terms of shareholder engagement specifically related to compensation, sustainability and governance, we invited our top ten shareholders to meet telephonically with our Chairman and executive leadership team in the late autumn of 2021. Five shareholders representing approximately 25% of our outstanding ordinary shares responded to our invitation and met with the Company.
At those meetings, we discussed a wide range of compensation and Environment, Sustainability and Governance (“ESG”) issues. While our shareholders expressed strong support for our governance practices and executive compensation practices, they encouraged us to continue to make progress in reducing greenhouse gas emissions and meet other environmental targets we set for ourselves. Investors also reiterated the importance of aligning with disclosure standards promulgated by the Sustainability Accounting Standards Board (SASB) and the Task Force on Climate-Related Financial Disclosures (TCFD).

Corporate Governance Highlights
The Board is committed to continually improving its corporate governance processes, practices and procedures. Our governance policies and structures are designed to promote the Board’s thoughtful oversight of Tronox’s business decisions and ensure intelligent risk-taking, with the goal of furthering our long-term strategic goal of being the world’s most vertically integrated and lowest cost producer of TiO2. Highlights include:
✔
Enhanced oversight of ESG by reorganizing the Board committee structure to make the Corporate Governance and Nominating Committee the Corporate Governance and Sustainability Committee with a restated committee charter that requires management to regularly report on key ESG initiatives;

✔
An increasingly diverse Board with the appropriate mix of skills, experience and perspective. Assuming all director nominees are elected at the Annual Meeting, 20% will be women, including the chairperson of our Audit Committee, 50% will be non-U.S. citizens and 10% will be black South Africans. In addition, assuming all director nominees are elected at the Annual Meeting, of the independent directors, 33% will be women;

✔
Separation of Chairman and CEO roles enables our Co-CEOs to focus on managing the Company while our independent Chairman takes a more active role in oversight of management and the Company’s overall corporate governance;

✔
A commitment by 2022 to link disclosure standards promulgated by the Sustainability Accounting Standards Board (SASB) and the Task Force on Climate-Related Financial Disclosures (TCFD) to our annual comprehensive sustainability report meeting the Global Reporting Initiative (“GRI”) Framework for Sustainability Reporting;

✔
Assuming all director nominees are elected at the Annual Meeting, six of our ten Directors will be independent under NYSE listing standards, with the non-independent Directors consisting of our Co-Chief Executive Officers, and the two members appointed by Cristal Netherlands. While such Directors are not deemed to be independent, we believe their interests are aligned with the Company’s as a result of their significant ownership interest in the Company;

✔	Directors are elected annually under a majority voting standard;
✔	All Board Committees are fully independent;
✔	Policy limiting the number of public company boards on which Directors may serve;
✔	Minimum share ownership requirements for Directors and executive officers; and
✔	Anti-Hedging of Company Securities Policy.

PROXY SUMMARY

Executive Compensation Program Highlights
Our executive compensation program is designed to incentivize and motivate our executive officers to manage our business well over the long-term, to drive performance improvements, and to increase shareholder value. The incentive compensation elements of our program are designed to closely align the financial interests of our executive with those of our shareholders. Highlights include:
✔
In 2022, similar to 2021, we will include a reduction in our carbon emissions, measured as tons of CO2 emissions per ton of production, as one of the metrics used to determine the cash bonus payable to our executives. 20% of our annual bonus plan is linked to ESG metric - 15% to safety and 5% to carbon emission reduction;

✔
In response to shareholder feedback, similar to 2021, 50% of the payout under our performance-based long-term incentive plan will again be linked to improvement in ROIC (return on invested capital) over a 3-year period;

✔	Emphasis on performance-based compensation: 77.5% of our Co-CEOs’ target compensation and average of 67.4% of our other NEOs’ target compensation is “at-risk”;
✔	Use of metrics in the annual incentive compensation plans for the Co-CEOs and other NEOs which are expected to drive long-term shareholder value;
✔	Minimum share ownership requirements for the CEO (5x base salary) and other NEOs, (3x base salary) which reinforce our focus on shareholder alignment;
✔	No excise tax gross-up provisions in any change-in-control provisions;
✔	No re-pricing of stock options without shareholder approval;
✔	No cash buyout of underwater options;
✔	Annual review of executive compensation design, market competitiveness, and best practices;
✔	50% of the long-term incentive program equity grants only vest if the Company achieves pre-determined performance metrics (i.e., TSR, ROIC) aligned with shareholder interests; and
✔	Retention of an independent compensation consultant to provide guidance and support to the HRCC.

SUSTAINABILITY AND CORPORATE RESPONSIBILITY
Sustainability has always been a part of how we do business at Tronox. As a vertically integrated company, our operations start with mining, which connects us closely to the land, the environment and the communities in which we operate. We believe this vertical integration gives us a holistic view of our supply chain and its stakeholders, which sets us apart from our competitors.
We believe that we can, and should, take accountability for the economic, environmental and social consequences of our activities, and we need to minimize the unintended consequences of our actions while becoming a more efficient business that creates long-term value.

Environment
When it comes to managing our environmental impact, we begin with the end in mind. We implement innovative technologies and practices at our operating sites to protect our land, water, air and ecosystems today, then rehabilitate our land to preserve the earth’s scarce resources for the future − because we only have one planet.

Employees
We have an uncompromising focus on operating safe, reliable and responsible facilities. It is foundational to our vision to make high-quality products at a low cost in a safe and sustainable manner. We believe investment in the success of our people is an investment in the success of our business.

Responsible Business
Tronox is well positioned to provide value to our customers and shareholders by delivering products that enhance our world by evolving our products to meet our customers’ needs, engaging responsible supply chain partners and having a relentless focus on operational excellence. We believe in earning our privilege to operate each day and are honored to provide value to our customers and shareholders.

Communities
Global vision with local action. We are honored to be trusted with the privilege to operate in our communities around the world. For Tronox, we believe this is more then providing meaningful work for our local people. We strive to be valued contributors to local economies, respect indigenous cultures and support the quality of life in our shared communities.

2021 Accomplishments
Carbon Emission Reduction Roadmap
We announced our roadmap to align our business to a 2° centigrade global warming scenario and meet the global challenge of achieving “net zero” emissions by 2050. Our roadmap covers 100% of our operations and includes short, medium and long-term targets that are supported by a detailed analysis of our carbon footprint and ways to reduce it. The roadmap is not just a paper exercise, but is supported by well-resourced projects and initiatives.
Aligning to a 2°C Scenario and 2050 Net Zero GHG Emissions
Tronox has a detailed, actionable roadmap to reach net zero GHG emissions by 2050
PERIOD	TARGET[1]	HOW WE’LL DO IT
2021	1%	•	In 2021, we achieved a 5% reduction in carbon intensity versus a 2019 baseline.
		•	We exceeded our target by operating more efficiently and focusing on ways to reduce the amount of pet coke used in our chloride pigment process.
2022	9%	•
Our 2022 target contemplates further reductions in carbon intensity by deploying automation technology primarily in our pigment plants which will reduce energy and pet coke use and increased mineral production which will make our operations less carbon intensive.

SUSTAINABILITY AND CORPORATE RESPONSIBILITY
PERIOD	TARGET[1]	HOW WE’LL DO IT
2025	15%	•	Replacing 74% of coal intensive electricity power supply in South Africa with cleaner renewable sources (wind/solar).
		•	Continued optimization/efficiency programs.
		•	Energy management systems.
2030	35%	•	Convert power supply at all our mining sites to cleaner sources.
		•	Electrification of processes.
		•	Carbon capture and storage projects.
		•	Renewable fuel alternatives.
2050	100%	•	Alternative renewable reductants to replace coal, coke and anthracite in our furnaces.
		•	Electrification of mining earthmoving equipment.
		•	Emissions off-setting.
1.	Our targets relate to the carbon intensity of our products measured in tons of carbon per each ton of product. Reductions are measured against a 2019 baseline.
New Power Purchase Agreement
Our most significant emission reduction project which we announced in the first quarter of 2022 is a long-term power purchase agreement with an independent power producer in South Africa to provide 200 MW of solar power (approximately 40% of our South African electricity requirements) to our mines and smelters in South Africa. We expect the project to be fully implemented by the fourth quarter of 2023. We believe this project will ultimately reduce our Scope 1 and 2 global carbon emissions by approximately 13% as compared to our 2019 baseline.
Ecovadis Platinum Rating
We received a Platinum Rating by EcoVadis in recognition of our sustainability efforts. This Platinum Rating places Tronox in the Top 1% of the 85,000 companies evaluated around the world by Ecovadis on their sustainability performance, and the Top 2% in the Basic Chemicals Manufacturing sector. The EcoVadis assessment focuses on four themes: the environment, labor and human rights, ethics, and sustainable procurement. Tronox achieved a 10-point increase in all categories, and a 20-point increase in the environmental category.
EcoVadis is a leading third-party independent assessment organization that evaluates companies' sustainability performance. Their methodology is based on international sustainability standards including the Global Reporting Initiative (GRI), United Nations Global Compact (UNGC) and ISO 26000.
Other Highlights
•
Aligned our reporting to the Sustainability Accounting Standards Board (SASB) Chemicals framework and reaffirmed our intention to disclose carbon emissions information in accordance with the Task Force on Climate-Related Financial Disclosures (TCFD) in our 2021 Sustainability Report;

•	Became a signatory of the United National Global Compact;
•	Established internal Centers of Excellence focused on carbon neutrality, waste, and diversity, equality and inclusion;
•
Launched an internal Global Sustainability Council comprised of senior leaders from Tronox’s key functional groups to drive progress on our various sustainability initiatives and support the Board to make informed decisions on sustainability strategy;

•
Launched new Centers of Excellence programs dedicated to sustainability matters, such as greenhouse gases, waste, energy efficiency, sustainability and culture, where formal, cross-functional teams build on the cumulative experience within Tronox to help address common issues and share best practices and technologies;

SUSTAINABILITY AND CORPORATE RESPONSIBILITY
•
Implemented a Diversity and Inclusion Steering Committee and developed a strategy consisting of three mission drivers: Workforce Reflective of our Communities, Foster an Inclusive Culture, and Develop our Diverse Talent;

•	Launched a Women in Leadership Program consisting of a number of female leaders across our Company; and
•	Our Co-CEOs signed the CEO Action Pledge for Diversity and Inclusion.

Addressing Climate Change
We believe the detailed and substantive roadmap we announced in 2021 for reducing carbon emissions in the short-, medium- and long-term demonstrates Tronox’s commitment to mitigating the impact of climate change. The majority of our GHG emissions are generated from our TiO2 slag furnaces in South Africa, synthetic rutile kiln in Western Australia, and TiO2 pigment plants in the United States, United Kingdom, France, Brazil, China, Netherlands, Australia, and Saudi Arabia.
As mentioned above, we believe switching from coal-based to renewal solar power with respect to our operations in South Africa will ultimately reduce our Scope 1 and Scope 2 global carbon emissions by approximately 13% as compared to our 2019 baseline. Our TiO2 pigment plant in the Netherlands was able to significantly reduce its Scope 2 GHG emissions by importing steam generated from the incineration of renewable waste and we have identified other opportunities to reduce emissions in Western Australia by switching to renewable power. Plant optimization and efficiency measures and initiatives across our supply chain will also contribute to the achievement of our short- and medium-term goals. Longer-term, we are investing in fundamental research and development to improve our feedstock upgrading and TiO2 production technologies to reduce emissions even more.
We are also proud to offer products that help clean our air, such as catalysts for power plants and diesel trucks that leverage the photocatalytic properties of TiO2 to reduce air pollution.

Sustainability and Safety Targets and Goals

The Board recognizes that stakeholder expectations related to sustainability and corporate responsibility are steadily increasing and that robust disclosure is essential for investors to effectively assess the adequacy of our strategy and actions. The Board takes seriously the recommendations of the Task Force on Climate-related Financial Disclosures (TCFD) and the standards put forth by the Sustainability Accounting Standards Board (SASB). Hence, the Board has directed management to achieve the following by the time Tronox publishes its 2021 sustainability report currently scheduled to be published during Q2 2022:
•	Disclose the identification, assessment, management, and oversight of sustainability-related risks in accordance with the four pillars of TCFD; and

SUSTAINABILITY AND CORPORATE RESPONSIBILITY
•	Publish SASB-aligned reporting as a company in the Chemicals Sustainable Industry Classification System.
It is important to us that we continue to improve our disclosure to ensure transparency in our efforts to maintain safe, reliable and responsible facilities. We follow guidance from a range of voluntary global initiatives to more thoroughly address our sustainability impact.
2022 Annual Incentive Plan (AIP) Safety and Emission Reduction Targets
Similar to 2021, the Board approved sustainability and safety metrics as components of the Company’s 2022 AIP. For 2022, 20% of our annual bonus plan will again be linked to ESG metrics – 15% to safety and 5% to carbon emission reduction.
•
Safety component of AIP. The Board believes that the two key metrics for measuring our overall safety performance for purposes of the annual bonus plan should be Disabling Injury Frequency Rate (DIFR) and Total Recordable Injury Frequency Rate (TRIFR), each of which are measured per 200,000 work hours (employees plus contractors).

○In 2021, we had a strong safety performance and exceeded the targets for both DIFR and TRIFR.
○For 2022, the HRCC approved a DIFR target of 0.15 and a TRIFR target of 0.36. In past years, target DIFR and TRIFR have been based on a 10% reduction from the safety targets established with respect to the prior year. Given the significant improvements in our safety performance during the last two years, the Board asked management to establish the 2022 targets at a level at least equal to the best-ever rolling 12-month historical achievement.
2021 SAFETY TARGETS	2021 ACTUAL SAFETY PERFORMANCE
DIFR* OF 0.22	0.19
TRIFR* OF 0.50	0.39
2022 SAFETY TARGETS
DIFR OF 0.15
TRIFR OF 0.36
*	Disabling Injury Frequency Rate (DIFR) and Total Recordable Injury Frequency Rate (TRIFR)
•
Emission reduction component of AIP. We measure carbon intensity of TiO2 (CO2 per ton of TiO2) for Scope 1 (direct emissions from sources owned or controlled by us) and Scope 2 (indirect emissions from purchased energy). For purposes of our 2022 carbon emissions reduction target, similar to 2021, we used 2019 as the “baseline” for CO2 intensity. We believe using pro forma 2019 as the baseline is appropriate as it is our most reliable carbon intensity data due to the closing of the Cristal acquisition in April 2019.

2021 EMISSION REDUCTION TARGETS	2021 ACTUAL EMISSION REDUCTION PERFORMANCE
1.649 tCO2e/t product (represents a 1% reduction against the 2019 baseline)	1.599 tCO2e/t product (represents a 5% reduction against the 2019 baseline)
2022 EMISSION REDUCTION TARGETS
1.543 tCO2e/t product (represents a 9% reduction against the 2019 baseline)

SUSTAINABILITY AND CORPORATE RESPONSIBILITY

Diversity, Equity and Inclusion
Tronox employs approximately 6,500 people across six continents, and we believe it is our rich diversity and exceptional operational and technical expertise that, combined with our mineral resources, positions Tronox as the world's leading vertically integrated manufacturer of titanium dioxide pigment. Recognizing the importance of our human capital, we have made People, Culture and Capabilities one of our five strategic pillars, and placed a priority around developing leaders who will help us effectively (i) acquire, develop and nurture our talent, and (ii) foster a culture with the values that are important to us, starting with safety and an outward mindset. We are committed to creating an organization where leaders foster and encourage a diverse workforce, where people feel valued and respected, have access to opportunities, and in which a variety of different voices are encouraged and heard.
We aim to create an organizational culture underpinned by people operating with an outward mindset, where our employees see others as individuals who matter like they do. An outward mindset means taking others’ needs, challenges, and objectives into account and focusing on collective results. Nearly all of our employees have been through training and development courses to learn about working with an outward mindset. We believe that as our employees have understood the value of living with an outward mindset, they have embraced it. We have seen a transformation in our culture, and also in our results, starting with safety: our people truly care for one another as well as our contractors, visitors and the communities in which we operate. Shaped by an outward mindset, our people have embraced our global diversity and are naturally inclusive.

Values
The following reflect our core values that are we believe are each supportive of strong sustainable practices:
•	We have an uncompromising focus on operating safe, reliable and responsible facilities.
•	We honor our responsibility to create value for stakeholders.
•	We treat others with respect, and act with personal and organizational integrity.
•	We build our organization with diverse, talented people who make a positive difference and we invest in their success.
•	We are adaptable, decisive and effective.
•	We are trustworthy and reliable, and we build mutually rewarding relationships.
•	We share accountability and have high expectations for ourselves and one another.
•	We do the right work the right way in every aspect of our business.
•	We celebrate the joy of working together to accomplish great things.

PROPOSAL 1—ELECTION OF DIRECTORS
Tronox’s business and affairs are managed under the direction of the Board, which assuming all the director nominees are elected at the Annual Meeting, will be comprised of ten members. Six of those members are independent.
The following table provides summary information about each Director nominee, all of whom are currently members of the Board, as well as the expected composition of each Board committee following the Annual Meeting, assuming each Director is re-elected.
DIRECTOR	AGE (1)	DIRECTOR SINCE	CURRENT OCCUPATION	INDEPENDENT	A	HRCC	CG
Ilan Kaufthal	74	2011	Chairman of the Board, Tronox Holdings plc; Eastwind Advisors	X			C
Mutlaq Al- Morished	65	2019	CEO, TASNEE
Vanessa Guthrie	61	2019	Former Managing Director and Chief Executive Officer, Toro Energy Limited	X	M		M
Peter B. Johnston	70	2012	Former Interim CEO, Tronox Limited; Former Global Head of Nickel Assets, Glencore	X	M	M
Ginger M. Jones	57	2018	Former Senior Vice President and CFO, Cooper Tire & Rubber Company	X	C	M
Stephen Jones	60	2019	Former President & CEO, Covanta Holding Corporation	X	M	C
Moazzam Khan	64	2019	Managing Director, Cristal International Holdings B.V.
Sipho Nkosi	67	2012	Former CEO, Exxaro Resources Limited	X		M	M
John Romano	57	2021	Co-Chief Executive Officer
Jean-Francois Turgeon	55	2021	Co-Chief Executive Officer
 (1)  As of March 15, 2022
A	Audit Committee	C	Chairperson
HRCC	Human Resources and Compensation Committee	M	Member
CG	Corporate Governance and Sustainability Committee
Each of the nominees, other than Messrs. Khan and Al-Morished, have been nominated by the Corporate Governance and Sustainability Committee in accordance with our Articles of Association.
Each of the nominees must be elected by a majority of votes cast in favor of the proposal at the Annual Meeting to hold office until their successors are duly named and approved at the next annual general meeting of the Company. Your Board of Directors recommends a vote FOR these nominees by shareholders. Shares represented by proxy will be voted FOR the nominees unless you specify otherwise in your voting instructions.
We expect each nominee for election as a Director to be able to serve if elected. Separate resolutions for the election of each nominee will be submitted for shareholder vote at the Annual Meeting.

Board Diversity and Qualifications
Our Board consists of world-class directors with the diversity of skills, experience, ethnicity, and gender necessary to provide exceptional leadership for Tronox. The selection criteria for our directors includes, among other things:
•	high professional and personal ethics and values consistent with our long-standing values and standards;
•	sufficient time to devote to the Board and our Company; and
•
diversity of ethnicity, gender, background, geographic location and experience including: senior leadership and operating experience in a publicly-listed company; board experience in a publicly-listed company; financial, industrial/mining and/or international expertise.

PROPOSAL 1—ELECTION OF DIRECTORS
We continually assess whether our Board maintains the right balance of skills, experience, diversity and business acumen required for exceptional leadership. The Board believes it brings a diverse set of backgrounds, skills, and experiences to Tronox to provide effective oversight of management and drive Tronox’s strategy forward. Our Board represents a balance of longer-tenured members with in-depth knowledge of our business and newer members who bring valuable additional attributes, skills and experience. The Board has undergone significant refreshment over the last several years to better align the Board’s composition to our long-term strategy and broaden the Board’s perspectives to enhance its performance.
Appropriate Skills and Qualifications
Board Skills and Qualifications	Number of Directors*
Current or Previous Senior Executive Experience	8
Public Company Board Experience	7
Strategic Planning	8
Mining and Chemicals Experience	7
Experience in Regions in Which We Operate	8
Environmental and Sustainability	4
Corporate Governance	5
Finance, Accounting and Risk Management (including Cybersecurity)	4
*	For purposes of the above, we did not include our Co-CEOs, both of whom have decades of experience in the TiO2 industry.

The Board of Directors recommends that shareholders vote “FOR” the election of each of the following nominees:
NAME	AGE (1)	POSITION
Ilan Kaufthal	74	Chairman of the Board
Mutlaq Al-Morished	65	Director
Vanessa Guthrie	61	Director
Peter B. Johnston	70	Director
Ginger M. Jones	57	Director
Stephen Jones	60	Director
Moazzam Khan	64	Director
Sipho Nkosi	67	Director
John Romano	57	Director
Jean-Francois Turgeon	55	Director
 (1)  As of March 15, 2022.

PROPOSAL 1—ELECTION OF DIRECTORS
Cristal Nominees. Upon closing of the Cristal transaction, Cristal Netherlands became our largest single shareholder. Pursuant to the terms of a shareholders agreement with Cristal Netherlands and Cristal which was signed at closing, Cristal Netherlands has the right to nominate two of our directors. Similar to last year, Cristal Netherlands has again nominated Mr. Mutlaq Al-Morished and Mr. Moazzam Khan to stand for re-election. Messrs. Al-Morished and Khan bring a wealth of business experience in the TiO2 and chemical industries and will be of invaluable assistance in managing our operations in Saudi Arabia. Due to their lack of independence under NYSE listing standards, neither gentlemen will serve on any of our committees.
In addition, upon consummation of the Cristal transaction, the Board appointed Dr. Talal Al-Shair as director emeritus for the purpose of providing such consulting and advisory service to the Board as the Board shall request from time to time. Dr. Talal is the founder of Cristal and has extensive experience and knowledge regarding Cristal and industry-related matters.

Biographical Information on our Director Nominees
Set forth below is a description of the backgrounds of the Director nominees. Except as otherwise indicated below, each of our independent directors, other than Mr. Jones and Dr. Guthrie, joined Tronox Holdings plc effective as of March 28, 2019 in connection with the re-domicile transaction which changed our country of incorporation from Australia to the United Kingdom (the “Re-Domicile Transaction”). There are no family relationships among any of our Directors.
Ilan Kaufthal
Director since 2011 Chairman of the Board Chairperson of Corporate Governance and Sustainability Committee Independent Director
Ilan Kaufthal has been Chairman of the Board since March 18, 2021, and a director of Tronox Holdings plc effective as of March 29, 2019, which was the effective date of the Redomicile Transaction. Mr. Kaufthal was appointed Lead Independent Director on March 28, 2019 and served in such capacity until his appointment as Chairman on an interim basis on December 27, 2020. Prior to the Re-Domicile Transaction, Mr. Kaufthal was Non-Executive Chairman of Tronox Limited from June 27, 2017 to March 28, 2019, was its Lead Independent Director from September 6, 2016 to June 27, 2017, a Director since June 15, 2012 and was a Director of Tronox Incorporated from February 2011 until June 15, 2012. He is Chairman of East Wind Advisors, a specialized investment banking firm serving companies in the media, education and information industries. Mr. Kaufthal joined East Wind in 2010 as Chairman, bringing over 30 years of experience as an investment banker and senior corporate executive to the franchise. From 2008 until 2013, Mr. Kaufthal served as Senior Advisor for Irving Place Capital. Until 2008, Kaufthal was a Vice Chairman of Investment Banking at Bear, Stearns & Co and prior to joining Bear, Stearns in 2000, he served for 13 years as Vice Chairman and head of mergers and acquisitions of Schroders & Co. Preceding Schroders, he was with NL Industries and served as its Senior Vice President and Chief Financial Officer. Mr. Kaufthal is the Chairman of IDB Bank NY and serves on the Board of Directors of Macsteel Ltd. Mr. Kaufthal was formerly a director of Cambrex Corporation (NYSE: CBM), a supplier to the pharmaceutical industries, and formerly a director of Quinpario Acquisition Corp 2 (NASDAQ: QPACU), a special purpose acquisition company. He also serves on the Advisory Board of Jerusalem Venture Partners Media Fund and is a Trustee of the Russell Berrie Foundation. He is the Chairman of the Board of the American Friends of Bezalel and a member of the Board of Visitors at Columbia University Medical Center. Ilan holds an MBA from New York University and a BS from Columbia University. Mr. Kaufthal brings to the Board his financial, investment, business skills and previous experience in the titanium dioxide business.

PROPOSAL 1—ELECTION OF DIRECTORS
Mutlaq Al-Morished
Director since 2019 Non-Independent Director
Mutlaq H. Al-Morished has been a director of the Company since April 2019. Mr. Al-Morished is currently the Chief Executive Officer and director of National Industrialization Company (Saudi Stock Exchange: TASNEE), which is a 79% shareholder of Cristal and one of the largest Saudi diversified industrial companies having investments in several fields. Mr. Al-Morished is also the Chairman of the board of National Metal Manufacturing & Casting Co. (Saudi Stock Exchange: “Maadaniyah”) and currently serves as a board member of Aluminium Bahrain BSC (LSE: “ALBH”) and Alinma Bank (Saudi Stock Exchange: “ALINMA”). Mr. Al-Morished was previously a board member of the General Organization of Saudi Arabian airlines and Alinma Tokio Marine (Saudi Stock Exchange: “ALINMATO”). Mr. Al-Morished is also a board member of the Gulf Petrochemical & Chemical Association, a non-profit professional organization, and CITI Group in Saudi Arabia, a privately held company. Prior to joining TASNEE, Mr. Al-Morished was the Executive Vice President of Corporate Finance and Chief Financial Officer of Saudi Basic Industries Corporation (SABIC) from 2004 through 2015. Mr. Al-Morished was also the Vice President of Metals SBU, Executive Vice President of Shared Services, and President of Saudi Petrochemical Company (SADAF) and Saudi Iron & Steel Com (HADEED), consecutively. Mr. Al-Morished previously served as Chairman of the Board of YANSAB, SABIC Capital in the Netherlands, SAUDI KAYAN, SABIC Captive Insurance Limited in the UK, and Alinma Investment Co. He was also a board member of Gulf Bank in Bahrain & the Advisory Board for Economic Affairs of the Supreme Economic Council of Saudi Arabia. Mr. Al-Morished holds a Master of Business Administration degree from Stanford University, a Master of Science degree in Nuclear Engineering from Princeton University, and a Bachelor of Science degree in Nuclear Physics & Mathematics from the University of Denver. Mr. Al-Morished brings to the Board years of extensive senior management, business, and leadership experience in the TiO2 and other chemicals businesses.
Board Candidacy of Mutlaq Al-Morished
•	Mr. Al-Morished is the CEO and a Board member of Tasnee, the parent company of our largest (24%) shareholder, Cristal.
•	Under its shareholder’s agreement, Cristal has the right to nominate two members and has chosen Mr. Al-Morished.
•	Other than his directorship on Tronox, Mr. Al-Morished also serves on the Board of four other Saudi-listed companies, including Tasnee in which he is CEO.
•	Mr. Al-Morished is uniquely positioned to help us succeed in Saudi Arabia where we operate one of our largest facilities and are developing a facility for upgrading TiO2 feedstock.
•	As the CEO of our largest shareholder, Mr. Al-Morished is well positioned to represent all shareholders’ interests.
•	Mr. Al-Morished does not serve on any of the Board committees which reduces the amount of time he needs to effectively carry out his Board responsibilities.
•
During 2021, Mr. Al-Morished stepped down from his directorship on two Saudi listed public companies and we expect that by the time of our annual meeting, Mr. Al-Morished will no longer serve on the Board of Alinma Bank (ALINMA: Saudi Arabia).

•
We expect that by the time of our annual meeting, Mr. Al-Morished will only be a member of the Board of two other Saudi listed public companies, in addition to serving on the Board of Tronox and Tasnee.

The Tronox Board has fully considered that some shareholders have expressed concern over whether given the fact that he is a sitting CEO yet serves on other boards he is deemed “over-boarded”. However, the Board strongly believes that Mr. Al-Morished is an exemplary Board member, fully dedicated to his Tronox board-related responsibilities, and should be re-elected at the 2022 annual general meeting

The Board urges shareholders to vote “FOR” Mr. Al-Morished.

PROPOSAL 1—ELECTION OF DIRECTORS
Vanessa Guthrie, AO
Director since 2019 Audit Committee Corporate Governance and Sustainability Committee Independent Director
Dr. Vanessa Guthrie has been a Director of Tronox Holdings plc since March 28, 2019. Dr. Guthrie is a highly accomplished executive and Board director with a career spanning 30 years in the resources sector across diverse roles in operations, environment, community and indigenous affairs, corporate development and sustainability. From 2013 to 2016, Dr. Guthrie was the Managing Director and Chief Executive Officer of Toro Energy Limited, an Australian uranium mining company (ASX: TOE). In March 2019, Dr. Guthrie was appointed as an advisor to the Australian government’s Australia-India Council on the development of the economic relationship between Australia and India. Dr. Guthrie is also currently a non-executive Director of Santos Limited (ASX: STO) (“Santos”), one of the leading independent oil and gas producers in the Asia-Pacific region, and is a member of Santos’s EHS and Sustainability Committee and People and Remuneration Committee, as well as is currently a non-executive Director of Lynas Rare Earths Limited (formerly Lynas Corporation Limited) (ASX: LYC, OTC: LYSDY), an Australian rare-earths mining company, and is a member of Lynas’ Nomination, Remuneration and Community Committee and the Health, Safety and Environment Committee. In addition, Dr. Guthrie is Deputy Chair and Lead Independent Director of Adbri Limited (formerly Adelaide Brighton Ltd.) (ASX: ABC) (“Adbri”), one of Australia’s leading integrated construction materials and lime producers, and is a member of the Safety, Health and Environment Committee and Chair of Adbri’s People and Culture Committee. Dr. Guthrie is also a non-executive Director of Pro Chancellor of Curtin University where she is chair of the Finance Committee and non-executive Director of Cricket Australia. Dr. Guthrie was previously a non-executive Director of the Australian Broadcasting Corporation. Dr. Guthrie also served previously as Deputy Chair of the Western Australia Cricket Association. Dr. Guthrie has qualifications in geology, environment, law and business management, including a PhD in Geology, and was awarded an Honorary Doctor of Science from Curtin University in 2017 for her contribution to sustainability, innovation and policy leadership in the resources industry. Dr. Guthrie also became an Officer in the Order of Australia in 2021 for distinguished service to the minerals and resources sector, and as a role model for women in business. Dr. Guthrie is a also a member of the Infrastructure Australia Board, Australia’s independent infrastructure advisor established to advise governments, industry and the community on the investments and reforms needed to deliver better infrastructure for all Australians.

PROPOSAL 1—ELECTION OF DIRECTORS
Peter B. Johnston
Director since 2012 Audit Committee Human Resources and Compensation Committee Independent Director
Peter B. Johnston has been a Director of Tronox Holdings plc effective as of the Implementation Date. Prior to the Re-Domicile Transaction, Mr. Johnston was interim CEO of Tronox Limited from May 15, 2017 to November 30, 2017 and had been a Director of Tronox Limited since August 1, 2012. He was appointed Global Head of Nickel Assets for Glencore in May 2013 and held that position until his retirement in December 2015. Previously he was Managing Director and Chief Executive Officer of Minara Resources Pty Ltd from 2001 to 2013. He was Vice Chairman of the Nickel Institute; past Chairman of the Minerals Council of Australia; past President of the Chamber of Minerals & Energy (WA); and past Vice President of the Australian Mines and Metals Association. Mr. Johnston also was a director of Silver Lake Resources Limited (ASX:SLR). He formerly was employed by WMC Ltd between 1993 and 2001, during which he held the position of Executive General Manager with responsibility over nickel and gold operations, Olympic Dam Operations, Queensland Fertilizers Ltd., and human resources. Mr. Johnston is currently a member of the board of NRW Holdings Limited (ASX:NWH), as well as a member of its sustainability, audit and nomination and remunerations committees. Mr. Johnston is also presently the non-executive Chairman of the board of directors of Jervois Global Ltd. (ASX: JRV), a leading cobalt minerals, metals and chemicals company, as well as a member of its audit and remuneration and nomination committees. Mr. Johnston brings to the Board extensive senior management, operating and leadership experience through his business career in the mining industry.
Ginger M. Jones
Director since 2018 Chairperson of Audit Committee Human Resources and Compensation Committee Independent Director
Ginger M. Jones has been a Director of Tronox Holdings plc effective as of March 28, 2019. Prior to the Re-Domicile Transaction, Ms. Jones had been a Director of Tronox Limited since April 4, 2018. Jones served as Vice President and Chief Financial Officer of Cooper Tire & Rubber Company beginning in December 2014 and was promoted to Senior Vice President and Chief Financial Officer in February 2016. Ms. Jones retired from Cooper Tire & Rubber Company in December 2018, where she was responsible for Cooper’s financial operations, investor relations, business information systems and corporate strategic planning. Prior to joining Cooper, Ms. Jones served as Senior Vice President and Chief Financial Officer of Plexus Corp. from 2007 to 2014, and Vice President and Corporate Controller of Banta Corporation from 2002 to 2007. A certified public accountant, Ms. Jones began her career with Deloitte & Touche. Ms. Jones holds a Master of Business Administration from The Ohio State University and a bachelor’s degree in Accounting from the University of Utah. Ms. Jones is a board member of Nordson Corporation (NASDAQ:NDSN), an American multinational corporation that designs and manufactures dispensing equipment for consumer and industrial adhesives, sealants and coating, and currently serves on the audit committee. In addition, Ms. Jones is a board member

PROPOSAL 1—ELECTION OF DIRECTORS
and Chairperson of the audit committee of Holley Inc. (NYSE: HLLY), a leading designer, marketer, and manufacturer of high-performance products for car and truck enthusiasts. Ms. Jones was formerly a member of the board of directors of Libbey Inc. Ms. Jones brings to the Board her financial, accounting and auditing experience and her public company director experience.
Stephen Jones
Director since 2019 Chairperson of Human Resources and Compensation Committee Audit Committee Independent Director
Stephen Jones has been a Director of Tronox Holdings plc since March 28, 2019. From March 2015 through October 2020, Mr. Jones was President, Chief Executive Officer and a director of Covanta Holding Corporation (formerly NYSE: CVA, now owned by private equity), a leading global provider of sustainable waste and energy solutions. Prior to joining Covanta in January 2015, Mr. Jones was employed from 1992 through September 2014 by Air Products and Chemicals, Inc. (“Air Products”), a global supplier of industrial gases and equipment. Mr. Jones held a variety of senior-level management positions at Air Products including in the company’s tonnage gases, equipment, energy and industrial chemicals businesses, culminating with his role as Air Products’ China president based at the company’s office in Shanghai. Mr. Jones is also a member of the board of directors of Badger Infrastructure Solutions Ltd., a Canadian infrastructure solutions company specializing in non-destructive excavation services (TSE: BDGI). Mr. Jones also serves as a special advisor to the supervisory board of Hitachi Zosen Inova AG, a global cleantech company. Prior to joining Air Products in 1992, Mr. Jones practiced corporate law at Dechert LLP in Philadelphia, PA, primarily in the area of mergers and acquisitions. Mr. Jones earned a Bachelor of Science degree in economics from Bloomsburg University of Pennsylvania, a Master of Business Administration with a concentration in finance from Temple University and a law degree from the University of Pennsylvania. In addition, he participated in the INSEAD Advanced Management Program in Fontainebleau, France. Mr. Jones is also a director of the Bloomsburg University Foundation. Mr. Jones’ experience managing and growing domestic and international companies and his business acumen are valuable assets to the Board.
Moazzam Khan
Director since 2019 Non-Independent Director
Moazzam Khan has been a director of the Company since April 2019. In addition to serving on the Board of Directors of Tronox, Mr. Khan serves as the managing director of Cristal International Holdings BV (formerly known as Cristal Inorganic Chemicals Netherlands Cooperateif W.A.). Prior to joining Cristal, Mr. Khan worked for Saudi Basic Industries Corporation (SABIC) for over twenty years and was the Chief Financial Officer of SABIC Capital B.V. from April 2009 to September 2015. At SABIC, Mr. Khan held various leadership roles in Finance, Treasury, Corporate Ratings, Mergers and Acquisitions, Corporate Integration and Restructurings, Taxation and SAP implementations. Prior to SABIC, Mr. Khan worked for KPMG in Saudi Arabia. Mr. Khan was

PROPOSAL 1—ELECTION OF DIRECTORS
the Chairman of the Board of SABIC Luxembourg S.à r.l., and the Managing Board of SABIC Capital B.V. as well as held directorship roles at SABIC International Holdings B.V., SABIC Ventures B.V., SABIC Ventures US Holdings LLC, JVSS Holding Company, Inc., SD Verwaltungs GmbH and Cristal International B.V. Mr. Khan is a fellow member of The Institute of Chartered Accountants in England and Wales (FCA) and holds a degree in Economics as well as leadership and business accreditations from Wharton Business School.
Sipho Nkosi
Director since 2012 Human Resources and Compensation Committee Corporate Governance and Sustainability Committee Independent Director
Sipho Nkosi has been a Director of Tronox Holdings plc effective as of the Implementation Date. Prior to the Re-Domicile Transaction, Mr. Nkosi had been a Director of Tronox Limited since June 15, 2012. Mr. Nkosi is the former Chief Executive Officer of Exxaro Resources. Mr. Nkosi is the independent non-executive chairman of Sasol Limited (NYSE:SSL), an integrated energy and chemical company based in South Africa, and serves as chairman of its corporate governance and nominating committee. Mr. Nkosi is also a director of Sanlam Limited (JSE: SLM), a diversified South African financial services group. Mr. Nkosi is also a co-founder and chairman of Talent10, an investment holding company. He began his career as a market analyst with Ford Motor Company South Africa in 1980 after which he was appointed as marketing coordinator at Anglo American Coal in 1986. He joined Southern Life Association as senior manager, strategic planning in 1992 and the following year accepted the position of marketing manager, new business development at Trans-Natal Coal Corporation, which later became Ingwe Coal Corporation. Mr. Nkosi joined Asea Brown Boveri (South Africa) Ltd. in 1997 as Vice President Marketing and ABB Power Generation in 1998 as Managing Director. He was the founder and chief executive officer of Eyesizwe Holdings and following its merger with Kumba’s non-iron ore resources was appointed Chief Executive Officer of the renamed entity Exxaro Resources Limited in 2007. Mr. Nkosi holds a Bachelor of Commerce degree from the University of Zululand, an Honors degree in Commerce (Economics) from the University of South Africa and a Master of Business Administration from the University of Massachusetts in the United States. In February 2022, the President of South Africa announced that Mr. Nkosi was to be appointed in an advisory capacity to lead a team tasked with identifying and removing governmental red tape aimed at promoting business growth in South Africa. Mr. Nkosi also holds the Advanced Management Diploma from Oxford University. Mr. Nkosi brings to the Board his experiences and skills in growing leading businesses, innovation and strategy, and leadership development.
John Romano
Director since 2021 Co-Chief Executive Officer Non-Independent Director
Mr. Romano has been one of our Co-CEOs and a Director of the Company since March 18, 2021. Prior to such appointment, Mr. Romano was Executive Vice President and Chief Commercial and Strategy Officer since June 2019 and was appointed our interim Co-CEO on December 27, 2020. Prior to such appointment in June 2019,

PROPOSAL 1—ELECTION OF DIRECTORS
Mr. Romano was Senior Vice President and Chief Commercial Officer since October 2014. Before such time he served as our Senior Vice President and President, Pigment and Electrolytic Operations from June 15, 2012 to October 2014; the Executive Vice President of Tronox Incorporated since January 1, 2011 and Vice President, Sales and Marketing of Tronox Incorporated since January 2008. Mr. Romano was an executive officer of Tronox Incorporated during its bankruptcy proceedings, from which it emerged in 2011. Before that he served as Vice President, Sales for Tronox Incorporated from 2005 to January 2008; Vice President, Global Pigment Sales for Tronox LLC from January 2005 to November 2005; Vice President, Global Pigment Marketing for Tronox LLC from 2002 to 2005 and Regional Marketing Manager for Tronox LLC from 1994 to 2002. Mr. Romano started his career with Tronox in September of 1988. Mr. Romano holds a Bachelor’s degree in Accounting from Oklahoma State University.
Jean-Francois Turgeon
Director since 2021 Co-Chief Executive Officer Non-Independent Director
Mr. Turgeon has been one of our Co-CEOs and a Director of the Company since March 18, 2021. Prior to such appointment, Mr. Turgeon was Executive Vice President and Chief Operating Officer since September 2017 and was appointed our interim Co-CEO on December 27, 2020. Before that he served as our Executive Vice President and President of Tronox Titanium Dioxide since January 2014. Prior to joining Tronox, Mr. Turgeon worked for Rio Tinto Group for 24 years, serving as the managing director of Rio Tinto’s iron and titanium business. He is also the former chairman of Richards Bay Mineral in South Africa and Rio Tinto, Fer et Titane, in Canada. Mr. Turgeon holds a Bachelor’s degree in chemical engineering from Université Laval and a Master’s degree in hydrometallurgy from McGill University.

The Board’s Role in Risk Oversight, Our Board Structure and Other Governance Matters
Tronox’s Board as a whole takes a uniquely active, hands-on role in the risk oversight function. The Board sees its primary functions as setting the right “tone at the top” and promoting strong governance at every level of the enterprise. Management control is the first line of defense to identify and mitigate not only commercial and financial risks but the wide range of environmental and sustainability risks that can derail a company like Tronox.

Enterprise Risk Management
Our entire Board provides oversight to the Vice President, Internal Audit in managing the ERM process. Early in the process, each of our Board members is invited to meet 1:1 with the Co-Chief Executive Officers, Chief Financial Officer, General Counsel and Vice President, Internal Audit to discuss the Company’s most significant risks and the effectiveness of the mitigation plans intended to address those risks. Feedback from our directors is used to help identify key risks and improve the effectiveness of the mitigation activities.
After the ERM process is complete, the Vice President, Internal Audit and other key “risk owners” presents the results of the analysis to the full Board typically at its February meeting. A more in-depth discussion on key risks is led by the key “risk owner” as part of the Board’s ERM discussion. Frequently, these reviews lead to requests for additional work and analysis on sub-components of each risk.

Oversight of ESG
Our ESG efforts are overseen by our Board and its various committees, with the Corporate Governance and Sustainability Committee now primarily responsible for oversight of environmental, health, safety and sustainability. Management now regularly briefs the Corporate Governance and Sustainability Committee on ESG topics covering risks and opportunities, impacts, and strategies. With the ever-growing importance of the “social” aspect within ESG, our Board and the Human Resources and Compensation Committee play important roles in overseeing critical topics such as gender and diversity metrics.
The Board
Our Board is responsible for ensuring EHS&S risks and opportunities are integrated into our overall long-term strategy.
Corporate Governance and Sustainability Committee
•	Primarily responsible for EHS&S oversight, including reviewing and assessing the Company’s processes and procedures with respect to its EHS&S program and initiatives.
•	Annually reviews the Company’s short-, medium- and long-term EHS&S goals and targets, including greenhouse gas reduction targets.
•	Collaborates with the HRCC on establishing annual EHS&S targets for inclusion in the Company’s annual incentive plan.
•	Annually evaluates the adequacy and effectiveness of the Company’s enterprise risk management process relating to identifying and managing EHS&S risks.
Human Resources and Compensation Committee
•	Oversees corporate culture and employee relations topics, including inclusion and diversity initiatives, pay equity, and well as compensation philosophy and succession planning.
•	Reviews shareholder sentiment and perspectives, which includes an increasing focus on EHS&S matters, to ensure alignment and engagement.

The Board’s Role in Risk Oversight, Our Board Structure and Other Governance Matters

Cybersecurity
Cybersecurity and the resiliency and sustainability of our information systems is a risk which the entire Board monitors carefully. In addition to being a part of the annual ERM discussion, our Chief Information Officer and Director, IT Security reports to the entire Board at least once per annum --- and in 2021 twice --- on how the Company identifies and mitigates information security risks.
In addition, our General Counsel periodically updates the Board on best practices related to Board oversight of cybersecurity and disclosure. As a result, with the strong support of the Board, in 2020 Tronox established an IT Security Council to help set corporate risk tolerance and related policy. The council is chaired by the General Counsel and managed by our Director, IT Security with senior level representation from key functions and business units. The Board believes that the substantial investments being made by the Company in a multi-year operational and business transformation program which we call “Project newTRON” will continue to advance the cybersecurity protection and IT capabilities of the Company.

Audit Committee
The Audit Committee oversees the management of risks related to the Company’s financial performance and financial statements, the financial reporting process and internal controls, internal and external audit functions, tax and accounting matters, anti-bribery and corruption, and other exposures. The primary responsibilities of the Audit Committee are to:
•	Oversee the accounting and financial reporting processes of the Company as well as its affiliated and subsidiary companies, as well as oversee the internal and external audit processes;
•
Assist the Board in fulfilling its oversight responsibilities by reviewing the financial information which is provided to shareholders and others, and the system of internal controls which management has established;

•	Oversee the Company’s independent registered public accounting firm, including their independence and objectivity; and
•
Review with management and our independent registered public accounting firm financial risk exposures, including risks related to financial reporting, tax, accounting, disclosure, internal control over financial reporting, financial policies and credit and liquidity matters, steps taken to manage those exposures and our Company’s risk tolerance in relation to our overall strategy

However, the committee members are not acting as professional accountants or auditors, and their functions are not intended to duplicate or substitute for the activities of management and our independent registered public accounting firm. The Audit Committee is empowered to retain independent legal counsel and other advisors as it deems necessary or appropriate to assist the Audit Committee in fulfilling its responsibilities, and to approve the fees and other retention terms of the advisors. The Company maintains an internal audit function to provide management and the Audit Committee with ongoing assessments of the Company’s risk management processes and system of internal control.
The Audit Committee is currently comprised of four members, each of whom was elected by the Board of Directors. Ginger Jones, because of her accounting background and extensive financial experience, meets the NYSE listing standard of having accounting or related financial management expertise and the SEC definition of an “Audit Committee financial expert”. Each of the other members of our Audit Committee has financial management experience or is financially literate. Each committee member meets the additional independence requirements for members of an Audit Committee under the NYSE Corporate Governance Rules.

The Board’s Role in Risk Oversight, Our Board Structure and Other Governance Matters

Human Resources and Compensation Committee
The HRCC has oversight responsibility with respect to the risks relating to the design and implementation of our compensation and benefit plans. In addition, the HRCC administers our executive compensation program and assists the Board in fulfilling its oversight responsibilities with respect to the compensation we pay to our executive officers. Among its duties, the HRCC:
•	Evaluates and determines the salary, incentives and benefits making up the total compensation of our Co-CEOs and other executive officers;
•	Reviews and monitors management succession planning and development, including promotability of all officers;
•
Defines the terms and conditions, including performance metrics, for the stock options, restricted shares/units and other long-term equity awards for our executive officers and approves all grants made to the executive officers;

•	Reviews and approves the annual corporate goals and objectives of our Co-CEOs; and
•	Considers industry conditions, relevant market conditions and our prospects and achievements when making recommendations with respect to compensation matters.
Each member of the HRCC is independent as defined by SEC rules and NYSE listing standards and is a “non-employee director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended (“Exchange Act”) and an “outside director” as defined in Section 162(m) of the Internal Revenue Code.

Corporate Governance and Sustainability Committee
The Corporate Governance and Sustainability Committee’s focus is to ensure that the Board has the policies, practices and procedures in place to adequately oversee risk through board membership and structure, succession planning for our Directors, and corporate governance more generally. In addition, the Corporate Governance and Sustainability Committee promotes, supports, monitors and assesses the Company’s corporate social responsibility and sustainability programs, including environmental, health and safety initiatives.
The Corporate Governance and Sustainability Committee assists the Board with respect to the following governance-related matters:
•	the organization and function of the Board;
•	corporate governance principles applicable to the Company;
•
the Company’s policies and programs that relate to matters of corporate responsibility, including oversight of the Company’s political advocacy activities and the activities of the Company’s political action committee;

•	the structure, format and frequency of Board meetings;
•	remuneration of non-executive Directors; and
•
if and when the Board determines to recruit new members, establishing the requirements, qualities and characteristics such new Board members should possess and obtaining suitable candidates for the Board to select.

The Corporate Governance and Sustainability Committee has not formally established any specific, minimum qualifications that must be met by each candidate for the Board or specific qualities or skills that are necessary for one or more of the members of the Board to possess.

The Board’s Role in Risk Oversight, Our Board Structure and Other Governance Matters
Sustainability-Related Oversight by the Corporate Governance and Sustainability Committee
The Corporate Governance and Sustainability Committee also assists the Board with respect to the following environmental, health, safety and sustainability (EHS&S) matters:
•
considers the corporate social responsibility and sustainability issues that may have strategic, business and reputational implications for the Company and ensure that the Company’s strategic plan and business goals have adequately considered the Company’s corporate social responsibility and sustainability policies, priorities and plans;

•	monitors the process for preparing the Company’s annual sustainability report and reviews, and is consulted on, such report prior to its publication;
•
annually reviews the Company’s short-, medium- and long-term EHS&S goals and targets, including greenhouse gas reduction targets, as well as collaborate with the Human Resources and Compensation Committee on establishing annual EHS&S targets for inclusion in the Company’s annual incentive plan; and

•	annually evaluates the adequacy and effectiveness of the Company’s enterprise risk management process relating to identifying and managing EHS&S risks.

Board Leadership Structure
Chairman of the Board of Directors
Since March 2021, Mr. Ilan Kaufthal has served as our non-executive Chairman of the Board of Directors. The Board believes that this leadership structure, in which the roles of Chairman and CEO are separated, best serves the Board’s ability to carry out its roles and responsibilities on behalf of the Company’s shareholders and other stakeholders, including its oversight of management, and the Company’s overall corporate governance.
The Company’s Articles of Association allows the roles of Chairman of the Board and Chief Executive Officer to be filled by the same or different individuals. The Board does not have a policy on whether the roles of Chairman of the Board and Chief Executive Officer should be separate or combined. This approach gives the Board flexibility to determine whether the two roles should be separate or combined based on the Company’s needs and the Board’s assessment of the Company’s leadership from time to time. However, if the Chairman of the Board and the Chief Executive Officer roles are vested in the same person then the Board considers it to be useful and appropriate that an independent lead director be designated to perform such duties, and have specific responsibilities, as described in the Company’s Corporate Governance Guidelines. For the foreseeable future, the Board intends to vest the Chairman role in one of the independent Board members.
As Chairman, Mr. Kaufthal presided over numerous executive sessions in which the Directors met without the presence of the Company’s executive management team, including the Co-CEOs. At these executive sessions, the Directors review, among other things, the performance of the Company’s management. In fiscal year 2021, the Directors met in executive session 11 times.
The Company’s Corporate Governance Guidelines, a copy of which is available on Tronox’s website at www.tronox.com, under “Investors - Governance,” sets forth the policy and procedure with respect to meetings of non-management Directors and the role, if applicable, of lead independent Directors at such executive sessions, including the procedure by which a lead independent Director is chosen.

Human Resources and Compensation Committee Interlocks and Insider Participation
During the fiscal year ended December 31, 2021, none of our HRCC members: (i) have ever been an executive officer or employee of our Company; or (ii) is or was a participant in a “related person” transaction in fiscal year 2021. During the fiscal year ended December 31, 2021, no executive officer of our Company served on the compensation committee (or its equivalent) or board of directors of any company that has an executive officer that serves on the Board or our HRCC.

The Board’s Role in Risk Oversight, Our Board Structure and Other Governance Matters

Code of Ethics and Business Conduct
Tronox’s Code of Ethics and Business Conduct (the “Code of Conduct”) applies to all officers, directors and employees of Tronox as well our agents, suppliers, contractors and other partners who are providing goods and services to Tronox or acting on our behalf. The purpose of the Code of Conduct is to ensure that Tronox conducts business ethically, honestly, and in full compliance with applicable laws and regulations. This applies to every business decision in every area of the company worldwide.
The Code of Conduct is available on the Company’s website at https://investor.tronox.com/governance/governance-documents. If the Company makes any substantive amendments to the Code of Conduct or grants any waiver from a provision of the Code of Conduct to any executive officer or Director, the Company will promptly disclose the nature of the amendment or waiver on our website.

Corporate Governance Guidelines
Tronox has adopted a set of Corporate Governance Guidelines which address qualifications for members of the Board, Director responsibilities, Director access to management and independent advisors, Director compensation and many other matters related to the governance of the Company. The Corporate Governance Guidelines are available on Tronox’s website at www.tronox.com, under “Investors - Governance.”

Director Independence
The listing standards of the NYSE, as well as our Corporate Governance Guidelines, require that a majority of the Board be comprised of independent directors. For a director to be considered independent under these standards:
•	The director must meet the bright–line independence tests under the listing standards of the NYSE; and
•
The board must affirmatively determine that the director otherwise has no material relationship with us, directly or as a partner, shareholder or officer of an organization that has a relationship with us.

Based on these standards, the Board has affirmatively determined that all of the current Directors, except for Messrs. Romano, Turgeon, Al-Morished and Khan, are independent. The Board based these determinations primarily on a review of the responses of our Directors to questions regarding employment and compensation history, affiliations and family and other relationships and on discussions with the Directors.

Majority Vote Standard
Pursuant to our Articles of Association, we have adopted a majority vote standard for the election of our Directors. Each Director shall be elected if such Director receives a majority of the votes cast by the holder of shares present in person or represented by proxy at the meeting and entitled to vote. For this purpose, a “majority of the votes cast” shall mean that number of votes cast “for” a Director’s election exceeds the number of votes cast “against” that Directors’ election.

Over-boarding Policy
Our Corporate Governance Guidelines limit the number of public company directorships Board members may hold. Specifically, a Director cannot sit on the board of directors of more than five public companies (including the Company’s Board); however, any Director who is a chief executive officer of a public company cannot sit

The Board’s Role in Risk Oversight, Our Board Structure and Other Governance Matters
on more than two public company boards (other than the company for which he or she serves as the chief executive officer). All Directors, other than Mr. Al-Morished, are in compliance with this policy. However, as stated elsewhere in this Proxy Statement, the Board believes that there are unique circumstances with respect to Mr. Al-Morished’s appointment to our Board even though he is also the CEO of Tasnee and on the board of multiple Saudi-listed companies. After fully considering the matter, the Board strongly believes that Mr. Al-Morished is an exemplary Board member, fully dedicated to his Tronox board-related responsibilities, and should be re-elected at the 2022 annual general meeting.

Share Ownership Guidelines
We have share ownership guidelines that apply to each of our Co-CEOs, all executive officers and all other direct reports of the Co-CEOs at the Vice President level, as well as our Directors. The guidelines ensure that executives and Directors are aligned with the interests of our shareholders by requiring them to hold significant levels of Company stock. All shares owned outright and 60% of time-based restricted share units count towards share ownership. Unvested performance-based restricted share units do not count towards share ownership. Executives and Directors have five years to reach their ownership guidelines.
Additionally, in the fourth quarter 2018, the HRCC amended the share ownership guidelines such that once a covered person has satisfied their respective share ownership guidelines, a decrease in the Company’s share price will not be considered to result in non-compliance on a subsequent determination date as long as such covered person holds the guideline or greater number of shares held at the time the guidelines were initially met.
The ownership guidelines are as follows:
POSITION	PERCENTAGE OF BASE SALARY
Co-Chief Executive Officer	500%
Executive Officers	300%
Other Direct Reports of the Co-CEOs at VP Level and Above	100%
Percentage of Annual Cash Retainer
Non-employee Directors	500%
As of the date of this Proxy Statement, all of our NEOs, other than Mr. Srivisal have met their ownership guideline. In addition, as of the date hereof, each of our non-executive director nominees have met their ownership guideline.

Claw-back Policy
The Company has adopted a recoupment or “Claw-Back” Policy for executives, including all the NEOs. This policy allows for claw-back of incentive compensation, from both the annual and long-term plans, if payments pursuant to those plans were based on financial results that were subsequently restated due to fraud or intentional misconduct and the payment was greater than it would have been if calculated based on the accurate financial statements.

Anti-Hedging Policy
The Company has adopted a policy prohibiting Directors, executive officers, employees on our restricted trading list and related persons thereto from hedging or entering into monetization transactions or similar arrangements with respect to Company securities. This policy was established in order to avoid the appearance of improper or inappropriate conduct by any such Director, executive officer, employee or related person.

The Board’s Role in Risk Oversight, Our Board Structure and Other Governance Matters
In addition, all Directors, executive officers, employees on our restricted trading list and related persons thereto are prohibited from engaging in short sales of our securities. Further, such individuals are prohibited from buying or selling puts or calls or other derivative securities on the Company’s securities.

Political Contributions
Our Code of Conduct prohibits us from using any corporate funds to make political contributions, whether direct or indirect.

Board Meetings and Committees
During 2021, the Board of Directors held a total of 12 meetings, substantially all of which were held telephonically as a result of COVID-19 travel restrictions. The average attendance at meetings of the Board and committees during 2021 was approximately 99%. All Directors attended at least 90% of the aggregate of the total number of meetings of the Board of Directors and the committees of the Board of Directors on which they served that were held during the aforementioned period.
The Board of Directors has established three committees: a Corporate Governance and Sustainability Committee, a Human Resources and Compensation Committee and an Audit Committee. During 2021, the Corporate Governance and Sustainability Committee held a total of 5 meetings, the Human Resources and Compensation Committee held a total of 5 meetings, and the Audit Committee held a total of 9 meetings. Each such committee is governed by a written charter, and a current copy of each such charter is available on Tronox’s website at www.tronox.com, under “Investors - Governance”.
The table below provides current membership for each of the Board committees.
NAME	AUDIT	HUMAN RESOURCES AND COMPENSATION	CORPORATE GOVERNANCE AND SUSTAINABILITY
Ilan Kaufthal			C
Mutlaq Al-Morished
Vanessa Guthrie	M		M
Peter B. Johnston	M	M
Ginger M. Jones	C	M
Stephen Jones	M	C
Moazzam Khan
Sipho Nkosi		M	M
John Romano
Jean-Francois Turgeon
C	Chairperson
M	Member

The Board’s Role in Risk Oversight, Our Board Structure and Other Governance Matters

Annual Board and Committee Self-Evaluations
Annual Board Self-Evaluations
The Board conducts an annual self-evaluation that is intended to determine whether the Board, its committees, and each member of the Board are functioning effectively, and to provide an opportunity to reflect upon, and improve, processes and effectiveness. The self-evaluations provide each director with an opportunity to assess the effectiveness and performance of the Board, its committees, as well as topics such as, among others, Board and committee composition and refreshment; timing, agenda, and content of Board and committee meetings; Board dynamics and function; and executive succession planning. A summary of the results is presented to the Board on an anonymous basis, identifying any themes or issues that have emerged. The Board considers the results and ways in which Board processes and effectiveness may be improved.
Annual Committee Self-Evaluations
Each committee conducts its own annual self-evaluation and reports the results to the Board. Each committee’s evaluation includes an assessment of the committee’s compliance with the committee’s charter, as well as ways in which committee processes and effectiveness may be improved.

Communications with the Board of Directors
The Board of Directors has established a process to receive communications from shareholders and other interested parties. Shareholders and other interested parties may contact any member (or all members) of the Board of Directors, including Mr. Ilan Kaufthal, our Chairman of the Board, any Board committee or any chair of any such committee by mail or electronically. To communicate with the Board of Directors, the non-management independent Directors, any individual Directors or committee of Directors, correspondence should be addressed to the Board of Directors or any such individual Directors or committee of Directors by either name or title. All such correspondence should be sent to Tronox Holdings plc, c/o Corporate Secretary, 263 Tresser Boulevard, Suite 1100, Stamford, Connecticut 06901, USA with a request to forward the same to the intended recipient. To communicate with the Board of Directors electronically, shareholders and other interested parties should go to our website at www.tronox.com. Under the heading “Investors – Governance – Contact the Board” you will find an on-line form that may be used for writing an electronic message to the Board of Directors. In general, all communications delivered to the Company’s Corporate Secretary for forwarding to the Board of Directors or specified members will be forwarded in accordance with the shareholder’s instructions. However, the Company’s Corporate Secretary reserves the right not to forward to members any abusive, threatening or otherwise inappropriate materials.

2021 NON-EMPLOYEE DIRECTOR COMPENSATION
Non-employee directors receive compensation for Board service, which is designed to fairly compensate them for their Board responsibilities and align their interests with the long-term interests of shareholders. The Corporate Governance and Sustainability Committee, which consists solely of independent directors, has the primary responsibility to review and consider any revisions to non-employee directors’ compensation.
The principal components of our non-employee directors’ compensation are as follows:
•	Each non-employee director receives:
○An annual cash retainer of $75,000 for service on the Board of Directors payable quarterly in arrears; and
○An annual equity grant of time-based restricted share units (RSUs) with a grant value of $150,000 that is granted on the date of the Company’s annual general meeting (AGM) of shareholders and vests the earlier of (a) the date of the next annual general meeting of shareholders or (b) May 31st of the year following the grant date (assuming such individual is a Board member at the time of vesting). Dividend equivalents accrue and are paid when the RSUs vest.
•
A non-executive Chairman of the Board will receive an additional annual retainer of $120,000. A Lead Independent Director (in the situation whereby the Chairman of the Board role is held by an executive of the Company) will receive an additional annual retainer of $50,000;

•	The chairman of the Audit Committee will receive an additional annual retainer of $50,000;
•	The chairman of the HRCC will receive an additional annual retainer of $20,000;
•	The chairman of the Corporate Governance and Sustainability Committee will receive an additional annual retainer of $20,000;
•
A committee member of each of the Audit Committee, HRCC, Corporate Governance and Sustainability Committee, or any other committee established by the Board of Directors, respectively, who is not serving as chairman of such committee, will receive an additional annual committee retainer of $15,000; and

•
The Company also maintains certain tax equalization and other tax-related benefits for Directors to mitigate or eliminate additional incremental tax burden as a result of conducting business in the UK.

On December 27, 2020, Jeffry N. Quinn requested a leave of absence and the Board approved the appointment of Mr. Kaufthal as Interim Chairman of the Board and adjusted his compensation package as follows:
•	Increased his annual retainer of $50,000 (as Lead Director) by $70,000 to equal the annual retainer for the role of non-executive Chairman of the Board ($120,000);
•	Added a monthly cash stipend of $15,000 for the additional work he assumed mentoring the Co-CEOs (to be evaluated quarterly by the Board); and
•
Approved a one-time equity grant on December 28, 2020 of time-based RSUs with a grant value of $150,000 that would vest the earlier of: (1) the conclusion of the Interim Co-CEO period or (2) six months.

The Board approved the foregoing changes to Mr. Kaufthal’s compensation in recognition of the significant contribution made by Mr. Kaufthal to ensure a smooth leadership transition after Mr. Quinn’s request to take a leave absence and then Mr. Quinn’s retirement from the Company on March 18, 2021. On March 18, 2021, the Board approved the appointment of Mr. Kaufthal to the role of Chairman of the Board on a go-forward basis and his one-time equity award that was granted on December 28, 2020 vested on such appointment. In addition, on a go-forward basis, the Board recognizes the important role that Mr. Kaufthal’s active involvement will continue to play in guiding the Company. Given the Co-CEO structure and that both Messrs. Turgeon and Romano are first-time CEOs, Mr. Kaufthal has been extraordinarily active in wide range of Tronox matters such as:
•	Guiding an aggressive de-leverage effort which has reduced Tronox’s net leverage ratio from 4.1x on January 1, 2021 to 2.5x as of December 31, 2021;
•	Providing guidance and advice on capital markets and other strategic issues;

2021 NON-EMPLOYEE DIRECTOR COMPENSATION
•	Helping drive Tronox’s carbon reduction initiatives and other sustainability efforts; and
•	Orchestrating a Board committee restructuring to provide enhanced oversight of ESG.
Each quarter, the Corporate Governance and Sustainability Committee meets in executive session without Mr. Kaufthal present to review his performance in the prior quarter to ensure that his compensation package remain appropriate and commensurate with his activities on behalf of Tronox.
The following table sets forth the total compensation for the year ended December 31, 2021 paid to our non-employee Directors during 2021.
NON-EMPLOYEE DIRECTOR COMPENSATION FOR 2021
NAME	FEES EARNED OR PAID IN CASH ($)(1)	STOCK AWARDS ($) (2)	ALL OTHER COMPENSATION ($)	TOTAL ($) (3)
Ilan Kaufthal (4)	397,696	164,478	—	562,174
Mutlaq Al-Morished	75,000	164,478	—	239,478
Vanessa Guthrie	105,000	164,478	—	269,478
Peter B. Johnston	105,000	164,478	—	269,478
Ginger M. Jones	140,000	164,478	—	304,478
Stephen Jones	110,000	164,478	—	274,478
Moazzam Khan	75,000	164,478	—	239,478
Sipho Nkosi	105,000	164,478	—	269,478
(1)	Amounts reported in this column include quarterly cash fees paid in arrears. For Mr. Kaufthal, this column also includes a total of $181,935 paid as cash stipend.
(2)
Amounts reported in this column represent the aggregate grant date fair value for restricted shares units granted to each Director in 2021 computed in accordance with the share-based compensation accounting guidance under ASC Topic 718. Each Director received the annual equity grant on the date of the Company’s annual general meeting of shareholders (on May 5, 2021) that vests the earlier of (a) the date of the next annual general meeting of shareholders or (b) May 31st of the year following the grant date (assuming such individual is a Board member at the time of vesting). As such, on May 5, 2021, each Director received a grant of 7,038 restricted share units, reflecting the annual equity grant value of $150,000 divided by the ten (10) day average closing price for the Company’s shares prior to the grant date of $21.31 and valued at the NYSE closing price on May 5, 2021 of $23.37. Dividends will be accrued on all restricted share units until the units vest and will be paid at that time. As of December 31, 2021, each non-employee Director held 7,038 unvested restricted share units.

(3)
Amounts reported below are excluded from this column. The Company maintains certain tax equalization and other tax-related benefits for Directors to mitigate or eliminate additional incremental tax burden as a result of the Company’s corporate reorganization that occurred in the first quarter of 2017, when Tronox Limited became managed and controlled in the United Kingdom, and all of our Board meetings were held in the UK. Although all of our directors are non-resident UK taxpayers, they are liable for UK tax on items such as accommodations and meals while conducting business in the UK that are not considered taxable benefits in the US. Because of these unusual circumstances, the Company pays the cost to prepare their UK income tax filings, provides tax reimbursements associated with the UK travel-related expenses and cost of the UK tax filing, and may make certain tax equalization payments (although none were required and paid in 2021) as reflected in the table below (based on December 31, 2021 Fx rate). In 2021, as a result of COVID travel restrictions, no Board meetings took place in the UK, however tax preparation services were continued for Mr. Khan for tax equalization continuity purposes since he personally files a UK tax return. While the Company anticipates that only some of our future Board meetings will take place in the UK, we intend to continue to mitigate or eliminate any associated incremental tax burden our Directors might incur as a consequence of those meetings.

NAME	UK Tax Preparation ($)	Tax Reimbursements ($)	Total ($)
Ilan Kaufthal	—	—	—
Mutlaq Al-Morished	—	—	—
Vanessa Guthrie	—	—	—
Peter B. Johnston	—	—	—
Ginger M. Jones	—	—	—
Stephen Jones	—	—	—
Moazzam Khan	2,436	—	2,436
Sipho Nkosi	—	—	—
(4)	Mr. Kaufthal was appointed Chairman of the Board on March 18, 2021.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
The following table shows information regarding the beneficial ownership of shares of Tronox Holdings plc as of March 14, 2022 by:
•	Each current Director and Nominee of Tronox Holdings plc;
•	The current Co-CEOs and each named executive officer;
•	All persons currently serving as Directors and executive officers of Tronox Holdings plc, as a group; and
•	Each person known to us to own beneficially 5.0% or more of Tronox Holdings plc outstanding shares.
Beneficial ownership and percentage ownership are determined in accordance with the SEC’s rules and regulations. To our knowledge, except as indicated in the footnotes to this table and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of Tronox Holdings plc shown as beneficially owned by them. The table is based on 156,059,772 shares outstanding as of March 14, 2022. All information concerning security ownership of certain beneficial owners is based upon filings made by such persons with the SEC or upon information provided by such persons to us. Unless otherwise noted below, the address for each beneficial owner listed in the table below is: c/o Tronox Holdings plc, 263 Tresser Boulevard, Suite 1100, Stamford, Connecticut 06901, USA.
NAME AND ADDRESS OF BENEFICIAL OWNER	NUMBER OF ORDINARY SHARES BENEFICIALLY OWNED	% OF TOTAL OWNED
5% Shareholders
Cristal International Holdings B.V. Strawinskylaan 1543, Tower C, fifteenth floor, 1077 XX Amsterdam, the Netherlands	37,580,000	24.1%
FMR LLC (1)	15,052,727	9.6%
The Vanguard Group (2)	11,287,138	7.2%
BlackRock, Inc. (3)	7,805,676	5.0%
Named Executive Officers and Directors (4)
Jean-Francois Turgeon	564,946	*
John Romano	672,560	*
Timothy Carlson	266,816	*
Jeffrey Neuman	134,786	*
D. John Srivisal	41,664	*
Russell Austin	55,228	*
Ilan Kaufthal	243,585	*
Mutlaq Al-Morished	42,621	*
Vanessa Guthrie	38,510	*
Peter B. Johnston	118,321	*
Ginger M. Jones	71,766	*
Stephen Jones	43,110	*
Moazzam Khan	32,654	*
Sipho Nkosi	37,094	*
All Executive Officers, Directors and Nominees as a group (17 persons)	2,436,232	1.6%
(1)
Information regarding FMR LLC is based solely on the Amendment to the 13G filed with the SEC on February 9, 2022 for the calendar year ended December 31, 2021. FMR LLC has the sole power to dispose of or to direct the disposition of 15,052,727 of the ordinary shares and the sole power to vote or direct the vote of 3,143,275 of the ordinary shares. The filing reports that Abigail P. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. The address of FMR LLC is 245 Summer Street, Boston, MA 02210.
(2)
Information regarding The Vanguard Group, Inc. is based solely on the Amendment to the 13G filed with the SEC on February 10, 2022 for the calendar year ended on December 31, 2021. The Vanguard Group, Inc. has the shared power to vote or direct the vote of 105,365 of the ordinary shares, the sole power to dispose of or to direct the disposition of 11,085,109 of the ordinary shares and the shared power to dispose or to direct the disposition of 202,029 ordinary shares. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.

(3)
Information regarding BlackRock, Inc. is based solely on the 13G filed with the SEC on February 4, 2022 for the calendar year ended on December 31, 2021. Blackrock, Inc. has the sole power to vote or direct the vote of 7,588,279 of the ordinary shares and the sole power to dispose or to direct the disposition of 7,805,676 of the ordinary shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(4)
Shares listed for each Executive Officer, Director and Nominee includes: (i) shares owned by the individual (ii) shares subject to options that are exercisable within 60 days of March 14, 2022 and (iii) restricted share units that will vest within 60 days of March 14, 2022. Shares subject to options that are exercisable within 60 days include: Jean-Francois Turgeon, 33,333; and John Romano, 141,299 and 174,632 for all Executive Officers as a group. None of these options contain an exercise price lower than our share price as of March 14, 2022 of $19.02. Shares scheduled to vest within 60 days of March 14, 2022 include 7,038 restricted share units for each of our non-employee Directors.

DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires our Directors and executive officers, among others, to file with the SEC and NYSE an initial report of ownership of our stock on Form 3 and reports of changes in ownership on Form 4 or Form 5. Persons subject to Section 16 are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file. As a matter of practice, our staff assists our executive officers and Directors in preparing initial ownership reports and reporting ownership changes, and typically files those reports on their behalf. Based solely on a review of the copies of such forms in our possession and on written representations from reporting persons, we believe that during fiscal year 2021 all of our covered officers and Directors filed the required reports on a timely basis under Section 16(a), except that due to an inadvertent error, certain reports and transactions were not timely filed. The number of late reports and transaction are as follows: John Romano (1 report, 1 transaction) and Jean-Francois Turgeon (1 report, 1 transaction). The late reported transactions were each a grant of restricted share units pursuant to the Company’s executive equity incentive plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
The Company has adopted a written Related Party Transactions Policy that is administered by the Corporate Governance and Sustainability Committee. A copy of the Company’s Related Party Transactions Policy can be found on the Company’s website, http://www.tronox.com, under “Investors - Governance.”
The Related Party Transactions Policy applies to any transaction or series of transactions in which the Company or a subsidiary is a participant, the amount involved exceeds $120,000, and a related person has a direct or indirect material interest. Related persons subject to the policy include executive officers, Directors, nominees for election as a Director, owners of more than 5% of our total equity, and any members of the immediate family of any of the foregoing persons. Under the Related Party Transactions Policy, our General Counsel determines whether a transaction requires review by the Corporate Governance and Sustainability Committee, and transactions requiring review are referred to the Corporate Governance and Sustainability Committee for a determination as to whether or not the related party transaction is fair, reasonable and consistent with the policy, and whether it or the Board has the authority under the laws of the United Kingdom to approve or ratify the Related Party Transaction or whether it should be ratified or approved by shareholders. The ratification or approval by the Governance and Sustainability Committee, or recommendation that such transaction needs to be approved by shareholders, shall be made in accordance with applicable law, including the laws of the United Kingdom, and the Company’s organizational documents as from time to time in effect. If the Company becomes aware of an existing transaction with a related person that has not been approved under this policy, the matter is referred to the Corporate Governance and Sustainability Committee. The Corporate Governance and Sustainability Committee then evaluates all options available, including ratification, revision, termination or whether the approval of shareholders should be sought.

PROPOSAL 2 - ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION (SAY-ON-PAY)
In accordance with Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act, we are seeking a non-binding advisory vote from our shareholders to approve the compensation paid to our named executive officers as disclosed in this Proxy Statement. We encourage shareholders to read the “Compensation Discussion and Analysis” section of this Proxy Statement and the executive compensation tables that follow such section for a more detailed discussion of our compensation program and policies, the compensation and governance-related actions taken in fiscal year 2021 and the compensation awarded to our named executive officers.
The primary goal of our executive compensation program is the same as our goal for operating the Company—to maximize corporate performance and thereby create value for our shareholders. To achieve this goal we have designed an executive compensation program based on the following principles:
•	Paying for performance - A significant portion of each executive’s potential cash compensation is made subject to achieving business performance measures.
•
Alignment with the interests of shareholders - Equity awards align our executives’ financial interests with those of our shareholders by providing value to our executives if the market price of our shares increases.

•	Attracting and retaining top talent - The compensation of our executives must be competitive so that we may attract and retain talented and experienced executives in our industry.
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Integration of ESG into executive compensation: 20% of our executives’ annual incentive compensation is determined by their individual performance, a significant portion of which is an evaluation of how they lead, manage and live our values, the first one of which is: We have an uncompromising focus on operating safe, reliable and responsible facilities. Another 20% of our annual bonus plan is linked to ESG metrics - 15% to safety and 5% to carbon emission reduction. The Compensation Discussion and Analysis also discusses the compensation objectives and principles that underlie the Company’s executive compensation program, the elements of the program and how performance is measured, evaluated and rewarded.

Our executive compensation program is aligned with our business strategy and with creating long-term shareholder value by paying for performance consistent with an acceptable risk profile. The foundation of our compensation philosophy is to:
•	Promote creation of long-term shareholder value;
•	Recruit and retain qualified high performing executive officers;
•	Motivate high levels of performance; and
•	Offers compensation that is competitive in the marketplace.
Our executive compensation program emphasizes delivering compensation at a competitive market level which will allow executive officers who demonstrate consistent on-target performance over a multi-year period to earn compensation that is competitive and consistent with targeted performance levels of total compensation. For executives where performance is above target over the long term, we believe the program will reward above the competitive median. Conversely, the program will provide less than the annual target compensation when performance does not meet expectations. Individual executive compensation may be above or below the annual target level, based on the Company’s performance; economic and market conditions; the individual’s performance, contribution to the organization, experience, expertise, and skills; and other relevant factors.
For these reasons, our Board of Directors recommends that shareholders vote in favor of the following resolution:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this Proxy Statement, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED, on an advisory basis.”

PROPOSAL 2 - ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION (SAY-ON-PAY)
This vote is not intended to address any specific item of compensation, but rather the overall compensation that is paid to our named executive officers resulting from our compensation objectives, policies and practices as described in this Proxy Statement. Because your vote is advisory, it will not be binding upon the Board of Directors. However, the Board of Directors and the HRCC value the opinions expressed by our shareholders and will review the voting results in connection with their ongoing evaluation of our executive compensation program.
The accompanying proxy will be voted in favor of the proposal to approve, on an advisory basis, the compensation of the Company’s named executive officers, as stated in the above advisory resolution, unless the shareholder indicates to the contrary on the proxy.
Vote Required to Approve, on an Advisory Basis, the Executive Compensation Paid to our Named Executive Officers
The advisory vote on executive compensation will be approved if the votes cast favoring the proposal exceed the votes cast opposing the proposal. The proxies will be voted for or against the proposal or as an abstention in accordance with the instructions specified on the proxy form. If no instructions are given by owners of record, proxies will be voted for approval of the executive compensation.
The Board of Directors recommends a vote “FOR”, on an advisory basis, the compensation paid to our named executive officers, as disclosed in this Proxy Statement.

COMPENSATION DISCUSSION AND ANALYSIS

Overview
The following Compensation Discussion and Analysis (“CD&A”) provides a detailed description of our executive compensation philosophy and programs, the decisions that the HRCC have made under those programs, and the factors considered in those decisions. This CD&A focuses on the compensation of the following individuals for the 2021 fiscal year that we refer to collectively as our “NEOs”.
2021 NAMED EXECUTIVE OFFICERS
NAME	AGE (1)	TITLE
John D. Romano (2)	57	Co-Chief Executive Officer
Jean-François Turgeon (2)	55	Co-Chief Executive Officer
Timothy C. Carlson	56	Senior Vice President, Chief Financial Officer
Jeffrey N. Neuman	60	Senior Vice President, General Counsel and Secretary
D. John Srivisal	43	Senior Vice President, Business Development and Finance
Russell Austin (3)	56	Senior Vice President, Operations
Jeffry N. Quinn (2)	63	Former Chairman and Chief Executive Officer
(1)	As of March 15, 2022.
(2)
Mr. Quinn requested, and the Board approved, a leave of absence starting December 27, 2020, during which period he continued to receive his salary. Messrs. Turgeon and Romano were each appointed as Interim Co-CEO during the period of Mr. Quinn’s leave of absence. On March 18, 2021, the Company entered into a retirement agreement with Mr. Quinn pursuant to which he retired from his positions with Tronox at which point Messrs. Turgeon and Romano were appointed permanent Co-CEOs of the Company. See a description of these events under the caption “Mr. Quinn’s Retirement from Tronox and the Election of Messrs. Romano and Turgeon as Co-CEOs” below.

(3)	On March 18, 2021, Mr. Austin was appointed Senior Vice President, Operations.
Set forth below is a description of the backgrounds of our NEOs. There are no family relationships among any of our NEOs.
John Romano
Co-Chief Executive Officer
Mr. Romano’s biographical information is set forth under the caption “—Election of Directors,” above.
Jean-Francois Turgeon
Co-Chief Executive Officer
Mr. Turgeon’s biographical information is set forth under the caption “—Election of Directors,” above.
Timothy C. Carlson
Senior Vice President, Chief Financial Officer
Timothy C. Carlson was a Director of Tronox Limited from June 27, 2017 to April 4, 2018 and has been our Senior Vice President and Chief Financial Officer since October 2016. He leads the Company’s global finance team, including treasury, financial planning, accounting, tax and risk management. Mr. Carlson previously served as the chief financial officer of Precision Valve Corporation, a private equity-owned business where he led EBITDA improvement activities, improved internal controls, and standardized the Company’s financial reporting and operating metrics. From September 2007 to May 2014, he was chief financial officer, and treasurer of ATMI, Inc., a publicly traded global supplier of semiconductor materials and materials packaging and delivery systems used in the manufacturing of microelectronics devices. Earlier in his career, Mr. Carlson held a series of global finance, strategic planning, and auditing roles at various divisions of Campbell Soup Company and started his career with Ernst & Young. Mr. Carlson holds a Bachelor of Science degree in economics from the University of Pennsylvania, Wharton School of Business and is a licensed certified public accountant.

COMPENSATION DISCUSSION AND ANALYSIS
Jeffrey N. Neuman
Senior Vice President, General Counsel & Secretary
Mr. Neuman has served as our Senior Vice President, General Counsel and Corporate Secretary since April 2018. He is responsible for managing all of Tronox’s legal, regulatory, corporate governance and compliance matters. Before joining Tronox, Mr. Neuman served as vice president, corporate secretary and deputy general counsel of Honeywell International Inc. In that capacity, he oversaw many aspects of Honeywell’s corporate law department, including corporate governance, SEC and NYSE compliance, shareholder relations, corporate transactions, including mergers and acquisitions, treasury operations, and company-wide intellectual property and trademark functions. Mr. Neuman joined Honeywell in 2002, and during his time there held various roles of increasing responsibility. Earlier in his career, he worked as an M&A attorney with the New York law firm of Davis Polk & Wardwell. Prior to becoming an attorney, he was an investment banker at Merrill Lynch. Mr. Neuman earned his Bachelor of Arts in history from Wesleyan University, a Master of Arts in regional studies of East Asia from Harvard University and a Juris Doctorate from Northwestern University School of Law.
D. John Srivisal
Senior Vice President, Business Development and Finance
Mr. Srivisal joined Tronox in March 2018 as Senior Vice President, Business Development to lead the company’s merger, acquisition, divestiture and joint venture transactions. In May 2019, Mr. Srivisal became the Company’s Chief Integration Officer and on May 1, 2020, Mr. Srivisal became SVP, Business Development and Finance. Mr. Srivisal brings 20 years of transaction experience that includes acting as a principal, as well as advising companies, creditors, financial sponsors and government entities in a variety of industries on recapitalizations, restructurings, financings, leveraged buyouts, mergers, acquisitions, divestitures and joint ventures. Mr. Srivisal previously served as CEO of Quinpario Acquisition Corp. 2, and he was a partner in Quinpario Partners, LLC. He was also VP, Transaction Execution at Solutia Inc., where he had global responsibility for merger, acquisition, divestiture and joint venture transactions. Prior to joining Solutia, Mr. Srivisal was an investment banker at Rothschild Inc., and Peter J. Solomon Company. Mr. Srivisal graduated magna cum laude with a Bachelor of Science degree in economics (concentration in finance) and a minor in mathematics from the Wharton School of the University of Pennsylvania.
Russell Austin
Senior Vice President, Operations
Mr. Austin was appointed to his current role in March 2021. He has held various leadership roles throughout his 15 years at Tronox, most recently as Managing Director-Australia, which enabled him to oversee complex strategy change—including the merger of two business units in 2016 and the 2019 integration with Cristal—as well as the operations, safety and leadership of 1,100 team members across 10 sites. Mr. Austin has 35 years of experience in the Australian resource sector across chemicals, oil and gas, mining, minerals processing and smelting. His areas of expertise include operational excellence and financial management, project management, maintenance, reliability and lean manufacturing. Mr. Austin holds an MBA from University of Southern Queensland.
OTHER EXECUTIVE OFFICERS
Jeff Engle
Senior Vice President, Commercial and Strategy
Mr. Engle was appointed to his role in March 2021. Prior to such appointment, Mr. Engle served as the Company’s Vice President, Global Marketing and R&D. Mr. Engle joined Tronox in July 2001 as an engineer in the technical sales and service laboratory. He has worked in various areas at Tronox over the last 20 years including sales and marketing, research and development, strategic planning, and business development. Mr. Engle holds a Bachelor of Science degree in Chemical Engineering from Oklahoma State University and an MBA from Auburn University.
Melissa H. Zona
Senior Vice President, External Affairs and Chief Sustainability Officer
Ms. Zona was appointed to her current role in September 2019, leading Tronox’s sustainability, corporate communications, government relations, and environmental safety and health activities. She joined Tronox in

COMPENSATION DISCUSSION AND ANALYSIS
January 2018 as Vice President, Corporate Communications and Public Relations, bringing 20 years of communications and public relations experience, primarily in the chemicals and manufacturing industries. Ms. Zona spent the majority of her career with Solutia, Inc., a specialty chemicals company that was acquired by Eastman Chemical in 2012. During her time at Solutia, she led the evolution of the corporation’s global voice, ensuring communications were engaging, informative and valued by employees and company influencers. Ms. Zona holds a Bachelor of Science degree in criminal justice from Jacksonville State University.
Jennifer Guenther
Vice President, Investor Relations
Ms. Guenther has served as our Vice President, Investor Relations since April 1, 2020. Before serving in such role, Ms. Guenther was Vice President, Business Development since August 2018. Prior to joining Tronox, Ms. Guenther worked at Goldman Sachs & Co. in the Investment Banking Division in both the Industrial Mergers and Acquisitions and Leveraged Finance teams. Prior to Goldman Sachs, Ms. Guenther worked at Solutia Inc., where she was an integral member of the corporate strategy and development team and subsequently served as the Chief of Staff to the CEO and Chairman of the Board. Jennifer holds an MBA from Harvard Business School and graduated with honors from the University of Missouri with a bachelor of science in business administration emphasizing in finance and a bachelor of arts in international studies. Ms. Guenther has over 10 years of experience across finance, business development, and strategy in the industrial and chemical sectors.
Jonathan Flood
Vice President, Principal Accounting Officer
Mr. Flood has served as our Vice President, Principal Accounting Officer since February 2022. Before serving in such role, Mr. Flood was Vice President, Corporate Controller since May 6, 2020, and prior to such role was Assistant Corporate Controller since November 2019. He is responsible for global consolidations, technical accounting, worldwide external financial reporting, corporate financial policies and procedures, as well as the implementation of new accounting pronouncements and SEC rules and regulations. Prior to joining Tronox, Mr. Flood held various accounting positions at Linde plc (formerly Praxair, Inc.), a dual-listed, publicly traded global supplier of industrial gases and engineering company. He served as a key team member for pre- and post-merger accounting compliance and integration related activities for a 2018 merger. He has more than 15 years of accounting experience with U.S. GAAP and International Financial Reporting Standards (“IFRS”), technical accounting, global consolidation & integrations, financial statement preparation, multi-jurisdictional regulatory compliance including the SEC, and financial statement audits. Mr. Flood holds a Bachelor of Business Administration degree in Accounting from Pace University and is a certified public accountant.

Compensation Philosophy - How Executive Pay is Linked to Company Performance
Our executive compensation program is designed to incentivize and motivate our executive officers to lead and manage our business well over the long-term, drive performance improvements, and to increase shareholder value. It is also designed to enable us to compete effectively with other firms in attracting, motivating and retaining talented executives.
The incentive compensation elements of our program are designed to closely align the financial interests of our executives with those of our shareholders. We believe the portion of compensation that is at-risk and tied to organization-wide performance metrics should increase as the level of responsibility increases.
We also believe a portion of at-risk compensation should be tied to an executive’s individual performance, and those leaders should be measured not just on results, but also on how each leader delivers results. We expect our executives to manage wisely and with good judgment, to develop strong, engaged and motivated management teams, and to lead with our values. Because of the inherent risk in mining and chemical operations, we place a high priority on our leaders to create, maintain and reinforce a strong safety culture. Because of the environmental risks in our business, we place a high priority on managing responsibly and sustainably.

COMPENSATION DISCUSSION AND ANALYSIS
We regularly assess how our executive compensation program compares to companies with a similar profile to ours. Our objective is to deliver compensation at a competitive market level which will enable executive officers who demonstrate consistent performance over a multi-year period to earn compensation that is competitive and consistent with targeted performance levels of total compensation. For executives who deliver performance that is above target over the long-term, we believe the program will reward above the competitive median. Conversely, the program will pay less than the annual target compensation when performance does not meet expectations. Individual executive compensation may be above or below the annual target level, based on our performance; economic and market conditions; the individual’s performance, contribution to the organization, experience, expertise, and skills; and other relevant factors.

Summary of our Executive Compensation Program
Set forth below is a summary of our key executive compensation practices.
•	We seek and carefully consider shareholder feedback regarding our compensation practices.
•	We strive to link our executive compensation to our performance as follows:
–	In 2021, 77.5% of the target compensation for our Co-CEOs and an average of 67.4% of the target compensation for other NEOs is “at-risk”.
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We select metrics in our short-term incentive plan that focus our NEOs on achieving key annual financial and operational goals and objectives that drive overall performance that are expected to drive long-term shareholder value. Our short-term incentive plan also has an individual performance metric whereby our Co-CEOs and other NEOs performance is measured against pre-defined objectives.

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Metrics in our long-term incentive plan focus our NEOs on achieving long-term financial goals that are expected to lead to increased shareholder value; annual grants with overlapping performance periods reward sustained performance over the long-term.

–
For our NEOs, 80% of targeted 2021 short-term incentive plan payout was linked to overall Tronox results, including Adjusted EBITDA less Capital Expenditures, Adjusted EBITDA Margin Relative to TiO2 Peers, safety metrics and a CO2 emissions metric.

–
50% of the annual long-term equity awards are performance-based RSUs with 50% linked to three-year TSR performance percentile ranking versus a peer group and the other 50% based on Return on Invested Capital (ROIC) performance over a three-year measurement period. The maximum overall vesting payout is subject to 200% of target RSUs.

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50% of the annual long-term equity awards are time-based RSUs that vest over a three-year time period. These time-based RSUs are intended to incentivize executives to create shareholder value through share price appreciation and provide an employee retention incentive.

–
Metrics and targets for both the short-term and long-term incentive plans are based on the Company’s strategic and business plans and annual budgets that are approved by the full Board and are analyzed and tested for reasonableness by the HRCC at the beginning of the performance period. The HRCC actively evaluates the appropriateness of the financial measures used in incentive plans and the degree of difficulty in achieving specific performance targets.

•	The HRCC also reviews compensation programs in hindsight when evaluating any future proposed changes.
•	We review our Peer group annually to ensure appropriateness.
–	Our 2021 benchmarking compensation peer group includes 16 companies that the HRCC believes reflect appropriate industry, size, geographic scope, and market dynamics.
•	We do not re-price stock options.

COMPENSATION DISCUSSION AND ANALYSIS
•	Our compensation consultants are independent.
–	The HRCC directly retained Frederic W. Cook & Co. (“FW Cook”) and FIT Remuneration Consultants, LLP for 2021. Neither consulting firm provided any other services to the Company.

2021 Business Performance & Accomplishments
During 2021, our top priority and focus remained on the safety, health and well-being of our employees and their families; operating safely in all respects while managing our ongoing operations; and protecting, preserving, and strengthening our business and laying the foundation for the future.
Tronox made significant strides on its ESG efforts in 2021. In July, the Company formalized its commitments to align with a global warming scenario of below 2 Celsius and achieve a target of net zero greenhouse gas emissions and zero waste to external dedicated landfills by 2050 in its sustainability report. Most recently, Tronox received a Platinum Rating by EcoVadis, the highest level of recognition awarded and a validation of our efforts, placing Tronox in the top 1% of companies evaluated.
2021 was a year of record results in production, volumes, net sales, EBITDA and free cash flow for Tronox. These results were driven by strong operating performance at our facilities as well as robust demand across our end markets. During the year, however, we had to navigate a number of macro challenges including inflation in input costs, production impacted by supplier force majeures, delivery times extended by shipping delays and other significant supply chain disruptions. Tronox was and will continue to be well-positioned to manage through these challenges. Our global footprint positions us close to our customers, while our vertical integration ensures security of supply of critical titanium feedstock materials. Ongoing capital projects are developing new mineral resources to strengthen our vertically integrated business model as well as improve efficiency to further unlock the value within the enterprise and improve our return on capital. We will continue to execute on our long-term strategy to meet growing customer demand while delivering value for our stakeholders.
Tronox’s full-year net sales was $3,572 million, an increase of 30% year-over-year. We also delivered a 42% increase in Adjusted EBITDA to $947 million and increased our Adjusted EBITDA margin by 230 basis points to 26.5%.

COMPENSATION DISCUSSION AND ANALYSIS
Our full year 2021 free cash flow totaled a record $468 million after $272 million in capital expenditures, including investments in key projects such as newTRON and Atlas Campaspe. As part of Tronox’s capital allocation strategy, free cash flow was prioritized toward debt reduction and in 2021 our total debt was reduced by $745 million to $2.6 billion, resulting in lowering our net leverage ratio from 4.1x to 2.5x. Additionally, given our consistent and strong free cash flow, we increased our dividend by 43% in 2021 to $0.40 on an annualized basis.

The Executive Compensation Process
Role of the Human Resources and Compensation Committee
The HRCC administers our executive compensation program and assists the Board of Directors in fulfilling its oversight responsibilities with respect to the compensation of executive officers. Among its other duties, the HRCC:
•	Evaluates and determines the salary, incentives, and benefits making up the total compensation of our Co-CEOs, other NEOs and other executive officers;
•	Reviews and monitors management succession planning and development, including the readiness for promotion of all officers;
•
Defines the terms and conditions, including performance metrics, for restricted shares/units, and other long-term equity awards for our executive officers and reviews and approves all grants made to the executive officers;

•	Reviews and approves the annual corporate goals and objectives of our Co-CEOs; and,
•
Considers industry conditions, relevant market conditions and our prospects and achievements when making recommendations with respect to compensation matters. The HRCC cannot delegate this authority and regularly reports its activities to the Board.

The HRCC is comprised of four members, each of whom is independent as defined by SEC rules and NYSE listing standards and is a “non-employee director” as defined in Rule 16b-3 under the Exchange Act and an

COMPENSATION DISCUSSION AND ANALYSIS
“outside director” as defined in Section 162(m) of the Internal Revenue Code. Currently, the members of the HRCC are Stephen Jones, Chairman, Peter Johnston, Ginger Jones, and Sipho Nkosi.
The HRCC operates pursuant to a written charter (available on Tronox’s website at www.tronox.com, under “Investors – Governance”) which is reviewed by the HRCC on an annual basis and approved by the Board. The HRCC meets at least quarterly and more frequently as circumstances require, including in executive session with the HRCC’s independent compensation consultant.
The compensation of our Co-CEOs is reviewed and approved by the non-employee, independent members of the Board of Directors. When making recommendations with respect to our executive officers other than the Co-CEOs, the HRCC considers the recommendations made by the Co-CEOs and their evaluation of the other executive officers’ performance.
Aspects considered by the HRCC and our Co-CEOs when reviewing the Company’s performance include: share price, the Company’s performance as measured against the performance goals established for the previous year, non-controllable events that may impact the Company’s performance, attainment of significant non-financial milestones and any other factors or goals it determines to be relevant to measuring the Company’s performance. The individual performance of our executive officers is measured against individual performance goals that were set for each executive officer by our Co-CEOs.
Use of Compensation Consultants
The HRCC has the sole authority to hire and terminate its consultant, approve its compensation, determine the nature and scope of its services, and evaluate its performance. The HRCC engaged two consulting firms during 2021, FW Cook and FIT Remuneration Consultants, LLP.
The HRCC has engaged FW Cook since 2016 as its compensation consultant to provide information to the HRCC to assist it in making determinations regarding our compensation programs for executives. For the Corporate Governance and Sustainability Committee, FW Cook provides information regarding non-employee Director compensation.
In November 2020, FW Cook provided the HRCC with, among other things, a competitive pay analysis comparing the compensation of our executive officers against benchmark compensation statistics to assist the HRCC in determining 2021 executive officer compensation actions. During 2021, FW Cook provided the HRCC with program design advice, an independent review of 2021 compensation proposals developed by management, review of trends and regulatory developments, review of the Company’s proxy advisory firm reports, assistance with peer group review, risk assessment review of incentive programs, and program advice on 2022 compensation programs. In November 2021, FW Cook provided the HRCC with a competitive pay analysis comparing the compensation of our executive officers against benchmark compensation statistics to assist the HRCC in determining 2022 executive officer compensation actions. In November 2021, FW Cook also provided the Corporate Governance and Sustainability Committee with a comparative analysis of non-employee director compensation.
A representative from FW Cook attended all HRCC meetings in 2021, and FW Cook did not perform any other services for the Company or its management other than those described above.
FW Cook provides information and data to the HRCC from surveys, proprietary databases and other sources, which the HRCC utilizes along with information provided by management and obtained from other sources. In making its decisions, the HRCC reviews such information and data provided to it by FW Cook and management and also draws on the knowledge and experience of its members as well as the expertise and information from within the Company, including from the human resources, legal, and finance groups. The HRCC considers executive compensation matters at its quarterly meetings and at special meetings as needed based on our annual compensation schedule.
During 2021, the HRCC also engaged FIT Remuneration Consultants, LLP to assist the HRCC and the Corporate Governance and Sustainability Committee in drafting required 2021 UK disclosure as a result of the Company’s re-domiciling to the UK in March 2019. A representative from this firm participated in various HRCC meetings during 2021 to discuss draft UK required disclosures for 2021.

COMPENSATION DISCUSSION AND ANALYSIS
In connection with its engagement of FW Cook and FIT Remuneration Consultants, LLP, the HRCC considered various factors bearing upon each firm’s independence including, but not limited to, the amount of fees received by each firm from Tronox as a percentage of each firm’s respective total revenue, their policies and procedures designed to prevent conflicts of interest, and the existence of any business or personal relationship that could impact their independence. After reviewing these and other factors, the HRCC determined that both firms were independent and that their engagements did not present any conflicts of interest. Both FW Cook and FIT Remuneration also determined that they were independent from management and confirmed this in written statements delivered to the Chairperson of the HRCC.
Co-CEOs’ Role in the Compensation-Setting Process
Typically, at an HRCC meeting early in the year, the Co-CEOs make recommendations to the HRCC regarding compensation for the executive officers other than themselves. The Co-CEOs participate in the HRCC discussion at the HRCC’s request to provide background information regarding our strategic objectives and to evaluate the performance of and make compensation recommendations for the executive officers. The HRCC utilizes the information provided by the Co-CEOs along with other information from within the Company, input from its independent compensation consultant, and the knowledge and experience of the HRCC members in making compensation decisions. The Chair of the HRCC recommends the Co-CEOs’ compensation to the HRCC in executive session, not attended by the Co-CEOs.
Annual Evaluation
At the end of the fiscal year, the Co-CEOs complete a self-evaluation of their own performance and review their evaluation with the HRCC. The full board also provides input on the Co-CEOs’ performance and submits this to the Chairman of the HRCC for consolidation. The HRCC consolidates all input and the Chairman of the HRCC and the Chairman of the Corporate Governance and Sustainability Committee discuss the Board’s assessment of the Co-CEOs’ performance. The HRCC also determines the incentive amount, long-term incentive award, and any base salary change for the Co-CEOs.
In addition, each executive officer completes a self-evaluation for his/her own performance and reviews his/her evaluation with the Co-CEOs. The Co-CEOs then summarizes these results and brings them to the HRCC along with their initial recommendation for each executive’s base salary increase, annual incentive award, and long-term incentive award. The HRCC will then determine the amounts for any base salary increase and annual and long-term incentive awards for each executive officer.
Performance Objectives
At the beginning of the year our Co-CEOs recommended, and the HRCC approved, performance objectives for the 2021 fiscal year based, in part, on an active dialogue with the Co-CEOs regarding strategic objectives and performance targets for the Company. Metrics are tied to our strategic business plans and to annual budgets reviewed by the full Board. Short-term management objectives are designed to achieve specific goals that are expected to drive long-term shareholder value. Metrics are analyzed and tested for reasonableness prior to HRCC approval at the beginning of the performance period. The HRCC actively evaluates the appropriateness of the financial measures used in incentive plans and the degree of difficulty in achieving specific performance targets.
Competitive Market Overview
Our executive compensation program is designed to be competitive within the various marketplaces in which we compete for employees. While the HRCC does not believe that it is appropriate to establish compensation levels based solely on benchmarking, it believes that information regarding pay practices at peer companies is useful in two respects. First, the HRCC recognizes that our compensation practices must be competitive in the marketplace and reviewing market pay practices provides a framework for assessing competitiveness. Second, marketplace information is one of the many factors that the HRCC considers in assessing the reasonableness of compensation and for our NEOs we start by targeting to deliver median levels of each element of target direct compensation compared to the peer group. Although the HRCC considers compensation levels for executive officers of other companies, it does not mechanically apply the data but

COMPENSATION DISCUSSION AND ANALYSIS
rather engages in a rigorous quantitative and qualitative review and weighing of the competitive information with other Company and individual performance factors, such as our specific business strategy, financial situation, and performance, in making its compensation determinations.
With the input of its independent compensation consultant, the HRCC reviews the peer group annually and revises such group as appropriate. We endeavor to identify companies that are comparable to our core businesses as well as comparable from a size perspective.
In August 2020, the HRCC, with the assistance of FW Cook, conducted its annual review of the Company’s peer group to be used in connection with 2021 compensation determinations and determined the continued suitability of the peer group. After reviewing various attributes (e.g. revenue and number of employees) of the 2020 Peer Group, the HRCC agreed that no changes were necessary and that this same peer group would be used for 2021 (the “2021 Peer Group”).
Our peer group for fiscal year 2021 (the “2021 Peer Group”) includes the following 16 companies:
Chemical Companies with TiO2 Segments	Specialty and Diversified Chemical Companies		Commodity Chemical Companies & Other
The Chemours Co.	Albemarle Corp	H.B. Fuller Co.	Cabot Corp
Venator Materials	Ashland Global Holdings	Huntsman Corp.	Cleveland-Cliffs
	Avient Corp[1]	Minerals Technologies	Koppers Holdings
	Celanese Corp	Stepan Co.	Olin Corp.
	Ferro Corp		Trinseo
[1] Name change from PolyOne Corp. to Avient Corp. in July 2020.
As of August 2020, our revenue and number of employees were between the 44th and 76th percentiles of the 2021 Peer Group companies.
In August 2021, the HRCC, with the assistance of FW Cook, conducted its annual review of the Company’s peer group to be used in connection with 2022 compensation determinations and determined the continued suitability of the 2021 Peer Group based on a review of various attributes (e.g. company revenue and number of employees). As a result of this review, the HRCC approved the removal of Cleveland-Cliffs for 2022 (the “2022 Peer Group”) given this company’s significant increase in revenue due to a recent acquisition in December 2020.
As of August 2021, our revenue and number of employees were between the 47th and 71st percentiles of the 2022 Peer Group companies.

Mr. Quinn’s Retirement from Tronox and the Election of Messrs. Romano and Turgeon as Co-CEOs
On December 27, 2020, Mr. Jeffry Quinn, who was then serving as our Chairman and CEO, requested a leave of absence. In connection with Mr. Quinn’s request for a leave of absence, the Board elected Messrs. Romano and Turgeon each as Interim Co-CEO. On March 18, 2021, Mr. Quinn retired from all of his positions with Tronox pursuant to the terms of a retirement agreement (the “Retirement Agreement”) and Messrs. Turgeon and Romano were elected as permanent Co-CEOs.

COMPENSATION DISCUSSION AND ANALYSIS

Elements of Compensation
These are the components of the 2021 fiscal year executive compensation included in the Summary Compensation Table, and benefits under broad-based benefit plans in which executive officers participate. As described above, we target the median of each element of direct compensation as compared to the 2021 Peer Group (as described under “The Executive Compensation Process – Competitive Market Overview”). We also provide additional benefits and perquisites to be competitive with local practices and with our peer group.
Component	Key Features	Objectives	Principal 2021 Actions
Base Pay	Fixed annual cash amount, paid at regular payroll intervals Reviewed annually and adjusted if needed based on performance and market comparison	Provide a regular source of income at reasonable, competitive levels.
Mr. Quinn requested a leave of absence effective December 27, 2020 and subsequently retired from Tronox pursuant to the terms of Retirement Agreement on March 18, 2021.

When Mr. Quinn requested his leave of absence, the Board elected Messrs. Romano and Turgeon each as Interim Co-CEO and approved a $25,000 per month stipend for each for the duration of the interim Co-CEO period.

In February 2021, the Board approved a 2.2% salary increase for each of our Interim Co-CEOs. Mr. Turgeon’s salary increased from $670,000 to $685,000 and Mr. Romano’s salary increased from $600,000 to $613,000. Other NEOs received merit increases that ranged from 2.1% to 2.2%.

Messrs. Romano and Turgeon were subsequently appointed as permanent Co-CEOs on March 18, 2021 and the Board approved for each a base salary of $900,000.

On March 18, 2021, Mr. Austin was appointed, Senior Vice President, Operations with a base salary of $400,235 ($550,000 in Australian dollars).

Short-term Incentive
Performance-based cash compensation opportunity: committee determines payout based on company, regional or site performance, if applicable, and levels of individual contributions.

Proxy officers participate in the same AIP with our other executives and our other employees, but payout is determined based on overall company performance and levels of individual contribution.
Focus executive officers and organizations they lead on achieving key annual financial and operational goals and objectives that drive overall performance and reward for successful performance.
On December 27, 2020, in connection with Mr. Quinn’s leave of absence, the Board approved a one-time bonus of $500,000 for Messrs. Turgeon and Romano for service as Interim Co-CEOs to be paid at the end of the interim Co-CEO period.

On March 18, 2021, as a result of the Retirement Agreement with Mr. Quinn, in connection with the election of Messrs. Romano and Turgeon as permanent Co-CEOs, the Board approved that each Co-CEOs’ Target Percentage would be set at 100% of base salary and they were each paid the one-time bonus of $500,000 for serving as Interim Co-CEOs.

Also on March 18, 2021, Mr. Austin was appointed as Senior Vice President, Operations with a Target Percentage of 60% of base salary.

COMPENSATION DISCUSSION AND ANALYSIS
Component	Key Features	Objectives	Principal 2021 Actions

AIP payments were calculated using a predetermined formula based on overall company metrics established at the beginning of the year, plus personal performance results.

2021 AIP payments for the NEOs ranged from 185.9% to 194.9% of target.

Long-term Incentive (1)
Equity-based compensation: amount realized, if any, dependent on company achieving long-range financial goals and sustained or increased stock price.

LTIP opportunity delivered through:

- Time-based RSUs (50% of total LTIP award):

• Vest in 3 equal annual installments over a three-year service period.

• Award settled in ordinary shares of company stock.

• Dividend equivalents accrue and paid only upon vesting.

- Performance-based RSUs (50% of total LTIP award):

• 50% RSUs eligible for vesting based on achievement of Company performance Total Shareholder Return (TSR) performance versus Capital Markets Peer Group over a three-year performance period.

• 50% RSUs eligible for vesting based on achievement of Company Return on Invested Capital (ROIC) and will vest based on the three-year average annual ROIC improvement versus 2020 ROIC during the three-year measurement period that includes calendar years 2021, 2022, and 2023.

• Maximum overall vesting is subject to 200% of target RSUs.

• Vest shortly after the end of three-year performance period.

• Award settled in ordinary shares of company stock

• Dividend equivalents accrue and paid only upon vesting. No dividend equivalents are paid on above target RSUs that vest.

Focus executive officers on achieving and sustaining longer-term business results and reward performance.

Performance-based RSUs motivate officers to achieve three-year financial goals that are expected to lead to increased shareholder value; annual grants with overlapping performance periods reward sustained performance over the long-term.

In connection with Mr. Quinn’s leave of absence, on December 27, 2020, the Board approved a special time-based RSU award of $750,000 vesting March 5, 2023 for Messrs. Turgeon and Romano for service as Interim Co-CEOs. The aforementioned grants to Messrs. Romano and Turgeon were previously reported in our definitive proxy statement for the year ended December 30, 2020.

On February 4, 2021, as part of the annual equity grant cycle, LTIP awards were granted to each NEO as a dollar value based on the guideline of 150% of base salary or, for Mr. Austin, 120% of base salary.

On March 18, 2021, the Board appointed Messrs. Turgeon and Romano as permanent Co-CEOs, each with a Target LTIP of $2,200,000 for 2021 and approved a top-up grant, with the same vesting provisions as their February 4, 2021 grant, that together with the $750,000 one-time equity award that was granted on December 20, 2020 and the February 4, 2021 annual grant award, equaled the new Target LTIP of $2,200,000.

The LTIP dollar value is converted to number of RSUs based on the closing price of the Company’s stock on the date of grant. Amounts actually earned will vary based on stock price and corporate performance.

Benefits
Additional elements defined by local practice including medical and other insurance benefits, pension and other long-term savings plans, and post-employment compensation. Cost of health and welfare benefits partially borne by employees, including executive officers.
		Intended to provide competitive benefits that promote employee health, financial security, and income security in the event of an executive’s involuntary termination.	No significant changes to programs in 2021.
Limited Perquisites
Financial counseling assistance valued at up to $10,000 per year per executive officer to assist with financial planning given significant Company stockholdings and/or complex foreign tax situations.

Full or partial tax equalization payments (inclusive of any additional tax reimbursements associated with the tax paid, as appropriate) and payment of UK tax incurred on accommodation and meals while conducting business in the UK (inclusive of any additional tax reimbursements associated with the tax paid).

Intended to provide assistance to executives in making strategic decisions regarding their financial and tax arrangements.

Intended to mitigate or eliminate incremental tax burden as a result of the Company conducting business in the UK, where applicable for UK activities.

Provided tax equalization payments and related tax reimbursement payments regarding UK tax to mitigate or eliminate incremental tax burden as a result of the Company conducting business in the UK, where applicable for UK activities.

COMPENSATION DISCUSSION AND ANALYSIS
(1)
The LTIP dollar value awarded may differ from the Fair Value of the award as reported in the 2021 Summary Compensation Table which reports the value of long-term incentives granted in accordance with applicable accounting rules.

We combine the aforementioned elements in order to formulate compensation packages that provide competitive pay, reward the achievement of financial, operational and strategic objectives, but do not reward failure to perform on these objectives, and align the interests of our executive officers and other senior personnel with those of our shareholders.
We utilize the particular elements of compensation described above because we believe that it provides a mix of secure compensation, retention value and at-risk compensation which produces short-term and long-term performance incentives and rewards. By following this approach, we provide the executive with a measure of financial security, while motivating him or her to focus on business metrics that will produce a high level of short-term and long-term performance for Tronox that will create value for shareholders. Our compensation mix, which includes short-term and long-term incentives as well as time and performance vesting features, is competitive and reduces the risk of recruitment of our top executive talent by competitors. The mix of metrics used for our annual performance bonus and long-term incentive program likewise provides an appropriate balance between short-term and long-term financial and stock performance. All incentives are intended to be aligned with our stated compensation philosophy of providing compensation commensurate with performance, while targeting pay at approximately the 50th percentile of the competitive market. For purposes of compensation competitiveness, the competitive market consists of our current peer group as described previously under “The Executive Compensation Process – Competitive Market Overview.”
The HRCC focuses on the total compensation opportunity for each NEO but also on the mix of compensation. A substantial portion of the compensation opportunity beyond base salary is at-risk and must be earned based upon achievement of annual and long-term performance goals. The proportion of compensation designed to be delivered in base salary versus variable pay depends on such NEO’s position and the opportunity for that position to influence performance outcomes; the relative levels of compensation are based on differences in the levels and scope of responsibilities of the NEOs. Generally, the more senior the level of such NEO and the broader his or her responsibilities, the greater the amount of pay opportunity that is variable.
The relationship between fixed and variable pay and between fixed and short-term and long-term incentives in our compensation program is illustrated by the following charts which show the relative portions of base salary, target annual incentive, and the target value of equity awards that, in aggregate, comprised the 2021 fiscal year target total direct compensation.

COMPENSATION DISCUSSION AND ANALYSIS
For purposes of the illustration below, we have modeled the pay mix of our Co-CEOs and other NEOs. Note that the pay mix illustration below excludes any incremental cash stipend, bonus or equity grants awarded to Messrs. Romano and Turgeon for serving as Interim Co-CEOs.

AIP = Annual Incentive Plan; LTIP = Long-Term Incentive Plan; RSUs = Restricted Stock Units.

Components of Compensation
Base Salary
We consider base salary an element of total compensation that is tied to job responsibility and individual contributions to our success and is intended to attract and retain highly talented executive officers. While the HRCC uses benchmark statistics to guide it in its decisions regarding levels of base salary, it has considerable discretion and considers the experience, tenure and recent individual performance of our NEOs when making decisions regarding base salary.
On December 27, 2020, in connection with Mr. Quinn’s request for a leave of absence from Tronox and the appointment of Messrs. Romano and Turgeon each as Interim Co-CEO, the Board approved a $25,000 per month stipend for Messrs. Turgeon and Romano for the duration that they served as Interim Co-CEO. This stipend served as a temporary differential in base salary for serving in the Interim Co-CEO role.
In February 2021, after reviewing competitive pay levels, the current industry and business climate, the HRCC approved salary increases that ranged from 2.1% to 2.2% for the NEOs reporting to the Interim Co-CEOs. Our Interim Co-CEOs at the time each received a 2.2% salary increase. Mr. Turgeon’s salary increased from $670,000 to $685,000 and Mr. Romano’s salary increased from $600,000 to $613,000.
Effective with their election as permanent Co-CEOs on March 18, 2021, the HRCC recommended, and our Board approved, an annual base salary of $900,000 for Messrs. Turgeon and Romano. The recommendation was based on the same principles described above that the HRCC applies when determining base salaries for our NEOs. FW Cook, our independent compensation consultant, advised the Committee that typical practice for setting Co-CEO compensation is to set target compensation equal for both individuals and to benchmark the role based on an average of the CEO and second highest paid executive at peer companies. FW Cook provided relevant benchmark data that was evaluated by the Committee in reaching its decision.
On March 18, 2021, Mr. Austin was appointed Senior Vice President, Operations with a base salary of $400,235 ($550,000 in Australian dollars).

COMPENSATION DISCUSSION AND ANALYSIS
2021 Short-Term Incentive Plan
For 2021, Tronox’s executive officers were eligible to receive cash awards under the 2021 Annual Incentive Plan. This plan is covered under the Tronox Holdings plc Amended and Restated Annual Bonus Incentive Plan.
The size of the target incentive payable to each executive officer is set as a percentage of each executive officer’s base salary (the “Target Percentage”). The target incentive is paid for achieving the targeted objectives described below. The threshold level of performance pays 50% of target and achieving maximum performance pays 200% of target.
Annually, the HRCC reviews the competitive analysis of total cash compensation and total direct compensation for the NEOs, and considers the input of our CEO (at the time our Interim Co-CEOs) and our independent compensation consultant, FW Cook. Based on this evaluation, the HRCC may selectively adjust the annual incentive award target of the NEOs. In February 2021, the HRCC made no changes to the Target Percentage for any NEO. The Target Percentage for our Interim Co-CEOs was 75% of base salary and the Target Percentage for the other NEOs was 70% of base salary.
On December 27, 2020, Mr. Quinn requested a leave of absence from his position as Chairman and CEO. As part of their compensation for each serving as Interim Co-CEO during Mr. Quinn’s leave of absence, the Board approved a one-time bonus of $500,000 to be paid to Messrs. Turgeon and Romano at the end of the interim Co-CEO period.
On March 18, 2021, as a result of the Retirement Agreement with Mr. Quinn, in connection with the election of Messrs. Romano and Turgeon as permanent Co-CEOs, the Board approved that each Co-CEOs’ Target Percentage would be set at 100% of base salary and they were each paid the one-time bonus of $500,000 for serving as Interim Co-CEOs.
Also on March 18, 2021, Mr. Austin was appointed as Senior Vice President, Operations with a Target Percentage of 60% of base salary.
Our NEOs have a portion of their incentive tied to overall Tronox performance (80%) and a portion tied to individual performance (20%). Each year the HRCC determines appropriate metrics for measuring overall Tronox performance and makes changes from time-to-time to drive shareholder value and to best measure and motivate management’s delivery of the Company’s strategic priorities at that point in time.
Historically, financial results have represented 80% of the overall Tronox performance metrics and 20% have represented safety metrics. For 2021, plan structure remained mostly unchanged, except for the addition of an environmental sustainability metric (reduction in tons of CO2 emissions per ton of production) at a 5% weight.
For 2021, the HRCC established overall Tronox performance objectives that included two financial metrics, two safety metrics and one new sustainability metric:
•
2021 Adjusted EBITDA less Capital Expenditures weighted at 50%. We are using this metric as a measure of our free cash flow, which is one of the primary metrics that our investors use to evaluate our financial performance. We have assigned it our highest weighting.

•
Adjusted EBITDA Margin Relative to TiO2 Peers (Adjusted EBITDA margin as compared to the average Adjusted EBITDA margin achieved by the Company’s TiO2 Peers) weighted at 30%. Given that our Adjusted EBITDA can rise or fall with TiO2 market demand, irrespective of management actions, the HRCC has incorporated a metric that measures management’s performance independent of market cyclicality. Since we typically see our direct TiO2 peers’ financial performance rise and fall in a similar fashion to ours, we sought a metric that would assess whether Tronox management had delivered differentiated performance relative to its TiO2 peers. This metric rewards management only if Tronox management outperforms its peers, as measured by Adjusted EBITDA margin.

•
2021 Disabling Injury Frequency Rate (DIFR) weighted at 7.5%. This metric measures the frequency of serious injuries to our employees and contractors. Safety is one of our highest priorities, and we have observed that a strong safety culture and work environment has a correlation with financial and operating performance.

COMPENSATION DISCUSSION AND ANALYSIS
•	2021 Total Recordable Injury Frequency Rate (TRIFR) weighted at 7.5%. This metric measures the frequency of all injuries, with the exception of first aid cases, to our employees and contractors.
•
2021 Tons of CO2 Emissions Per Ton of Production weighted at 5%. This metric measures the number of tons of CO2 emissions per ton of product. CO2 emissions include both Scope 1 and Scope 2 emissions and the percentage reductions are tied to a 2019 baseline.

For purposes of the 2021 Annual Incentive Program, the results were calculated as follows:
•
2021 Adjusted EBITDA less Capital Expenditures is calculated by deducting 2021 capital expenditures as reported in the Company’s Statement of Cash Flows from reported 2021 Adjusted EBITDA, a non-GAAP measure.

•
Adjusted EBITDA Margin Relative to TiO2 Peers is calculated by dividing reported Adjusted EBITDA in the four quarters ending September 30, 2021 by reported net sales in the same period. For our peer companies (Chemours Titanium Technologies Segment, Venator Titanium Dioxide Segment and Kronos Holdings), it is calculated in a similar fashion, except, for comparative purposes, we also deduct a pro-rata portion of corporate and other costs from Adjusted EBITDA for the Chemours Titanium Technologies Segment and the Venator Titanium Dioxide Segment. We then divide the aggregate Adjusted EBITDA for the three TiO2 peers by their aggregate net sales to calculate a weighted average Adjusted EBITDA margin for the Company’s peers. The TiO2 Peer’s weighted average Adjusted EBITDA margin is then deducted from Tronox’s Adjusted EBITDA margin.

•
2021 Disabling Injury Frequency Rate is calculated by dividing the total reported number of employee and contractor lost time injuries and restricted work injuries during the year by the number of total employee and contractor hours worked during the year and multiplying by 200,000.

•
2021 Total Recordable Injury Frequency Rate is calculated dividing the total reported number of employee and contractor recordable injuries during the year by the number of total employee and contractor hours worked during the year and multiplying by 200,000.

•	CO2 emissions is calculated by dividing the number of tons of CO2 emissions (both Scope 1 and Scope 2) by total number of tons of product.
In the event of a fatality to an employee, contractor or visitor at a Tronox location, or the loss of life to someone in the community near a Tronox site caused by a site-specific event, the HRCC has full discretion to adjust safety payouts downward for individuals, sites, regions or all of Tronox, including eliminating the payout of any and all safety components. In determining the scale and application of the downward adjustment, the HRCC would evaluate and consider:
•	The facts and circumstances of the fatality, and the response to the incident at the site;
•
The trended monthly and full year safety metrics for the site where the incident occurred and for all of Tronox, compared to prior year and to target, assessing whether safety improved following the incident; and,

•	The actions taken by management following the incident to address gaps and prevent something like it from occurring again, at the site, in the region, and across all of Tronox.
The HRCC also established a minimum overall level of $25 million in Free Cash Flow that must be achieved for any payout to occur under the AIP.
To reflect performance above or below targets, the overall Tronox metrics each have sliding scales that provide for annual incentive bonus payouts greater than the target bonus if results are greater than target (up to a maximum 200% payout) or less than the target bonus if results are lower than the target (down to a threshold of 50% of target payout, below which there would be no payout).

COMPENSATION DISCUSSION AND ANALYSIS
The following chart summarizes the 2021 Annual Incentive Plan metrics and their relative weighting for the Co-CEOs and other executive officers.

At its February 4, 2021 meeting, the committee set the overall Tronox objectives as follows:
Objective	Weighting	Threshold 50%	Target 100%	Maximum 200%
Adj EBITDA less Capital Expenditures	50%	$280 million	$415 to $465 million	$586 million
Adj EBITDA Margin Relative to TiO2 Peers	30%	3.0%	6.0%	10.9%
Safety: Disabling Injury Frequency Rate	7.5%	0.25	0.23	≤ 0.13
Safety: Total Recordable Injury Frequency Rate	7.5%	0.55	0.50	≤ 0.38
Sustainability: Tons of CO2 Emissions Per Ton of Production	5%	1.657	1.649	≤ 1.642
At its February 3, 2022 meeting, the HRCC reviewed the Company’s performance compared to the overall Tronox objectives and determined the following:
•
For the fiscal year 2021 Tronox reported actual Adjusted EBITDA of $947 million and capital expenditures of $272 million resulting in Adjusted EBITDA less Capital Expenditures of $675 million. The $675 million in Adjusted EBITDA less Capital Expenditures was above the maximum of $586 million, resulting in a maximum payout for this component.

•
In the four quarters ending September 30, 2021 Tronox reported $918 million in Adjusted EBITDA, net sales of $3,471 million, and an Adjusted EBITDA margin of 26.5%. During the same period, our three TiO2 peers recorded an aggregate $954 million in Adjusted EBITDA, $1,107 million in aggregate net sales, and 14.4% margin (calculated as described above). Accordingly, Tronox outperformed its TiO2 peers by 12.1% margin points, resulting in a maximum payout for this component.

•
In the fiscal year 2021 Tronox management made a concerted effort to operate safely during the continued pandemic. Our disabling injury frequency rate (DIFR) of 0.19 injuries to employees and contractors per 200,000 hours and our total recordable injury frequency rate (TRIFR) of 0.39 injuries to employees and contractors per 200,000 hours worked corresponded to performance between target and maximum performance levels, resulting in a 140% and 192% payout, respectively, for each of these components.

•
For fiscal year 2021 Tronox achieved 1.599 tons of CO2 emissions per ton of product that was lower than the maximum established at 1.642 tons of CO2 emissions per ton of product, resulting in a maximum payout for this component.

COMPENSATION DISCUSSION AND ANALYSIS
The actual 2021 overall Tronox results versus the AIP metrics were calculated as follows:
	Performance Levels
	Threshold (50%)	Target (100%)	Maximum (200%)	Actual Performance	Actual Payout %	Metric Weighting	Resulting Payout %
Adj EBITDA less Capital Expenditures	$280M	$415 - $465M	$586M	$675M	200%	50.0%	100.0%
Adj EBITDA Margin Relative to TiO2 Peers	3.0%	6.0%	10.9%	12.1%	200%	30.0%	60.0%
Safety DIFR	0.25	0.23	≤0.13	0.19	140%	7.5%	10.5%
Safety TRIFR	0.55	0.50	≤0.38	0.39	192%	7.5%	14.4%
Sustainability CO2 Emissions	1.657	1.649	≤1.642	1.599	200%	5.0%	10.0%
					TOTAL PAYOUT %:		194.9%
At the February 3, 2022 meeting the HRCC approved the overall 2021 Tronox results, which resulted in a calculated payout of 194.9% of target.
The overall Tronox payout represents 80% of our NEOs’ annual incentive opportunity. The remaining 20% is based on the HRCC’s evaluation of individual performance.
At the February 3, 2022 meeting our two Co-CEOs, Messrs. Turgeon and Romano, reviewed their own performance and that of the other NEOs with the Committee.
The key results influencing the Committee’s and the independent members of our Board’s approvals on cash compensation for the Co-CEOs and other NEOs in 2021 regarding individual performance are set forth below.
Safety and Sustainability:
• Achieved record setting safety performance as measured by Disabling Injury Frequency Rate (DIFR) and Total Recordable Injury Frequency Rate (TRIFR), the two primary metrics used widely to measure safety in our industry.
• Deployed practices and procedures to keep our workers safe and our operations running smoothly during the COVID pandemic.
• For the first-time, publicly communicated a detailed and substantive roadmap for reducing carbon emissions in the short-, medium- and long-term to achieve net-zero emissions by 2050.
• Achieved a platinum rating from EcoVadis, a sustainability rating agency that is widely recognized as very credible in the chemical industry and by our customers.

Production and Operations:
• Set a historical record for TiO2 pigment production. In 2021, we mined, beneficiated and transported well over 1.7 million tons of feedstock to our 9 pigment plants which produced in excess of 900,000 tons of TiO2 that were then delivered to pigment customers on six continents.
• Overcame numerous supply chain challenges -- natural gas price increases, sulfuric acid and chlorine supply disruptions, major port shutdowns, dislocation in the freight and transport markets, to name a few. In 2021, Tronox distinguished itself as the leading reliable supplier of TiO2 to the paint and coatings industry.

Financial Results:
• Delivered record net sales, EBITDA and cashflow for our shareholders and continued to widen the gap in profitability as measured by relative EBITDA margin points above Tronox’s direct industry peers.
• Realized several early stage “wins” on “Project newTron,” our multi-year IT-enabled transformation program that includes both operational and business transformation newTRON, our enterprise as well accomplished several foundational elements that help support the future success of the project. Also, as part of this project, we have achieved approximately $20 million of recurring EBITDA savings from approximately 270 cost savings initiatives across the enterprise with an expectation of still more run- rate savings to be delivered in 2022 and beyond.

Capital Deployment:
• Undertook a debt refinancing transaction which reduced annual interest expense by $30 million, extended the average maturity of our debt and replaced an onerous ABL facility with a cash flow revolver.
• Repaid over $740 million in debt and positioned Tronox to achieve its previously announced $2.5 billion gross debt objective in Q1 2022, well ahead of our 2023 target.
• Announced a capital allocation plan in November 2021 that foresees increased dividends, up to $300 million in share repurchases, continued debt reduction and capital expenditures that will support growth in production and productivity.

COMPENSATION DISCUSSION AND ANALYSIS
The final bonus payment awarded to each NEO for their 2021 fiscal year performance is provided in the table below, disaggregated to show the overall Tronox result and the individual performance result.
		Overall Tronox Results			Individual Performance			Total Payout
Executive	Target Award $	Weighting	Result	Amount	Weighting	Result	Amount	$	as a percent of Target award
Jean-François Turgeon	$900,000	80%	194.9%	$1,403,280	20%	194.9%	$350,820	$1,754,100	194.9%
John D. Romano	$900,000	80%	194.9%	$1,403,280	20%	194.9%	$350,820	$1,754,100	194.9%
Timothy C. Carlson	$414,750	80%	194.9%	$646,595	20%	175.0%	$145,163	$791,758	190.9%
Jeffrey N. Neuman	$383,250	80%	194.9%	$597,487	20%	150.0%	$114,975	$712,462	185.9%
D. John Srivisal	$325,500	80%	194.9%	$507,455	20%	150.0%	$97,650	$605,105	185.9%
Russell Austin	$240,141	80%	194.9%	$374,380	20%	150.0%	$72,042	$446,422	185.9%
Long-Term Incentive Program
We provide a long-term incentive opportunity to motivate and reward our executive officers for contributions in driving our overall performance and for retention purposes. The amounts of the grants were determined by a pre-established formula guideline (unchanged since the original appointment of each executive to their positions) that was formulated using competitive market data. Our Co-CEOs’ LTIP award is based on a dollar amount, not based on a percent of salary.
In connection with our former Chairman and CEO’s (Mr. Quinn’s) request for a leave absence from Tronox and the election on an interim basis of Messrs. Romano and Turgeon as Co-CEO, on December 27, 2020 the HRCC recommended, and the Board approved, a one-time time-based LTIP award in the amount of $750,000 for each of Messrs. Romano and Turgeon with a grant date of December 28, 2020 and vesting date of March 5, 2023. The aforementioned grants to Messrs. Romano and Turgeon were previously reported in our definitive proxy statement for the year ended December 30, 2020. On February 4, 2021, both Messrs. Romano and Turgeon received a Target LTIP grant of 150% of salary as part of the annual equity grant cycle. On March 18, 2021, the Board appointed Messrs. Turgeon and Romano as permanent Co-CEOs, each with a Target LTIP of $2,200,000 for 2021 and approved a top-up grant, with the same vesting provisions as their February 4, 2021 grant, that together with the $750,000 one-time equity award that was granted on December 20, 2020 and the February 4, 2021 annual grant award, equaled the new Target LTIP of $2,200,000. The new Target LTIP was determined and recommended by the HRCC following their review of benchmark peer data provided by FW Cook, described in more detail above.
The guideline Target LTIP award for all other participants is tied to the level of the role and denominated as a percentage of base salary. For our NEOs this equates to 150% of base salary for Messrs. Carlson, Neuman, and Srivisal and 120% of base salary for Mr. Austin. The HRCC has discretion to adjust actual LTIP awards above or below the guideline. Mr. Austin received an additional top-up grant on April 1, 2021, with the same vesting provisions as his February 4, 2021 grant, that together with the February 4, 2021 annual grant award, equaled 120% of his new salary as of March 18, 2021, the date of his promotion to SVP, Operations.
The LTIP dollar value awarded is divided by the company’s closing stock price on the date of grant to determine the number of RSUs granted. The Target LTIP dollar value may differ from the Fair Value of the award as reported in the 2021 Summary Compensation Table which reports the value of long-term incentives granted in accordance with applicable accounting rules. Awards are provided under the Company’s Amended and Restated Management Equity Incentive Plan (“Equity Incentive Plan”). Since 2015, we have granted RSUs consistently throughout all jurisdictions in which we operate. We believe RSUs provide value based on the NYSE value of our shares without any discount, but there is the risk that some or all of the granted RSUs will not vest if the executive does not remain employed with us, and with respect to performance-based RSUs, if performance is not achieved. Commencing with awards granted in February 2019, the Company moved the vest date for employee equity from anniversary date of grant to fixed vesting date of March 5 so that the vesting date is always outside of a black-out period. Hence, performance-based RSUs vest on March 5 following the three-year measurement period and time-based RSUs vest one-third on each March 5 starting with March 5 in the calendar year following the grant date. For RSUs vesting in 2022 and going forward, all outstanding RSU awards vest on March 5.

COMPENSATION DISCUSSION AND ANALYSIS
Dividend equivalents on both performance-based and time-based RSUs are accumulated and paid only when the RSUs vest. Dividends equivalents will not be paid in the event that such RSUs do not vest and will not be paid on above target performance-based RSUs that vest. Time-based RSUs are intended to incentivize executives to create shareholder value through share price appreciation and provide an employee retention incentive. We believe performance-based RSUs provide value by linking the award vesting and payments to the long-term results of the Company.
2021 Long-Term Incentive Program
The 2021 long-term incentive program maintains the same allocation between time-based and performance-based RSUs.
On February 4, 2021, the HRCC granted long-term incentives using a mix of performance-based RSUs and time-based RSUs to each of the NEOs. The 2021 grant (dated February 4, 2021) to our NEOs was allocated as follows:
AWARD TYPE	PERCENTAGE
Performance-based Restricted Share Units	50%
Time-based Restricted Share Units	50%
For 2021, the HRCC approved utilizing Total Shareholder Return (TSR) and Return on Invested Capital (ROIC) as the two metrics for performance-based awards whereby 50% of the performance-based RSUs are tied to each respective metric. ROIC replaces ORONA that was utilized as a long-term incentive Company financial metric for the performance-based RSUs granted in 2020 and TSR has been utilized as a long-term incentive metric since 2019. The HRCC determined that the use of both TSR and ROIC best balances the focus of our NEOs on achievement of building shareholder value and long-term profitable growth of the business.
Similar to the 2019 and 2020 TSR performance-based awards, the 2021 awards utilized three-year TSR performance of a “Capital Markets Peer Group” (see below for listing of companies) versus the peer group used for compensation purposes that must also consider companies of similar size and scope. The HRCC determined that the Capital Markets Peer Group, regardless of company size, better reflects companies that have similar market characteristics, economics (margins, capital intensity, and cycle dynamics), and trade at similar EBITDA multiples. The Capital Markets Peer Group was also developed as part of our strategic planning efforts and reflect companies that our NEOs regularly monitor our company’s performance against. As such, the HRCC determined it was in the best interest of shareholders to continue to align the incentives of our NEOs with the performance of our company versus the performance of those companies in the Capital Markets Peer Group.
Commencing with the 2019 RSU grants, the Company moved from vesting on an anniversary date of the grant to a fixed vesting date of March 5. The vest date for the performance-based RSUs, subject to performance criteria as specified below is March 5, 2024 and the vest dates for the service-based RSUs are March 5, 2022, March 5, 2023, and March 5, 2024. If the vest date is not a trading day then the award vests on the next trading day.

COMPENSATION DISCUSSION AND ANALYSIS
Details of the long-term incentives granted during 2021 are shown below:
•
50% of the performance-based RSUs granted are tied to Total Shareholder Return (TSR) and will vest based on the percentile rank of our TSR (defined as share price appreciation plus dividends reinvested) over the three-year measurement period of January 1, 2021 to December 31, 2023 as compared to companies in the “Capital Markets Peer Group” as defined below. For purposes of calculating TSR, the starting price for the period will be based on the 30-day average closing price prior to the measurement period and the ending price will be based on the 30-day average closing price prior to the end of the measurement period. The actual number of units that will vest will be equal to the aggregate number of units granted multiplied by the applicable TSR payout percentage. The TSR payout percentage will be determined using straight-line interpolation between Threshold and Target and between Target and Maximum.

THREE-YEAR TOTAL SHAREHOLDER RETURN PERCENTILE RANKING	TSR PAYOUT PERCENTAGE
65th percentile (Maximum)	200%
50th percentile (Target)	100%
35th percentile (Threshold)	25%
Below 35th percentile	0%
•
The HRCC approved the use of the Capital Markets Peer Group that included the following companies: Cabot Corporation (CBT); Ferro Corporation (FOE); GCP Applied Technologies Inc. (GCP); H.B. Fuller Company (FUL); Iluka Resources Limited (ILU.AX); Koppers Holdings Inc. (KOP); Kraton Corporation (KRA); Kronos Worldwide, Inc. (KRO); Minerals Technologies Inc. (MTX); Orion Engineered Carbons, S.A. (OEC); Quaker Chemical Corporation (KWR); Rayonier Advanced Materials Inc. (RYAM); Synthomer PLC (SYNT.L), The Chemours Company (CC); U.S. Silica Holdings, Inc. (SLCA); and Venator Materials PLC (VNTR).

•
50% of the performance-based RSUs granted are tied to Return on Invested Capital (ROIC) and will vest based on the three-year average annual ROIC improvement versus 2020 ROIC during the three-year measurement period that includes calendar years 2021, 2022, and 2023. The ROIC performance measure has been set with relevant Threshold, Target and Maximum target levels; however, the actual targets are not being disclosed at the current time due to these being considered by the Company to be commercially sensitive. For Threshold, Target, and Maximum ROIC performance, the corresponding ROIC payout percentages are 25%, 100% and 200%, respectively. The actual number of units that will vest will be equal to the aggregate number of units granted multiplied by the applicable ROIC payout percentage. The ROIC payout percentage will be determined using straight-line interpolation between Threshold and Target and between Target and Maximum.

Performance Results for Prior Performance-based Long-Term Incentive Awards Vesting in March 2022
During the first quarter of 2022, the performance-based restricted share units from the February 2019 long-term incentive plan, covering the 2019 to 2021 performance period vested. The performance-based restricted share units vested based upon the percentile rank of our Total Shareholder Return (“TSR” defined as share price appreciation plus dividends reinvested) over the three-year measurement period of January 1, 2019 to December 31, 2021 as compared to the Company’s Capital Markets Peer Group as described previously under “2021 Long-Term Incentive Program”.
For purposes of calculating TSR, the starting price for the period was based on the 30-day average closing price prior to the measurement period and the ending price was based on the 30-day average closing price prior to the end of the performance period.
The 2019 Capital Markets Peer Group included the following companies: Cabot Corporation (CBT); Ferro Corporation (FOE); GCP Applied Technologies Inc. (GCP); H.B. Fuller Company (FUL); Iluka Resources Limited (ILU.AX); Innophos Holdings, Inc. (IPHS); Koppers Holdings Inc. (KOP); Kraton Corporation (KRA); Kronos Worldwide, Inc. (KRO); Minerals Technologies Inc. (MTX); Orion Engineered Carbons, S.A. (OEC); Quaker Chemical Corporation (KWR); Rayonier Advanced Materials Inc. (RYAM); Synthomer PLC (SYNT.L), The

COMPENSATION DISCUSSION AND ANALYSIS
Chemours Company (CC); U.S. Silica Holdings, Inc. (SLCA); and Venator Materials PLC (VNTR). Since the award grant date, Innophos Holdings, Inc. was acquired in 2020 and therefore, the Capital Markets Peer Group excluded the results of this company for purposes of determining the final payout.
The actual number of units that vested equaled the aggregate number of shares granted multiplied by the applicable TSR payout percentage. Our actual TSR over the three-year performance period was 183.6% (the highest TSR performance among all the peer companies) which thus resulted in a percentile ranking above 65th percentile performance level (“maximum”) and 200% of the granted units vested.
2022 Long-Term Incentive Program
For 2022, the long-term incentive program maintains the same mix between time-based (50%) and performance-based RSUs (50%). The HRCC approved utilizing Total Shareholder Return (TSR) and Return on Invested Capital (ROIC) as the two metrics for performance-based awards whereby 50% of the performance-based RSUs will be tied to each respective metric. TSR has been utilized as a long-term incentive Company financial metric for performance-based RSUs granted since 2019. The HRCC determined that the use of both TSR and ROIC continues to best balance the focus of our NEOs on achievement of building shareholder value and long-term profitable growth of the business.
•
For RSUs tied to TSR, the HRCC approved utilizing the same long-term incentive metric design as utilized for the 2021 RSUs awards (3-year TSR performance of the Capital Markets Peer Group versus Company TSR performance). The HRCC continues to support using the Capital Markets Peer Group for long-term incentives as this peer group better reflects companies that have similar market characteristics, economics (margins, capital intensity, and cycle dynamics), and trade at similar EBITDA multiples, regardless of company size.

•	For RSUs tied to ROIC, the HRCC approved utilizing Average Annual ROIC during a three-year measurement period as the performance metric.
U.S. Savings & Retirement Plans
All our U.S. employees, including our U.S. executive officers, are eligible to participate in our savings plans. These plans are intended to provide our employees, including our executive officers, with the opportunity to save for retirement and have the Company contribute to these savings.
We sponsor a tax-qualified retirement savings plan (the “Savings Plan”) pursuant to which all our U.S.-based employees, including our U.S. based executive officers, are able to contribute the lesser of up to 85% of their annual salary or the limit prescribed by the Internal Revenue Service to the Savings Plan on a before-tax basis. During 2021, the Company matched 100% of the first 6% of pay that each employee contributed. In addition, there was a discretionary profit-sharing Company contribution to the Savings Plan of 6% of employee’s eligible compensation. All contributions to the Savings Plan, as well as any Company matching contributions, are fully vested upon contribution. All Company profit sharing contributions vest after three years of service.
In addition to the Savings Plan, U.S. executive officers and certain other eligible executives can participate in a nonqualified retirement savings plan (the “Savings Restoration Plan”). Pursuant to the Savings Restoration Plan, the Company will contribute at the appropriate level to the Savings Restoration Plan on a before-tax basis any amounts that would be provided under the Savings Plan but for limitations imposed by the Internal Revenue Code on qualified retirement plans. Also, U.S. executive officers and certain other eligible executives can participate in a nonqualified deferred compensation plan, which allows deferral of up to 20% of base salary and annual bonus.
Tronox also sponsors a qualified defined benefit retirement plan (the “Qualified Plan”) for its U.S. employees, which was frozen in April 2009, following Tronox Incorporated’s filing for Chapter 11 bankruptcy protection. As part of Tronox’s Plan of Reorganization, the Qualified Plan is frozen going forward and the Savings Plans are our sole employee retirement plans. Mr. Romano is the only NEO participating in this plan as described in the Pension Benefits as of December 31, 2021 table.
Australian Superannuation Program
All our Australian employees, including Mr. Austin, are eligible to participate in our Australian Superannuation Plan into which employers have a legislative requirement to contribute a minimum Superannuation Guarantee

COMPENSATION DISCUSSION AND ANALYSIS
(9.5% for January to June 2021 and 10% for July to December 2021) of an employee’s eligible earnings (base pay, bonus, commissions and other specific compensation items as defined by superannuation legislation). The Company has committed to maintain contributions 1% above the Superannuation Guarantee until 2026 and even applies the Company’s contribution percentage to eligible earnings that are in excess of legislated quarterly maximum income amounts whereby the Company is not required to make contributions. In addition to Superannuation Guarantee contributions, Company contributions to an employee’s superannuation fund may be in the form of death and permanent disability insurance premiums and payment for fund administration fees.
Employees can also elect to contribute a portion of salary (salary sacrifice) and/or a portion of his/her Annual Incentive Plan payout as superannuation contributions. These amounts can be contributed either before-tax or after-tax subject to annual caps as provided by the Australian Tax Office and are based on age and current year. Employees are responsible for managing their contributions in line with the contribution caps.

Other Compensation Practices
Compensation Recoupment Policy
The Company has adopted a recoupment or “claw-back” policy for executives, including all the NEOs. This policy allows for claw-back of incentive compensation, from both the annual and long-term plans, if payments pursuant to those plans were based on financial results that were subsequently restated due to fraud or intentional misconduct and the payment was greater than it would have been if calculated based on the accurate financial statements.
Deductibility of Executive Compensation
As part of their roles, the HRCC and the Board of Directors historically reviewed and considered the deductibility of executive officer compensation under Section 162(m) of the Internal Revenue Code, which provided that we may not deduct compensation of more than $1,000,000 that is paid to certain individuals unless such compensation qualifies for the “performance-based exemption” provided for under Section 162(m). As part of the Tax Cuts and Job Act, the exemption from Section 162(m)’s deduction limit for performance-based compensation has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to our covered executive officers in excess of $1,000,000 will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017 and which were not modified in any material respect on or after such date. The Act also expands the definition of covered employees to include the CFO, in addition to the CEO and the three other highest paid officers, and the $1 million deduction limitation will apply to any person who was a covered employee in any tax year after 2016.
Now that the exception is no longer available, we do not need to qualify for it by complying with those limitations. However, the Company intends to attempt to fit within the transition rule referred to above, if applicable, for compensation awarded prior to the effective date of the rule, to the extent that the Compensation Committee determines that to be practical and in the interest of the Company, including with respect to option awards outstanding as of November 2, 2017.
Annual Equity Grant Timing Practices
We make equity grants to our NEOs under our shareholder-approved Equity Incentive Plan on pre-established dates pursuant to our equity grant guidelines. Each year, the HRCC approves the annual awards to our NEOs and other direct reports of our CEO at its regularly-scheduled February meeting. The HRCC has delegated authority to our Co-CEOs to make annual grants, within certain parameters, to all other LTIP eligible employees, and at quarterly intervals to newly hired or newly promoted LTIP eligible employees as required. The grant date varies each year, but is always before the end of the month in which the grants were approved by the HRCC. The grant price is the “fair market value” of a share of our ordinary shares on the grant date, which we define as the closing price on the New York Stock Exchange on the grant date.

COMPENSATION DISCUSSION AND ANALYSIS
Post Termination and Change of Control
Pursuant to relevant employment agreements and subject to applicable UK law, we are obligated to make certain payments to our executive officers and/or accelerate the vesting of their equity awards upon a termination of their employment, including termination of their employment in connection with a Change of Control. For further details on these arrangements, please refer to the sections “—Potential Payments upon Termination” and “—Employment Agreements.” We offer the benefits provided by such employment agreements, the retirement plans and awards granted under the Equity Incentive Plan upon a change of control in order to be competitive with other employers who provide similar or enhanced benefits and to diminish the potential distraction due to personal uncertainties and risks that are inevitable in a Change of Control situation or threat. We believe that maintaining such benefits will help keep the management team focused on our performance and the benefit to the shareholders in the event of a Change of Control.
Moreover, under the UK Companies Act 2006, a payment for loss of office may not be made to a person who is, or has been, a director of Tronox Holdings unless either: (a) the payment is consistent with the Company’s approved directors’ remuneration policy prepared in accordance with the UK Companies Act 2006; (b) the payment is approved by resolution of the shareholders of the Company in accordance with the requirements of the UK Companies Act 2006; or (c) an exemption applies. The Company’s directors’ remuneration policy was approved by shareholders in 2020.
Risk Assessment and Monitoring
The HRCC has analyzed and continues to monitor whether our compensation practices with respect to executive officers or any of our employees create incentives for risk-taking that could harm Tronox or its business. Our compensation programs and policies mitigate risk and guard against undue risk-taking through careful balancing of short-term and long-term incentive compensation opportunities and by employing different and diverse performance measures in each compensation plan. The combination of performance measures for annual bonuses and the equity compensation programs as well as the multiyear vesting schedules for equity awards encourage employees to maintain both a short and a long-term view with respect to company performance. The HRCC has determined that none of our compensation practices creates a risk that is reasonably likely to have a material adverse effect on the Company.

Human Resources and Compensation Committee Report
The HRCC of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the HRCC has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2021. This report is provided by the following independent Directors, who comprise the HRCC.
Stephen Jones (Chairman)
Peter B. Johnston
Ginger M. Jones
Sipho Nkosi

COMPENSATION DISCUSSION AND ANALYSIS
SUMMARY COMPENSATION TABLE FOR YEAR ENDED DECEMBER 31, 2021
The following table sets forth the total compensation for the years ended December 31, 2021, December 31, 2020, and December 31, 2019 for our Co-CEOs, our Chief Financial Officer, our three most highly compensated other executive officers who were serving as executive officers as of December 31, 2021 and our retired former Chairman and Chief Executive Officer. For Mr. Austin, December 31, 2021 exchange rate was used to convert any non-US compensation to US dollars.
Name and Principal Position	Year	Salary ($)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Jean-François Turgeon Co-Chief Executive Officer (1)	2021	848,692	$500,000	1,671,158	—	1,754,100	—	343,910	5,117,860
	2020	663,300	—	1,802,825	—	752,000	—	170,692	3,388,817
	2019	639,616	—	1,164,151	—	500,000	—	189,027	2,492,795
John D. Romano Co-Chief Executive Officer (1)	2021	833,077	$500,000	1,671,133	—	1,754,100	0	321,925	5,080,235
	2020	588,404	—	1,692,831	—	673,000	151,545	142,377	3,248,157
	2019	546,923	—	1,003,276	—	430,000	179,609	162,296	2,322,105
Timothy C. Carlson Senior Vice President, Chief Financial Officer	2021	589,615	—	1,002,731	—	791,758	—	157,466	2,541,570
	2020	572,656	—	911,393	—	607,500	—	123,025	2,214,574
	2019	547,831	—	996,942	—	400,000	—	139,709	2,084,482
Jeffrey N. Neuman Senior Vice President, General Counsel & Secretary	2021	544,846	—	926,637	—	712,462	—	145,915	2,329,860
	2020	530,589	—	842,256	—	560,000	—	101,795	2,034,640
	2019	511,539	—	930,957	—	265,000	—	113,628	1,821,124
D. John Srivisal Senior Vice President, Business Development & Finance	2021	462,808	—	787,501	—	605,105	—	123,584	1,978,998
Russell Austin Senior Vice President, Operations	2021	380,925	—	585,246	—	446,422	—	289,129	1,701,722
Jeffry N. Quinn Former Chairman and Chief Executive Officer (1)	2021	249,615	—	—	—	—	—	97,666	347,281
	2020	1,074,231	—	4,923,615	—	2,062,500	—	601,220	8,661,566
	2019	1,000,000	—	4,458,974	—	1,250,000	—	554,624	7,263,598
(1)
Mr. Quinn requested, and the Board approved, a leave of absence starting December 27, 2020, during which period Mr. Quinn continued to receive his salary. Messrs. Turgeon and Romano were each appointed as Interim Co-CEO during the period of Mr. Quinn’s leave of absence. On March 18, 2021, the Company entered into a Retirement Agreement with Mr. Quinn pursuant to which he retired from his positions with Tronox at which point Messrs. Turgeon and Romano were appointed permanent Co-CEOs of the Company. See a description of these events under caption “Mr. Quinn’s Retirement from Tronox and the Election of Messrs. Romano and Turgeon as Co-CEOs” above. Messrs. Turgeon’s and Romano’s biographical information is set forth under the caption “—Election of Directors,” above.

(2)
As part of their compensation for each serving as Interim Co-CEO during Mr. Quinn’s leave of absence, the Board approved a one-time bonus of $500,000 to be paid to Messrs. Turgeon and Romano at the end of the interim Co-CEO period.

(3)
Amounts reported in this column represent the aggregate grant date fair value for our shares (without a discount to reflect the risk of some or all of the performance vested shares not vesting) in each respective year computed in accordance with the share-based accounting guidance under ASC Topic 718. Further information regarding the 2021 awards is included in the “Grants of Plan-Based Awards During 2021” and “Outstanding Equity Awards at December 31, 2021” tables appearing later in this Proxy Statement. Further details related to these awards can be found in the “Long Term Incentive Plan” section in this Proxy Statement. For assumptions for these awards, please see Note 22 to our Consolidated Financial Statements beginning on page 92 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

COMPENSATION DISCUSSION AND ANALYSIS
(4)
Amounts reflected in this column represent the incentive compensation earned for each year’s performance against predetermined objectives. Amounts also include payments that were deferred at the election of the NEOs under the terms of the Savings Restoration Plan. For 2021, Mr. Neuman deferred $112,000 and Mr. Carlson deferred $121,500.

(5)
Mr. Romano is the only NEO that is a participant in the Tronox Inc. Retirement plan. The present value of accumulated benefits as of December 31, 2021 was determined using the estimated ASC 715 assumptions in effect on December 31, 2021. The ASC 715 discount rate was 2.97%. The change in pension value above is disclosed as $0, however for the year 2021 there was a decrease in the value of Mr. Romano’s pension in the amount of $26,422. Mr. Romano received no payments, therefore the resulting decrease in pension value reflects only the aggregate change in the actuarial present value of Mr. Romano’s accumulated benefit under the pension plan. Our deferred compensation program does not allow for above-market earnings and therefore there is no value included for this amount. Includes the actuarial increases/decreases in the present values of the named executive officer’s benefits under our pension plans determined using interest rate and mortality rate assumptions consistent with those used in our financial statements. For a full description of the pension plan assumptions used by us for financial reporting purposes, see Note 23 to our Consolidated Financial Statements beginning on page 93 of the Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

(6)	The following table shows the components of “All Other Compensation” in the Summary Compensation Table for the years ended December 31, 2021, December 31, 2020, and December 31, 2019:

ALL OTHER COMPENSATION TABLE
Name	Year	Savings Plan, Discretionary Contribution, and Restoration Plan ($) (1)(2)(3)	Other ($) (4)
Jean-François Turgeon	2021	198,083	145,827
	2020	142,568	28,124
	2019	176,981	12,046
John D. Romano	2021	240,729	81,196
	2020	124,770	17,607
	2019	147,069	15,227
Timothy C. Carlson	2021	143,654	13,812
	2020	119,264	3,761
	2019	134,354	5,355
Jeffrey N. Neuman	2021	132,581	13,334
	2020	97,847	3,948
	2019	108,088	5,540
D. John Srivisal	2021	112,777	10,807
Russell Austin	2021	40,998	248,131
Jeffry N. Quinn	2021	30,462	67,204
	2020	283,523	317,697
	2019	372,923	181,701
(1)
The Company match into the U.S. Savings Plan was 100% of the first 6% of employee’s contributions up to the IRC limits for each year and the same match went into the Savings Restoration Plan for all eligible income above the IRC limit.

(2)
The Company made a discretionary contribution of 6% of employee’s earnings into the U.S. Savings Plan up to the IRC limit for each year and the same contribution went into the Savings Restoration Plan for all eligible income above the IRC limit.

(3)	For Mr. Austin, the Company made contribution of 10.5% of salary for first six months of 2021 and 11% of salary for second six months of 2021 into the Australian Superannuation Fund.
(4)
This column reflects all other compensation that is not reported elsewhere. For 2021, we are reporting the following: For Mr. Turgeon: $4,027 for disability & life insurance premiums, $10,000 for financial consulting, $3,744 for relocation, $3,233 for relocation-related tax reimbursement, $3,888 for partner travel/activities, $54,000 payment in lieu of employer contributions to Savings Restoration Plan, and $66,935 stipend paid during interim Co-CEO period; for Mr. Romano: $4,027 for disability & life insurance premiums, $10,000 for financial consulting, $234 for partner travel/activities, and $66,935 stipend paid during interim Co-CEO period; for Mr. Carlson: $3,812 for disability & life insurance premiums, $10,000 for financial consulting; for Mr. Neuman: $3,992 for disability & life insurance premiums, $8,657 for financial consulting, $685 for partner travel/activities; for Mr. Srivisal: $2,963 for disability & life insurance premiums, $6,946 for financial consulting, and $898 for partner travel/activities; for Mr. Austin: $5,000 for financial consulting, $87,699 housing allowance, $84,064 expatriate assignment allowances, $71,368 for expatriate assignment-related tax reimbursements; for Mr. Quinn: $2,283 for disability & life insurance premiums, $2,436 for financial consulting, and $62,485 for tax equalization.

COMPENSATION DISCUSSION AND ANALYSIS

GRANTS OF PLAN-BASED AWARDS DURING 2021
The following table provides information on grants of awards to our named executive officers in the fiscal year ended December 31, 2021.
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)
Name	Grant Date	Grant Date Approval (1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#) (4)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (5)
Jean- François Turgeon	—		450,000	900,000	1,800,000
	2/4/2021	2/4/2021							28,026			502,506
	2/4/2021	2/4/2021				3,503	14,013	28,026				404,555
	2/4/2021	2/4/2021				3,503	14,013	28,026				251,253
	3/18/2021	2/24/2021							12,040			222,499
	3/18/2021	2/24/2021				1,505	6,020	12,040				179,095
	3/18/2021	2/24/2021				1,505	6,020	12,040				111,250
John D. Romano	—		450,000	900,000	1,800,000
	2/4/2021	2/4/2021							25,098			450,007
	2/4/2021	2/4/2021				3,137	12,549	25,098				362,290
	2/4/2021	2/4/2021				3,137	12,549	25,098				225,004
	3/18/2021	2/24/2021							14,881			275,001
	3/18/2021	2/24/2021				1,860	7,440	14,880				221,340
	3/18/2021	2/24/2021				1,860	7,440	14,880				137,491
Timothy C. Carlson	—		207,375	414,750	829,500
	2/4/2021	2/4/2021							24,261			435,000
	2/4/2021	2/4/2021				3,033	12,131	24,262				350,222
	2/4/2021	2/4/2021				3,033	12,131	24,262				217,509
Jeffrey N. Neuman	—		191,625	383,250	766,500
	2/4/2021	2/4/2021							22,421			402,009
	2/4/2021	2/4/2021				2,803	11,210	22,420				323,633
	2/4/2021	2/4/2021				2,803	11,210	22,420				200,995
D. John Srivisal	—		162,750	325,500	651,000
	2/4/2021	2/4/2021							19,054			341,638
	2/4/2021	2/4/2021				2,382	9,527	19,054				275,044
	2/4/2021	2/4/2021				2,382	9,527	19,054				170,819
Russell Austin	—		120,071	240,141	480,282
	2/4/2021	2/4/2021							7,751			138,975
	2/4/2021	2/4/2021				969	3,876	7,752				111,900
	2/4/2021	2/4/2021				969	3,876	7,752				69,497
	3/18/2021	3/18/2021							6,219			114,927
	3/18/2021	3/18/2021				777	3,109	6,218				92,493
	3/18/2021	3/18/2021				777	3,109	6,218				57,454
Jeffry N. Quinn	—		—	—	—
	—	—				—	—	—	—			—
	—	—				—	—	—	—			—
(1)
The HRCC approved the February 4, 2021 grants at its meeting on February 4, 2021. With respect to the Co-CEO grants made on March 18, 2021, the independent members of the Board, upon the recommendation of the HRCC, approved such grants at a meeting on February 24, 2021 that were subject to the Co-CEOs appointment to such roles.

COMPENSATION DISCUSSION AND ANALYSIS
(2)
Amounts in these columns reflect the threshold, target and maximum payout levels for the 2021 annual incentive award. Further details regarding these awards can be found in the section titled “2021 Short-Term Incentive Plan.”

(3)
Amounts in these columns reflect the threshold, target and maximum amount of performance-based units that were granted to the NEOs under the equity program. For performance-based units granted on February 4, 2021 and March 18, 2021, the payout for 50% of the performance-based RSUs is determined at the end of the three-year measurement period based on the percentile rank of our TSR (defined as share price appreciation plus dividends reinvested) as compared to companies in the “Capital Markets Peer Group”. The payout for 50% of the performance-based awards is determined at the end of the three-year measurement period based on the Company’s three-year average annual ROIC improvement versus 2020 ROIC that includes calendar years 2021, 2022, and 2023. Further details regarding these grants can be found in the sections titled “Long-Term Incentive Program” and “2021 Long-Term Incentive Program”.

(4)
Amounts in this column represent the number of time-based restricted units granted to the NEOs under the equity program. The units granted on February 4, 2021 and March 18, 2021 vest one-third on March 5, 2022, March 5, 2023, and March 5, 2024.

(5)
The amounts in this column have been calculated in accordance with FASB ASC Topic 718. For the grants made on February 4, 2021, the value of time-based restricted share units is the number of units granted multiplied by the closing price of our ordinary shares on the grant date of $17.93, the value of 50% of total performance-based restricted share units (with TSR metric) is the number of units granted multiplied by the grant date fair value of $28.87 which was determined using a Monte-Carlo simulation and is 161% of the closing price of our ordinary shares on that date of $17.93, and the value of 50% of total performance-based restricted share units (with ROIC metric) is the number of units granted multiplied by the closing price of our ordinary shares on the grant date of $17.93. For the grants made on March 18, 2021, the value of time-based restricted share units is the number of units granted multiplied by the closing price of our ordinary shares on the grant date of $18.48, the value of 50% of total performance-based restricted share units (with TSR metric) is the number of units granted multiplied by the grant date fair value of $29.75 which was determined using a Monte-Carlo simulation and is 161% of the closing price of our ordinary shares on that date of $18.48, and the value of 50% of total performance-based restricted share units (with ROIC metric) is the number of units granted multiplied by the closing price of our ordinary shares on the grant date of $18.43.

COMPENSATION DISCUSSION AND ANALYSIS

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2021
The following table shows the number of shares covered by exercisable and unexercisable options and unvested stock awards owned by our named executive officers on December 31, 2021.
	Option Awards (1)					Stock Awards (2)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Jean-François Turgeon	2/10/2014	33,333	—	21.98	2/10/2024	—	—	—	—
	2/7/2019	—	—	—		17,949	431,314	53,846	1,293,919
	2/6/2020	—	—	—		39,598	951,540	59,398	1,427,334
	12/28/20	—	—	—		52,196	1,253,309	—	—
	2/4/2021	—	—	—		28,026	673,465	28,026	673,465
	3/18/2021	—	—	—		12,040	289,321	12,040	289,321
John D. Romano	6/26/2012	18,695	—	25.90	6/26/2022	—	—	—	—
	2/25/2013	95,710	—	19.09	2/25/2023	—	—	—	—
	2/10/2014	26,894	—	21.98	2/10/2024	—	—	—	—
	2/7/2019	—	—	—		15,469	371,720	46,405	1,115,112
	2/6/2020	—	—	—		35,462	852,152	53,192	1,278,204
	12/28/2020	—	—	—		52,156	1,253,309	—	—
	2/4/2021	—	—	—		25,098	603,105	25,098	603,105
	3/18/2021	—	—	—		14,881	357,590	14,880	357,566
Timothy C. Carlson	2/7/2019	—	—	—		15,371	369,365	46,112	1,108,071
	2/6/2020	—	—	—		34,280	823,748	51,418	1,235,575
	2/4/2021	—	—	—		24,261	582,992	24,262	583,016
Jeffrey N. Neuman	2/7/2019	—	—	—		14,354	344,927	43,060	1,034,732
	2/6/2020	—	—	—		31,679	761,246	47,518	1,141,858
	2/4/2021	—	—	—		22,421	538,777	22,420	538,753
D. John Srivisal	2/7/2019	—	—	—		12,208	293,358	36,622	880,027
	2/6/2020	—	—	—		26,921	646,912	40,382	970,379
	2/4/2021	—	—	—		19,054	457,868	19,054	457,868
Russell Austin	2/7/2019	—	—	—		2,504	60,171	7,510	180,465
	7/1/2019	—	—	—		1,366	32,825	4,097	98,451
	2/6/2020	—	—	—		9,709	233,307	14,564	349,973
	2/4/2021	—	—	—		7,751	186,257	7,752	186,281
	3/18/2021	—	—	—		6,219	149,443	6,218	149,419
Jeffry N. Quinn	2/7/2019	—	—	—		68,748	1,652,014	143,745	3,454,192
	2/6/2020	—	—	—		185,186	4,450,020	103,394	2,484,558
(1)	Option awards generally vest at the rate of one-third per year on the anniversary of the grant date.
(2)
Time-based awards vest one-third each March 5 starting with the March 5 in the calendar year after the grant date. Performance-based awards granted in 2019, 2020, and 2021 vest on March 5, 2022 and March 5, 2023, and March 5, 2024 respectively, subject to Company performance.

(3)	Awards granted on December 28, 2020 are time-based awards that cliff vests on March 5, 2023.
(4)	Market value of shares is based on a share price of $24.03, the closing price of our ordinary shares on December 31, 2021.

COMPENSATION DISCUSSION AND ANALYSIS

OPTION EXERCISES AND SHARES VESTED DURING 2021
The table below provides information regarding the vesting during 2021 of restricted share/unit awards held by our named executive officers. None of our named executive officers exercised stock options during 2021.
	OPTION AWARDS		STOCK AWARDS
NAME	NUMBER OF SHARES ACQUIRED ON EXERCISE (#)	VALUE REALIZED ON EXERCISE ($)	NUMBER OF SHARES ACQUIRED ON VESTING (#) (2)	VALUE REALIZED ON VESTING ($) (1)
Jean-François Turgeon	—	—	216,660	4,060,774
John D. Romano	—	—	155,493	2,912,156
Timothy C. Carlson	—	—	155,262	2,907,919
Jeffrey N. Neuman	—	—	98,813	1,846,902
D. John Srivisal	—	—	92,027	1,721,022
Russell Austin	—	—	24,939	466,007
Jeffry N. Quinn	—	—	392,593	7,168,748
(1)	Amounts reflect the closing price of our stock on the date the shares/units vested.
(2)
Includes the performance-based RSUs that vested based upon the Company’s achievement of the publicly announced synergies from the Cristal transaction. Pursuant to such RSU award agreements, the target (and maximum) was the achievement of $225 million in cumulative synergy savings during the two year period following the closing of the Cristal transaction and the Company reported cumulative synergy savings of $332 million through the fourth quarter of 2020.

PENSION BENEFITS
Mr. Romano is a participant in the Tronox Incorporated Retirement Plan. We maintain this Qualified Plan and related trust, which were frozen in April of 2009, for all U.S. employees. As part of Tronox Incorporated’s separation from Kerr-McGee, it established the retirement plan and the trusts related to our retirement plan and accepted the transfer of assets and liabilities from the corresponding trusts for the Kerr-McGee retirement plans. All employees received credit for their service as Kerr-McGee employees prior to the establishment of our retirement plan. All amounts set forth in the table below reflect normal retirement benefits that would be paid to each executive officer who is a participant in the Plan assuming the executive officer retired at the earliest retirement age that they could receive unreduced benefits (generally age 65). In addition, as part of the Cristal acquisition, we assumed Cristal’s U.S. Pension Plan which was frozen in December 2020 and merged into the Qualified Plan.
PENSION BENEFITS AS OF DECEMBER 31, 2021
NAME	PLAN NAME	NUMBER OF YEARS CREDITED SERVICE (#)(1)	PRESENT VALUE OF ACCUMULATED BENEFIT ($)(2)
John D. Romano	Tronox Incorporated Retirement Plan	20.167	899,959
(1)	The years of credited service is fixed as of the date the plan was frozen in 2009.
(2)
The present value of accumulated benefits for the Tronox Incorporated Retirement Plan as of December 31, 2021 was determined using the estimated ASC 715 assumptions in effect on December 31, 2021. The ASC 715 discount rate was 2.97%.

The lump sum assumption for the Tronox Incorporated Retirement Plan is based on the most recently published IRS 417(e) interest rates available and mortality based on PPA 2022 optional combined, unisex.
The present value of accumulated benefit amount shown above is determined according to prescribed SEC assumptions and may not reflect the benefits actually payable from the retirement plan if the named executive had retired during the last fiscal year. The above present value assumes that the executive commences his accrued benefits at his earliest unreduced age under the plan provisions in effect at December 31, 2021.
Retirement benefits are calculated based upon years of service and “final average monthly compensation”. For benefits earned prior to January 1, 2009, an employee’s final average monthly compensation is the highest

COMPENSATION DISCUSSION AND ANALYSIS
average compensation for any period of 36 consecutive calendar months out of the final 120 consecutive calendar months prior to that employee’s termination. For benefits earned beginning January 1, 2009, final average monthly compensation is the highest average compensation for any period of 60 consecutive calendar months out of the final 120 consecutive calendar months prior to that employee’s termination. Upon retirement, benefits are payable in a lump-sum or various annuity forms.
Tronox did not pay any retirement benefits to its NEOs in the fiscal year ended December 31, 2021.

NONQUALIFIED DEFERRED COMPENSATION
All U.S. employees, including our named executive officers, are eligible to participate in our Savings Plan. In addition, we offer a nonqualified deferred compensation plan, known as the Savings Restoration Plan. This plan allows certain employees the ability to defer up to 20% of their base salary and/or their annual incentive award. This plan also provides Company match and profit sharing credits for compensation in excess of the IRS maximum limit. The Company match was 100% up to 6% of employee contributions and the profit-sharing match is 6%. Employees have immediate vesting of the Company match and the Company profit sharing match vests after three years of service. Distributions from the plan for employer contributions will be in the form of a lump sum and paid six months following separation from service. All payments from these plans are made from the general assets of the Company and no special fund or trust has been established for this money.
Employees who elect to defer any of their base salary or annual incentive award have their funds contributed into the Savings Restoration Plan. Employees elect the investment options for this money from the range of investment choices in the Savings Plan, including money market funds, equity funds, and bond funds. Because this is an unfunded plan, the investment elections are used only for the purpose of crediting earnings and determining the future benefit to be received from the plan. Distributions from the plan for employee contributions will be made either as a lump sum at a specified date in the future or within six months of separation from service.
NONQUALIFIED DEFERRED COMPENSATION FOR 2021
NAME	EXECUTIVE CONTRIBUTIONS IN LAST FY ($) (1)	REGISTRANT CONTRIBUTIONS IN LAST FY ($) (2)	AGGREGATE EARNINGS IN LAST FY ($)	AGGREGATE WITHDRAWALS/ DISTRIBUTIONS ($)(3)	AGGREGATE BALANCE AT LAST FYE ($) (4)(5)
Jean-François Turgeon	—	163,283	237,872	—	1,776,060
John D. Romano	—	206,137	219,722	—	1,845,781
Timothy C. Carlson	239,423	108,985	1,741	—	1,091,723
Jeffrey N. Neuman	220,969	104,958	85,928	—	916,699
D. John Srivisal	—	81,133	33,232	—	276,152
Russell Austin	—	—	—	—	—
Jeffry N. Quinn	—	—	112,220	1,029,048	0
(1)
Amounts for Mr. Carlson in this column are also included in the Summary Compensation Table as of December 31, 2021 as follows: $117,923 was included in the 2021 Salary column and $121,500 was included in the Non-equity Incentive Plan Compensation column. Amounts for Mr. Neuman in this column are also included in the Summary Compensation Table as of December 31, 2021 as follows: $108,969 was included in the 2021 Salary column and $112,000 was included in the Non-equity Incentive Plan Compensation column. These amounts represent deferral of pay elected by the NEOs under our Savings Restoration Plan.

(2)	Amounts reflected in this column are also included in the “all other compensation” column in the Summary Compensation Table as of December 31, 2021.
(3)	Mr. Quinn received a lump sum distribution of balance six months following separation of service.
(4)
Amounts in this column include amounts previously included in current or prior year Summary Compensation Tables as follows: Mr. Turgeon - $1,057,716; Mr. Romano - $906,047; Mr. Carlson - $1,000,218; Mr. Neuman - $712,454; Mr. Srivisal - $81,133; Mr. Austin - not applicable, and Mr. Quinn - $697,952.

(5)	Mr. Austin does not participate in any retirement plans that would be considered non-qualified under US tax regulations.

COMPENSATION DISCUSSION AND ANALYSIS

POTENTIAL PAYMENTS UPON TERMINATION OR A CHANGE OF CONTROL
The below summary sets forth potential payments upon termination or change of change in control as of December 31, 2021.
Potential Payments Upon Termination
We will be obligated to make certain payments to our named executive officers or accelerate the vesting of their equity awards pursuant to the following plans or agreements upon a termination of their employment (and subject to their execution of a release of claims), including termination of their employment in connection with a Change of Control:
(1)	Employment agreements or offer letters;
(2)	Our retirement plans; and,
(3)	Award agreements issued under the Equity Incentive Plan.
Payments upon Resignation or Termination for Cause
If the named executive officer’s employment is terminated by reason of resignation or termination for cause, the named executive officer will receive: (i) any unpaid annual base salary; (ii) any earned but unpaid bonus; (iii) any accrued and unpaid vacation and/or sick days; (iv) any amounts or benefits owing to the named executive officer or their beneficiaries under the then applicable benefit plans of the Company (excluding any severance); and (v) any outstanding amounts owed for reimbursements properly incurred (collectively, “Accrued Benefits”). With respect to Mr. Austin, Accrued Benefits would exclude accrued sick days, and for termination for cause, would include a statutory notice payment.
Payments Made Upon Termination for Death or Disability
If the named executive officer’s employment is terminated by reason of death or disability, the named executive officer will receive the following amounts:
(1)	Any Accrued Benefits. However, with respect to Mr. Austin, Accrued Benefits would exclude accrued sick days; and
(2)
The pro-rata portion of the named executive officer’s annual bonus in the year of termination based on target. With respect to Mr. Austin, he will not be entitled to receive such pro-rata portion in the event of termination due to disability.

Payments Made Upon Termination without Cause or for Good Reason Not in Connection With a Change of Control
If a named executive officer’s (including Messrs. Romano’s and Turgeon’s) employment is terminated by Tronox without cause or voluntarily by Messrs. Romano or Turgeon for good reason and the termination is not made subject to the provisions related to termination in connection with a Change of Control (as defined in the named executive officer’s applicable employment agreement or offer letter), the named executive officer will be entitled to receive the following amounts:
(1)	Any Accrued Benefits;
(2)
For Messrs. Turgeon and Romano, the pro-rata portion of their annual bonus in the year of termination based on the actual results for such year. For all other named executive officers, the pro-rata portion of their annual bonus in the year of termination based upon target.

(3)
Continued medical, dental, and vision coverage for Messrs. Romano and Turgeon and their eligible dependents for a maximum period of 18 months. Messrs. Carlson, Neuman, Srivisal and Austin do not receive any Company-paid medical benefits upon termination; and

COMPENSATION DISCUSSION AND ANALYSIS
(4)
Either two (2) times (for Messrs. Romano and Turgeon) or one (1) times for Mr. Carlson the sum of (i) the named executive officer’s annual base salary, and (ii) the named executive officer’s target bonus in the year of termination. Messrs. Neuman, and Srivisal receive one times their annual salary in the year of termination. Mr. Austin receives a sum based upon a calculation of years of service to the Company and his annual salary.

Payments Made Upon Termination without Cause or for Good Reason in Connection With a Change of Control
In the event that Messrs. Romano or Turgeon is terminated without Cause or for Good Reason within the period of 90 days preceding and 24 months following a Change of Control, Messrs. Romano or Turgeon will be entitled to receive the following amounts:
(1)	Any Accrued Benefits;
(2)	The pro-rata portion of their annual bonus in the year of termination based on the actual results for such year;
(3)	Continued medical, dental, and vision coverage for themselves and their eligible dependents for a maximum period of 18 months following the date of termination;
(4)	Three (3) times the sum of (i) their annual base salary, and (ii) their target bonus in the year of such termination; and
(5)	Vesting of all equity-based incentive compensation, and with respect to any equity-based incentive awards subject to performance-based vesting, such vesting will assume performance at target.
In the event that a named executive officer (other than Messrs. Romano or Turgeon) is terminated without Cause within 12 months after a Change of Control, such named executive officer will be entitled to receive the following amounts:
(1)	Any Accrued Benefits;
(2)	The pro-rata portion of the named executive officer’s annual bonus in the year of termination based on target; and
(3)
For Messrs. Carlson, Neuman and Srivisal, one (1) times the sum of (i) the named executive officer’s annual base salary, and (ii) the named executive officer’s target bonus in the year of his termination, as well as an additional one (1) times annual base salary in the year of their termination. Mr. Austin receives a sum based upon a calculation of years of service to the Company and his annual salary.

In the event that a named executive officer (other than Messrs. Romano or Turgeon) is terminated within 24 months after a Change of Control other than for cause, death or disability, or if the named executive officer resigns for good reason, such named executive officer will be entitled to the vesting of all equity-based incentive compensation, and with respect to any equity-based incentive awards subject to performance-based vesting, such vesting will assume performance at target.
Retirement Plans
Executive officers who are eligible under our U.S. Pension Plan will receive benefits upon their termination and achievement of certain age and service requirements. Executive officers could also be eligible for early enhanced retirement benefits in the event that their position is eliminated involuntarily or due to death, disability or retirement. (See the discussion under U.S. Savings and Retirement Plans for a summary of the U.S. retirement plans.)
Long-Term Incentives
For the treatment of our equity awards under various termination scenarios with respect to our named executive officers, see footnote 5 under the table set forth below entitled “Estimated Post-Termination Payments and Benefits As Of December 31, 2021.”

COMPENSATION DISCUSSION AND ANALYSIS
Employment Agreements in Effect as of December 31, 2021
John D. Romano and Jean-Francois Turgeon
On March 18, 2021, the Company entered into an employment agreement with John D. Romano (the “Romano Employment Agreement”) and an employment agreement with Jean-Francois Turgeon (the “Turgeon Employment Agreement” and, together with the Romano Employment Agreement, each an Employment Agreement”), for each to serve as Co-CEO of the Company.
Under each Employment Agreement, the applicable Co-CEO shall be entitled to the following: (1) a base salary of not less than $900,000 per year; (b) an annual target bonus of not less than his annual salary; (c) a grant of long-term incentive compensation under the Company’s Long-Term Incentive Plan (“LTIP”) for 2021 in the amount of $2,200,000; (d) employee benefits as are made available by the Company to its senior executives, including medical, dental, vision, life and disability insurance, as well as participation in the Company’s 401(k) plan; and (e) an annual stipend of $10,000 for personal financial advisory and/or tax preparation services.
In the event that either Co-CEO is terminated from his position without “Cause” or for “Good Reason” (as those terms are defined in the applicable Employment Agreement), he shall be entitled to a severance payment that includes: (a) two times the sum of his annual base salary and target bonus; (b) his COBRA expenses for up to the earlier of 18 months or the date on which he becomes eligible for group medical insurance through another employer; (c) a pro-rata portion of his annual bonus for the year in which his termination occurs with such calculation being based on the Company’s actual results of that year multiplied by the percentage of the year that he worked at the Company prior to his termination; and (d) the vesting of any equity awards based on the terms of such awards and their underlying plans. In order to receive such severance benefits, such Co-CEO shall be obligated to enter into a release agreement that waives and releases any and all claims that he may have against the Company as of the date of the release agreement.
In the event that either Co-CEO is terminated from his position without “Cause” or for “Good Reason” during the 90 days preceding or 24 months following a “Change of Control” (as those terms are defined in the applicable Employment Agreement), he shall be entitled to a severance payment that includes: (a) three times the sum of his annual base salary and target bonus; (b) his COBRA expenses for up to the earlier of 18 months or the date on which he becomes eligible for group medical insurance through another employer; (c) a pro-rata portion of his annual bonus for the year in which his termination occurs with such calculation being based on the Company’s actual results of that year multiplied by the percentage of the year that he worked at the Company prior to his termination; and (d) the accelerated and full vesting of all equity awards based on an assumption of performance at target levels. In order to receive such severance benefits, such Co-CEO shall be obligated to enter into a release agreement that waives and releases any and all claims that he may have against the Company as of the date of the release agreement.
Timothy C. Carlson
Effective November 7, 2019 Tronox entered into a letter agreement with Timothy C. Carlson which replaced in its entirety the employment agreement dated October 17, 2016 between Mr. Carlson and Tronox with respect to Mr. Carlson’s services as the Company’s Senior Vice President and Chief Financial Officer. The employment letter provides for an annual base salary of $551,500, with an annual target bonus opportunity of 70% of salary. The letter also provides for an annual equity award with a grant value of 150% of salary.
His employment letter specifies that in the event of termination without cause, he will receive 12 months of base salary and annual target bonus severance, paid as a lump sum in accordance with the Company’s payroll practices, following the execution of a general release of claims. If the termination without cause occurs within 12 months following a change in control, he will receive one times the sum of his annual base salary and annual target bonus in addition to 12 months of base salary severance.
Jeffrey N. Neuman
Effective April 5, 2018 Tronox entered into a letter agreement with Jeffrey N. Neuman to serve as its Senior Vice President, General Counsel and Secretary. The employment letter provides for an annual base salary of $500,000, annual target bonus opportunity of 70% of salary, pro-rated for 2018 fiscal year. The letter also provides for an annual equity award with a grant value of 150% of salary.

COMPENSATION DISCUSSION AND ANALYSIS
Mr. Neuman was awarded on April 6, 2018 an initial equity award upon joining the Company of 41,276 RSUs with 50% of these units vesting in February 8, 2021, subject to the achievement of specific performance goals to be measured during the performance period commencing January 1, 2018 and ending December 31, 2020 and 50% vesting in three equal installments on February 8, 2019, February 8, 2020, and February 8, 2021, provided that Mr. Neuman is then providing services to the Company on such dates. Dividends will be accrued until units vest and then paid at that time. In addition, on April 6, 2018, Mr. Neuman was awarded a one-time grant of 53,548 performance-based units pursuant to the terms of the Company’s Integration Incentive Award Program created in connection with the proposed Cristal Transaction.
His employment letter specifies that in the event of termination without cause, he will receive 12 months of base salary severance, paid as a lump sum in accordance with the Company’s payroll practices, following the execution of a general release of claims. If the termination without cause occurs within 12 months following a Change in Control, he will receive one times the sum of his annual base salary and annual target bonus in addition to 12 months of base salary severance.
D. John Srivisal
Effective March 8, 2018, Tronox entered into a letter agreement with D. John Srivisal to serve as its Senior Vice President, Business Development. The employment letter provides for an annual base salary of $425,000, and annual target bonus opportunity of 70% of salary if the Company achieves 100% of its targets. The letter also provides for an annual equity award with a grant value of 150% of salary. His employment letter specifies that in the event of termination without cause, he will receive 12 months of base salary severance, paid as a lump sum in accordance with the Company’s payroll practices, following the execution of a general release of claims. If the termination without cause occurs within 12 months following a Change in Control, he will receive one times the sum of his annual base salary and annual target bonus in addition to 12 months of base salary severance.
Russell Austin
Effective March 18, 2021, Tronox entered into a letter agreement with Russell Austin to serve as its Senior Vice President, Operations. The employment letter provides for an annual base salary of AUD $550,000, and an annual target bonus opportunity of 60%. The letter also provides for an annual equity award with a grant value of 120% of salary commencing with the Company’s 2021 annual equity award grants. In addition, the letter agreement provides Mr. Austin with a monthly housing allowance of EUR 5,300 and a monthly cost of living allowance of EUR 2,440, each as a result of Mr. Austin relocating from his residence in Australia to the Company’s operations in the Netherlands. The letter agreement also provides for the Company to cover all applicable taxes with respect to such relocation allowances. In addition, in the event Mr. Austin’s employment is terminated then he will be entitled to all applicable redundancy benefits in compliance with Australian regulations.
Calculation of Total Amounts Payable upon Termination
The following table provides the amount of compensation payable to each named executive officer upon various termination reasons. Except as noted, the amounts shown below assume that such termination was effective as of December 31, 2021, and thus includes amounts earned through such time and are estimates of the amounts which would be paid to each executive officer upon his or her termination. The actual amounts to be paid to each executive officer can only be determined at the time of that named executive officer’s termination. All cash payments are expected to be made in a lump sum.

COMPENSATION DISCUSSION AND ANALYSIS

ESTIMATED POST-TERMINATION PAYMENTS AND BENEFITS AS OF DECEMBER 31, 2021
NAME	TYPE OF PAYMENT OR BENEFIT	VOLUNTARY RESIGNATION ($)	DEATH OR DISABILITY ($)	INVOLUNTARY NOT FOR CAUSE TERMINATION OR TERMINATION FOR GOOD REASON ($)(1)	TERMINATION RESULTING FROM A CHANGE of CONTROL (CIC) ($)
Jean-François Turgeon	Cash Severance:
	Cash Severance (2)	—	—	3,600,000	5,400,000
	Accrued Sick & Vacation Pay (3)	398,077	398,077	398,077	398,077
	Accrued Target Bonus (4)	—	900,000	900,000	900,000
	Equity:
	Restricted Shares/Units (5)	—	7,282,988	3,698,241	7,282,988
	Stock Options (6)	—	—	—	—
	Medical Benefits (7)	—	—	4,323	4,323
	Total	398,077	8,581,065	8,600,641	13,985,388
John D. Romano	Cash Severance:
	Cash Severance (2)	—	—	3,600,000	5,400,000
	Accrued Sick & Vacation Pay (3)	1,024,615	1,024,615	1,024,615	1,024,615
	Accrued Target Bonus (4)	—	900,000	900,000	900,000
	Equity:
	Restricted Shares/Units (5)	—	6,791,863	3,344,303	6,791,863
	Stock Options (6)	—	—	—	—
	Pension Benefits (8)	1,075,256	1,075,256	1,075,256	1,075,256
	Medical Benefits (7)	—	—	37,637	37,637
	Total	2,099,871	9,791,734	9,981,811	15,229,371
Timothy C. Carlson	Cash Severance:
	Cash Severance (2)	—	—	1,007,250	1,599,750
	Accrued Sick & Vacation Pay (3)	69,506	69,506	69,506	69,506
	Accrued Target Bonus (4)	—	414,750	414,750	414,750
	Equity:
	Restricted Shares/Units (5)	—	4,702,767	2,615,882	4,702,767
	Stock Options (6)	—	—	—	—
	Medical Benefits (7)	—	—	—	—
	Total	69,506	5,187,023	4,107,388	6,786,773
Jeffrey N. Neuman	Cash Severance:
	Cash Severance (2)	—	—	547,500	1,478,250
	Accrued Sick & Vacation Pay (3)	94,759	94,759	94,759	94,759
	Accrued Target Bonus (2)	—	383,250	383,250	383,250
	Equity:
	Restricted Shares/Units (5)	—	4,360,292	2,430,466	4,360,292
	Stock Options (6)	—	—	—	—
	Medical Benefits (7)	—	—	—	—
	Total	94,759	4,838,301	3,455,975	6,316,551
D. John Srivisal	Cash Severance:
	Cash Severance (2)	—	—	465,000	1,255,500
	Accrued Sick & Vacation Pay (3)	68,856	68,856	68,856	68,856
	Accrued Target Bonus (4)	—	325,500	325,500	325,500
	Equity:
	Restricted Shares/Units (5)	—	3,706,411	2,066,340	3,706,411
	Stock Options (6)	—	—	—	—
	Medical Benefits (7)	—	—	—	—
	Total	68,856	4,100,767	2,925,696	5,356,267

COMPENSATION DISCUSSION AND ANALYSIS
NAME	TYPE OF PAYMENT OR BENEFIT	VOLUNTARY RESIGNATION ($)	DEATH OR DISABILITY ($)	INVOLUNTARY NOT FOR CAUSE TERMINATION OR TERMINATION FOR GOOD REASON ($)(1)	TERMINATION RESULTING FROM A CHANGE of CONTROL (CIC) ($)
Russell Austin	Cash Severance:
	Cash Severance (2)	—	—	467,582	467,582
	Accrued Sick & Vacation Pay (3)	212,508	212,508	417,228	417,228
	Accrued Target Bonus (4)	—	240,141	240,141	240,141
	Equity:
	Restricted Shares/Units (5)	—	1,626,591	744,257	1,626,591
	Stock Options (6)	—	—	—	—
	Medical Benefits (7)	—	—	—	—
	Total	212,508	2,079,239	1,869,208	2,751,541
(1)	Resignation for Good Reason only applies to Messrs. Turgeon and Romano.
(2)
Cash Severance is based on annual rate of pay plus annual target bonus for all NEOs (other than Mr. Austin). For Messrs. Turgeon and Romano, this amount is two times the sum of base salary plus target bonus for Involuntary without Cause Termination or Termination for Good Reason and three times the sum of base salary plus target bonus for Involuntary without Cause Termination or Termination for Good Reason following a Change in Control. For Mr. Carlson, this amount is one times base salary plus target bonus for Involuntary without Cause Termination and two times base salary plus one times target bonus for Involuntary without Cause Termination following a Change in Control. For Messrs. Neuman and Srivisal, this amount is one times base salary for Involuntary without Cause Termination and two times base salary plus one times target bonus for Involuntary without Cause Termination following a Change in Control. For Mr. Austin, this amount is based upon a calculation of years of service to the Company and his annual salary.

(3)
Per each NEO’s employment agreement or company policy (other than Mr. Austin), accrued vacation and sick leave balances will be paid out upon termination. For Mr. Austin, accrued leave (excluding sick leave) will be paid out upon termination and sick leave is paid out only for Involuntary Termination without Cause.

(4)
Accrued Bonus is defined as the prorated incentive amount due for performance up to the date of termination. For this schedule, this amount is shown at target amounts for the full calendar year. However, for Messrs. Turgeon and Romano, if their termination is due to Involuntary without Cause or for Good Reason, their actual payment will be based on actual time worked and actual performance results for the Company. For Messrs. Carlson, Neuman and Srivisal for all terminations other than voluntary and for cause (and for Messrs. Turgeon and Romano for death or disability terminations), their actual payment will be based on actual time worked and target bonus amount. For Mr. Austin, if his termination is due to other than voluntary, for cause or disability, his actual payment will be based on actual time worked and target bonus amount.

(5)
The treatment of the Restricted Share Units is based on the Company’s Amended and Restated Management Equity Incentive Plan, award agreement, or employment agreement. For Death and Disability, all outstanding units, including performance-based units will vest immediately (performance-based units vest at target levels). For Involuntary without Cause Terminations (and for Messrs. Turgeon and Romano, this includes Termination for Good Reason), if the termination date is before the March 5 of the calendar year following the grant date, then the grant of performance-based RSUs is forfeited. If the termination date is on or after the March 5 of the calendar year following the grant date, a pro-rated portion (pro-rated based on time worked from Grant date to Termination date) of the unvested performance-based RSUs that would have been eligible to vest on the vesting date will remain outstanding and be eligible to vest on the normally scheduled vest date based upon the Company’s actual performance (other than Mr. Austin which the pro-rated portion of the unvested performance-based RSUs vest on the date of termination, subject to HRCC discretion as to the projected Company performance). The portion of the unvested time-based RSUs that would have become vested on the next regularly scheduled time-based vesting date, for example March 5, 2022, is pro-rated based on time worked from the Grant date (or last vesting date of the previous tranche) to Termination date. In the event of Involuntary without Cause Terminations resulting from a Change in Control, all outstanding units, including performance-based units, will vest immediately; value of performance-based units is based on target number of performance-based units. For Messrs. Turgeon and Romano, the Change in Control termination window is any time during the 90-day period preceding, or twenty-four (24) month period following a change in control of the Company. For all other NEOs, the Change in Control termination window is any time during the twenty-four (24) month period following a change in control of the Company. Amounts are calculated using December 31, 2021 NYSE closing price of our stock of $24.03.

(6)	None of our NEOs have any unvested options.
(7)	For Messrs. Turgeon and Romano, the Company will pay 100% of their healthcare premiums for a maximum of 18 months.
(8)
Pension benefits are calculated as the lump-sum walk-away value under the U.S. Pension Plan. The lump-sum assumption is based on IRS 417(e) interest rates and mortality using a one-year stability period with a two-month look-back period.

COMPENSATION DISCUSSION AND ANALYSIS

CEO PAY RATIO
The Company has selected December 31 of each fiscal year as the determination date for the calculation of the CEO pay ratio.
Our methodology for identifying the median employee for the 2021 determination date (December 31, 2021) included the following:
•	Our total global employee workforce was 6,549, and we did not exclude any employees (other than our Co-CEOs) from this total using permitted exceptions.
•
We used a consistently applied compensation measure of “annual total compensation paid”. We collected annual total compensation paid information for calendar year 2021 from each of our respective payroll registers for all employees of the Company and its consolidated subsidiaries. Annual total compensation paid generally included an employee’s gross income, including wages, overtime, bonuses and other cash incentives paid during 2021, allowances, employer retirement contributions, benefits, and equity vests.

•	We then converted these amounts in local currencies to U.S. dollars by applying the exchange rate as of the determination date.
•	We annualized total compensation paid for our new and mid-year hires and for those employees on unpaid leave for any period of time during the respective measurement period.
•
We then sorted the annual total compensation paid for each employee (excluding the Co-CEOs) from lowest to highest and identified the employee who was paid the median 2021 annual total compensation paid amount. Our fiscal year 2021 median employee is employed in South Africa at our Namakwa location.

•
For the median employee, we then excluded 2020 bonus paid in 2021 and included bonus attributable to fiscal year 2021 and calculated total compensation for 2021 for purposes of calculating the CEO pay ratio.

Our analysis determined that our median employee earned $61,101 in total compensation for 2021 and the total compensation value as disclosed in the Summary Compensation Table for 2021 for Messrs. Turgeon and Romano was $5,117,860 and $5,080,235, respectively. Based on this information, the ratio of CEO to median employee pay was 84 to 1 for Mr. Turgeon and 83 to 1 for Mr. Romano.
As the SEC rules allow for companies to adopt a wide range of methodologies to calculate their CEO pay ratio, therefore, the estimated ratio should not be used as a basis for comparison to that of other companies.

REPORT OF THE AUDIT COMMITTEE
In accordance with its charter, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the Company’s accounting and financial reporting processes and its internal and external audit processes. The Audit Committee has implemented procedures to ensure that it devotes the attention necessary to each of the matters assigned to it under its charter.
In discharging its oversight responsibility, the Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements and related footnotes and the effectiveness of the Company’s internal control over financial reporting for the fiscal year ended December 31, 2021 and the independent registered public accounting firm’s report on those financial statements and report on the Company’s internal control over financial reporting, with our management and with PwC our independent registered public accounting firm. Management represented to the Audit Committee that our financial statements were prepared in accordance with generally accepted accounting principles (“GAAP”). The Audit Committee has discussed with PwC the matters required to be discussed under Auditing Standard No. 1301, “Communications with Audit Committees,” adopted by the Public Company Accounting Oversight Board.
As part of its responsibilities for oversight of risk management, the Audit Committee reviewed and discussed Company policies with respect to risk assessment and risk management, including discussions of individual risk areas.
The Audit Committee recognizes the importance of maintaining the independence of the Company’s independent registered public accounting firm. Consistent with its charter, the Audit Committee has evaluated PwC’s qualifications, performance, and independence, including that of the lead audit partner. The Audit Committee has received and reviewed the written disclosures and the letter from PwC required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee, and has discussed with PwC, its independence from the Company.
Based on the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, for filing with the SEC.
AUDIT COMMITTEE
Ginger M. Jones (Chairperson)
Vanessa Guthrie
Peter B. Johnston
Stephen Jones

PROPOSAL 3 - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We are asking shareholders to ratify the appointment of PricewaterhouseCoopers LLP (U.S.) (“PwC”) as the Company’s independent registered public accounting firm.
The accounting firm of PwC has been appointed by our Audit Committee as the independent registered public accounting firm for the Company for the fiscal year ended December 31, 2022. Although the appointment of PwC does not require ratification, the Board of Directors has directed that the appointment of PwC be submitted to the shareholders for ratification because we value our shareholders’ views on the Company’s independent registered public accounting firm and as a matter of good corporate governance. A representative of PwC will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.
The affirmative vote of holders of a majority of ordinary shares cast at the Annual Meeting is required to ratify the appointment of PwC as the Company’s independent registered public accounting firm. In the event that shareholders do not ratify the appointment, the audit committee will reconsider the appointment.
The accompanying proxy will be voted for the ratification of PwC as the Company’s independent registered public accounting firm unless the shareholder indicates to the contrary on the proxy.
The Board of Directors recommends that shareholders vote “FOR” the ratification of the appointment of PwC as the Company’s independent registered public accounting firm for 2022.
Fees Paid to Independent Registered Public Accounting Firm
The Audit Committee selected PwC as our independent auditors to audit our financial statements and our internal control over financial reporting for each of the fiscal years ended December 31, 2021, 2020 and 2019, as well as for the fiscal year ending December 31, 2022. The following table shows the fees for professional services rendered by PwC for the audit of the Company’s annual financial statements for each of the fiscal years ended December 31, 2021 and 2020, respectively, and fees billed for other services rendered by PwC during those periods:
AMOUNTS IN $000S	2021	2020
Audit Fees (1)	$5,300	$9,062
Audit Related Fees (2)	140	339
Tax Fees (3)	681	1,202
All Other Fees (4)	10	18
Total Fees	$6,131	$10,621
(1)
Fees for professional services performed for the integrated audit of the Company’s annual consolidated financial statements and review of financial statements included in the Company’s Form 10-K and 10-Q filings, and other services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)
Fees for services performed that are reasonably related to the performance of the audit or review of the Company’s financial statements. This may include any attestations that are required by statute or regulation, and employee benefit and compensation plan audits.

(3)
Fees for professional services performed with respect to tax compliance, tax advice and tax planning. This includes preparation of original and amended tax returns for the Company and consolidated subsidiaries, refund claims, payment planning and tax audit assistance.

(4)	Fees for other permitted work performed that does not fall within the categories set forth above.

PROPOSAL 3 - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Under the Sarbanes-Oxley Act of 2002, all audit and non-audit services performed by our independent accountants must be approved in advance by the Audit Committee to assure that such services do not impair the accountants’ independence from the Company. Accordingly, all audit and non-audit services provided by PwC to us must be pre-approved in advance by our Audit Committee unless the following conditions are met:
•	The service is one of a set of permitted services that the independent registered public accounting firm is allowed to provide; and
•	The services must be brought to the attention of the Audit Committee and approved prior to the completion of the annual audit
All other permitted services must be pre-approved by either the Audit Committee or a delegate of the Audit Committee. If pre-approval is obtained from a delegate of the Audit Committee, the service may be performed provided that the service must be presented to the Audit Committee at the next scheduled meeting. In 2021 and 2020, all the fees paid to our independent auditors were approved in advance by the Audit Committee.

PROPOSAL 4 - VOTE TO RECEIVE THE ANNUAL REPORT AND ACCOUNTS
Along with this Proxy Statement, we are providing shareholders with our U.K. audited annual report and accounts and related directors' and auditor's reports for the fiscal year ended December 31, 2021 which are included as Appendix A to this Proxy Statement (the “Annual Report and Accounts”).
Under the U.K. Companies Act 2006 (the “Companies Act”), we are required to present the Annual Report and Accounts at a meeting of shareholders, which include the U.K. statutory audited annual accounts and related directors' and auditor's reports for the fiscal year ended December 31, 2021 and we are providing our shareholders at the Annual Meeting an opportunity to receive the Annual Report and Accounts. The Annual Report and Accounts will be delivered to the Registrar of Companies in the U.K. following the Annual Meeting.
We will also provide our shareholders an opportunity at the Annual Meeting to ask relevant questions of the representative of PwC in attendance at the Annual Meeting.
The following resolution is submitted for shareholder vote at the Annual Meeting:
“RESOLVED, that the shareholders hereby approve, on an advisory basis, the receipt of Tronox Holdings plc's annual report and accounts for the fiscal year ended December 31, 2021, together with the reports of the directors and the auditors thereon.”
Please note that this vote is advisory and not binding on us or the Board in any way.
The Board of Directors recommends that shareholders vote “FOR” the advisory approval to receive the Annual Report and Accounts for fiscal year ended December 31, 2021.

PROPOSAL 5 - VOTE TO APPROVE, AS A NON-BINDING ADVISORY RESOLUTION, THE U.K. DIRECTORS’ REMUNERATION REPORT FOR THE FISCAL YEAR ENDED DECEMBER 31, 2021
The Company is required, pursuant to the Companies Act, to seek an annual non-binding advisory vote from its shareholders to approve the U.K. Directors' Remuneration Report and we are therefore seeking such non-binding approval at the Meeting.
The U.K. Directors' Remuneration Report is subject to an advisory shareholder vote on an annual basis and we are asking our shareholders to approve, on a non-binding advisory basis, the U.K. Directors' Remuneration Report for the fiscal year ended December 31, 2021. The U.K. Directors' Remuneration Report has been approved by and signed on behalf of the Board and will be delivered to the Registrar of Companies in the U.K. following the Annual Meeting.
This proposal is similar to Proposal 2 in respect of the compensation of our NEOs, however, the U.K. Directors' Remuneration Report solely considers the remuneration of our executive and non-executive directors as is required under the Companies Act during the fiscal year ended December 31, 2021.
We encourage shareholders to read the directors' remuneration report, which can be found in pages A-17 to A-31 of the Annual Report and Accounts contained in Appendix A to this Proxy Statement.
The following resolution is submitted for shareholder vote at the Annual Meeting:
“RESOLVED, that the shareholders hereby approve, on an advisory basis, the U.K. Directors' Remuneration Report for the fiscal year ended December 31, 2021 as included in Tronox Holdings plc's annual report and accounts for the fiscal year ended December 31, 2021.”
Please note that this vote is advisory and not binding on our company or the Board in any way. Our directors' entitlement to receive remuneration is not conditional on it and payments made or promised to directors will not have to be repaid, reduced, or withheld in the event that the resolution is not passed.
The resolution and vote are a means of providing shareholder feedback to the Board. The Board values shareholders' feedback, and the HRCC and Corporate Governance and Sustainability Committee, respectively, will review and consider the outcome of the vote in connection with its ongoing review of our executive director and non-executive director compensation programs.
The Board of Directors recommends that shareholders vote “FOR” the advisory approval of the U.K. Directors’ Remuneration Report for the fiscal year ended December 31, 2021, as included in the Annual Report and Accounts.

PROPOSAL 6 - RE-APPOINTMENT OF OUR U.K. STATUTORY AUDITOR
The statutory auditor of an English-incorporated company is responsible for conducting the statutory audit of such company's U.K. statutory accounts in accordance with the Companies Act.
Under the Companies Act, our U.K. statutory auditor must be appointed at each meeting at which the annual report and accounts are presented to shareholders. Our current U.K. statutory auditor is PricewaterhouseCoopers LLC and our Audit Committee has approved their re-appointment to serve as our U.K. statutory auditor for 2022. We are asking shareholders to approve the re-appointment of PricewaterhouseCoopers U.K. to hold office from the conclusion of the Annual Meeting until the conclusion of the next general meeting at which the annual report and accounts are laid.
The following resolution is submitted for shareholder vote at the Annual Meeting:
“RESOLVED, that the re-appointment of PricewaterhouseCoopers LLP as Tronox Holdings plc’s U.K. statutory auditor under the U.K. Companies Act 2006, to hold office from the conclusion of the annual general meeting held on May 12, 2022 until the conclusion of the next general meeting at which the annual report and accounts are laid be, and it hereby is, approved.
If the re-appointment of PricewaterhouseCoopers U.K. as our U.K. statutory auditor is not approved at the Annual Meeting, the Board may appoint an auditor to fill the vacancy.
The Board of Directors recommends that shareholders vote “FOR” the re-appointment of PricewaterhouseCoopers LLP (U.K.) as our statutory auditor to hold office until the conclusion of the next general meeting at which the annual report and accounts are laid.

PROPOSAL 7 - AUTHORIZATION OF THE BOARD OR THE AUDIT COMMITTEE TO DETERMINE THE REMUNERATION OF PRICEWATERHOUSECOOPERS LLP AS OUR U.K. STATUTORY AUDITOR
Under the Companies Act, the remuneration of our U.K. statutory auditor must be fixed in a general meeting or in such manner as may be determined in a general meeting.
We are asking our shareholders to authorize the Board to determine the remuneration of PwC U.K. in its capacity as our U.K. statutory auditor. It is proposed that, going forward, the Board would delegate this authority to determine the remuneration of our U.K. statutory auditor to the Audit Committee in accordance with the Board's procedures and applicable law.
The following resolution is submitted for shareholder vote at the Annual Meeting:
“RESOLVED, that the directors on the board of, or the Audit Committee of, Tronox Holdings plc be, and they hereby are, authorized to determine PricewaterhouseCoopers LLP's remuneration as Tronox Holding plc's U.K. statutory auditor.”
The Board of Directors recommends that shareholders vote “FOR” the authorization of the Board or Audit Committee to determine the remuneration of PricewaterhouseCoopers (U.K.) LLP as our U.K. statutory auditor.

GENERAL INFORMATION
This Proxy Statement is being furnished to you in connection with the solicitation of proxies by the Board of Directors of Tronox Holdings plc for use at our 2022 Annual Meeting of Shareholders.
2022 Annual Meeting Date and Location
Tronox’s 2022 Annual Meeting will be held at 263 Tresser Boulevard, Suite 1100, Stamford, Connecticut 06901 on May 12, 2022 at 10:00 am EDT, or at such other time and place to which the Annual Meeting may be adjourned. For directions to the Annual Meeting, please contact us at +1 (203) 705-3800. References in this Proxy Statement to the Annual Meeting also refer to any adjournments or changes in location of the meeting, to the extent applicable.
Voting Matters
Management Proposals		Board Vote Recommendation	Page Reference
Proposal 1	Election of Directors	For Each Nominee	10
Proposal 2	Non-binding Advisory Vote to Approve the Compensation of Our Named Executive Officers (Say-On-Pay)	For	33
Proposal 3	Ratification of Appointment of Independent Registered Public Accounting Firm	For	73
Proposal 4	Approve Receipt of U.K. Audited Annual Report and Accounts	For	75
Proposal 5	Non-binding Advisory Vote to Approve U.K. Directors’ Remuneration Report	For	76
Proposal 6	Approve Re-Appointment of U.K. Statutory Auditor	For	77
Proposal 7	Authorize the Board or the Audit Committee to Determine Remuneration of U.K. Statutory Auditor	For	78
The approval of the aforementioned proposals requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and actually cast on each such specific proposal. In determining the number of shares present and entitled to vote, and in counting how many votes are cast for each specific proposal, abstentions and, if applicable, broker non-votes may or may not be counted as described below.
With respect to Proposal 1, abstentions and, if applicable, broker non-votes are not treated as votes cast with respect to a director, and thus, will not be counted in determining the outcome of the election of directors. A director will be approved if a majority of shares cast “FOR” votes for such director. Separate resolutions for the election of each director will be submitted for shareholder vote at the Annual Meeting.
With respect to Proposals 2 and 5, abstentions are deemed present and entitled to vote for purposes of determining the number of shares constituting a majority of shares present and entitled to vote. Accordingly, an abstention, because it is not a vote “for,” will have the effect of a negative vote for each such proposal. Broker non-votes are not considered entitled to vote for purposes of determining whether Proposals 2 and 5 have been approved by shareholders, and thus, will not be counted as a vote cast “for” or “against” on such proposals.
With respect to Proposals 3, 4, 6 and 7, abstentions are deemed present and entitled to vote for purposes of determining the number of shares constituting a majority of shares present and entitled to vote. Accordingly, an abstention, because it is not a vote “for,” will have the effect of a negative vote for each proposal. With respect to such proposals, if your shares are held through a broker, bank or other nominee, they will have discretion to vote on your behalf if you do not provide voting instructions.
Each of our current Directors is standing for re-election to hold office until the next annual meeting of shareholders or until his or her successor is duly elected and qualified.
Certain proposals on which shareholders are being asked to vote are customary, or required for public limited companies incorporated in England and Wales to present to shareholders at each annual general meeting. These proposals may be unfamiliar to shareholders accustomed to proxy statements for companies organized in other jurisdictions. Specifically, proposals 4 through 8 are customary proposals, and may be mandated by English law.

GENERAL INFORMATION
Delivery of Proxy Materials
These materials were first sent or made available to shareholders on, or about, March 30, 2022. If you previously chose to receive proxy material by e-mail, we have arranged to have these materials delivered to you in accordance with that election. Shareholders may request to receive proxy materials electronically by e-mail during the voting period. Choosing to receive your future proxy materials by e-mail will save us the cost of printing and mailing documents to you, as well as solicitation costs, if any. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.
If your ordinary shares are registered directly in your name with our transfer agent you are considered, with respect to those shares, the registered shareholder of record, and we are sending this Proxy Statement and the other proxy materials directly to you. As the shareholder of record, you have the right to grant your voting proxy directly to the named proxy holder or to vote in person at the meeting. We have enclosed a Proxy Card for you to use.
Most shareholders hold their shares through a broker or other nominee rather than directly in their own name. If your shares are held by a broker or by another nominee, you are considered the beneficial owner of these shares even though they are held in “street-name,” and these proxy materials should be forwarded to you by the broker, trustee or nominee together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote and you are invited to attend the Annual Meeting. Since a beneficial owner is not the shareholder of record, you may not vote these shares at the meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee how to vote your shares.
Each registered shareholder will receive one copy of each such Notice per account even if at the same address, while most banks and brokers will deliver only one copy of such Notice to consenting “street-name” shareholders (you own shares beneficially in the name of a bank, broker or other holder of record on the books of our transfer agent) who share the same address. This procedure reduces our printing and distribution costs. Those who wish to receive separate copies may do so by contacting their bank, broker or other nominee. Similarly, “street-name” shareholders who receive multiple copies of the Notice at a single address may request that only a single copy be sent to them in the future by contacting their bank, broker or other nominee. If you hold your shares in “street-name” through a broker, bank or other nominee, you must provide the record holder of your shares with instructions on how to vote the shares.
Please follow the voting instructions provided by the bank or broker. Brokers, banks and other nominees who hold Tronox Holdings plc ordinary shares on behalf of their beneficial owners may not give a proxy to Tronox Holdings plc to vote those shares with respect to any proposals other than Proposals 3, 4, 6 and 7 and without specific voting instructions from such beneficial owners, as none of these other matters to be voted upon at the Annual Meeting are considered routine matters under the New York Stock Exchange (“NYSE”) Rule 452 and brokers, banks and other nominees do not have discretionary voting power for such non-routine matters. Any votes cast by street-name shareholders or brokers, banks or other nominees will be treated as though they were votes cast by the shareholder of record. You may not vote shares held in street-name by returning a proxy card directly to Tronox Holdings plc or by voting in person at the Annual Meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee. Any votes cast pursuant to a “legal proxy” will be treated as though they were cast by the shareholder of record.
Procedural Matters
Only holders of shares as of 5:00 p.m., U.S. Eastern Daylight Time, on Friday, March 17, 2022 will be entitled to attend and to vote at the Annual Meeting. As of March 14, 2022, there were 156,059,772 shares outstanding. Each of our shares entitles its holder to one vote on all matters on which holders of such shares have the right to vote. Shareholders do not have cumulative voting rights.

GENERAL INFORMATION
Voting Procedures
Registered Shareholders: Registered shareholders may vote their shares by mail, by phone or via the Internet as described below.
Beneficial owners whose shares are held in a brokerage account may vote by using the voting instruction form provided by the broker or by phone or the Internet as described below.
Beneficial owners whose shares are held by a bank, and who have the power to vote or to direct the voting of the shares, can vote using the proxy or voting information form provided by the bank or, if made available by the bank, by phone or the Internet as described below.
Beneficial owners whose shares are held in a trust under an arrangement that provides the beneficial owner with the power to vote or to direct the voting of the shares in accordance with the provisions of such arrangement.
Beneficial owners can vote at the meeting provided that he or she obtains a “legal proxy” from the person or entity holding the shares for him or her (typically a broker, bank or trustee). A beneficial owner can obtain a legal proxy by making a request to the broker, bank or trustee. Under a legal proxy, the bank, broker or trustee confers all of its rights as a record holder to grant proxies or to vote at the Annual Meeting.
Vote by Internet
Prior to the Annual Meeting – Shareholders of record and beneficial owners of the Company’s ordinary shares can vote via the Internet 24 hours a day until 11:59 p.m. Eastern Time on Tuesday, May 11, 2022.
Voting via the Internet is permitted regardless of whether shareholders receive the Annual Meeting materials through the mail or via the Internet. Instructions for voting are provided along with your notice, proxy card or voting instruction form. If you vote on the Internet, please do not mail your proxy card if you received one (unless you intend for it to revoke your prior Internet vote). Your Internet vote will authorize the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
During the Annual Meeting – Shareholders of record and beneficial owners (with a legal proxy from the bank, broker or trustee) of the Company’s ordinary shares can vote via the Internet during the Annual Meeting by visiting www.proxyvote.com and following the instructions provided along with your notice, proxy card or voting instruction form.
Voting by Internet is fast and convenient, and your vote is immediately confirmed and tabulated. By using the Internet to vote, you help Tronox conserve natural resources and reduce postage and proxy tabulation costs.
Vote by phone
Prior to the Annual Meeting – Shareholders of record and beneficial owners of the Company’s ordinary shares can vote by phone. Instructions are provided along with your notice, proxy card or voting instruction form. If you vote by phone, do not mail your proxy card if you received one (unless you intend for it to revoke your prior vote submitted by phone). Your vote by phone will authorize the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
Voting by phone is fast and convenient and your vote is immediately confirmed and tabulated. By using the phone to vote, you help Tronox conserve natural resources and reduce postage and proxy tabulation costs.
Vote by mail
Prior to the Annual Meeting – If you received this Proxy Statement by mail, simply sign and date the enclosed proxy card or voting instruction form and mail it in the enclosed prepaid and addressed envelope. If you mark your choices on the card or voting instruction form, your shares will be voted as you instruct.
Tabulation of Votes
Votes cast by proxy or in person at the meeting will be tabulated by a proxy tabulator.

GENERAL INFORMATION
Quorum Requirements and Effect of Abstention and Broker Non-Votes
A shareholder present in person, or by proxy, at the Annual Meeting, who abstains from voting on any or all proposals will be included in the determination of shareholders present at the Annual Meeting for the purpose of determining the presence of a quorum, as will broker non-votes. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because the proposal is not a routine matter, and the broker has not received voting instructions from the beneficial owner of the shares. All items on this year’s ballot are “non-routine” matters under NYSE rules except Proposals 3, 4, 6 and 7. Our Articles of Association require that a quorum of shareholders—the holders of a majority of outstanding shares entitled to vote at the Annual Meeting—be present or represented by proxy to conduct business at the Annual Meeting. Any shareholder that is a shareholder of record may authorize such person as it thinks fit to act as its representative at the Annual Meeting and the person so authorized shall (on production at the Annual Meeting of a certified copy of such resolution) be entitled to exercise the same powers on behalf of the corporation as that corporation could exercise if it were an individual shareholder of Tronox Holdings plc.
Although abstentions and broker non-votes count as “shares present” at the meeting for purposes of determining a quorum, they will not be counted as votes in favor of or against the election of the Director nominees or other proposals. Under NYSE rules, a depository cannot cast a vote in favor of or against the election of Director nominees (Proposal 1), the advisory vote on executive compensation (Proposal 2) and the advisory vote on the UK Directors’ Remuneration Report (Proposal 5) absent instruction from the underlying beneficial owner.
Revocation of Proxies
Shareholders of record may revoke their proxy at any time before it is voted at the Annual Meeting by either:
•	Submitting another timely, later-dated proxy by mail;
•	Delivering timely written notice of revocation to our Secretary in accordance with our Articles of Association; or,
•
Voting during the Annual Meeting via the Internet. If your ordinary shares are held beneficially in street-name, you may revoke your proxy by following the instructions provided by your broker, trustee, nominee or depositary, as applicable.

Vote Confidentiality
Tronox has a confidential voting policy to protect our shareholders’ voting privacy. Under this policy, ballots, proxy forms and voting instructions returned to brokerage firms, banks and other holders are kept confidential. Only the proxy tabulator and Inspector of Elections have access to the ballots, proxy forms and voting instructions. The proxy tabulator will disclose information taken from the ballots, proxy forms and voting instructions only if there is a proxy contest, if the shareholder authorizes disclosure, to defend legal claims or as otherwise required by law.
Annual Meeting Admission
Attendance at the Annual Meeting is limited to shareholders (or their proxies) and a guest. Admission to the Annual Meeting is on a first-come, first-served basis. Registration begins at 9:00 a.m., U.S. Eastern Daylight Time, on May 12, 2022, and you will be asked to present a valid picture identification and proof of Tronox share ownership as of the record date. If you hold Tronox shares in a brokerage account, you must bring a copy of a brokerage account statement reflecting your share ownership as of the record date. If you plan to attend as the proxy or attorney of a shareholder, the shareholder must provide valid proof of your appointment no later than 11:59 p.m., U.S. Eastern Daylight Time, on Tuesday, May 11, 2022. If you plan to attend as a representative of a body corporate you must bring evidence of appointment to the Annual Meeting. Submitting your proxy now will not prevent you from voting your shares at the Annual Meeting if you desire to do so, as your proxy is revocable at your option. The use of cameras at the Annual Meeting is prohibited and they will not be allowed into the Annual Meeting or any other related areas. We realize that many cellular phones have built-in digital cameras, and while these phones may be brought into the meeting room, they may not be used at any time.

GENERAL INFORMATION
Announcement of the Voting Results
We will announce the preliminary voting results at the Annual Meeting. We will report the final results in a current report on Form 8-K filed with the SEC shortly after the Annual Meeting. The results of the polls taken on the resolutions at the Annual Meeting and any other information required under the U.K. Companies Act 20006 will be made available on our website at www.tronox.com under “Investors – Governance” as soon as reasonably practicable following the Annual Meeting and for a period of two years thereafter.
Notice and Access
The Notice of 2022 Annual Meeting, 2022 Proxy Statement, and 2021 Annual Report are available at www.proxyvote.com. This year, we are furnishing Proxy Materials over the Internet to a number of our shareholders under the SEC’s notice and access rules. Many of our shareholders will receive a Notice Regarding the Availability of Proxy Materials (the “Notice”) in the mail instead of a paper copy of this Proxy Statement, a proxy card or voting instruction card, and our 2021 Annual Report. We believe that this process will conserve natural resources and reduce the costs of printing and distributing our Proxy Materials. The Notice contains instructions on how to access our Proxy Materials and vote over the Internet at www.proxyvote.com and how shareholders can receive a paper copy of our Proxy Materials, including this Proxy Statement, a proxy card or voting instruction card, and our 2021 Annual Report. At www.proxyvote.com, shareholders can also request to receive future Proxy Materials in printed form by mail or electronically by email. All shareholders who do not receive a Notice will receive a paper copy of the Proxy Materials by mail unless they have previously elected to receive Proxy Materials by email. We remind shareholders who receive a Notice that the Notice is not itself a proxy card and should not be returned with voting instructions. If you would like an additional copy of the 2021 Annual Report or the 2022 Proxy Statement, with exhibits, these documents are available on the Company’s website, https://www.tronox.com. These documents are also available without charge to any shareholder, upon request, by writing to: c/o Corporate Secretary, 263 Tresser Boulevard, Suite 1100, Stamford, Connecticut 06901, U.S.A.

ADDITIONAL INFORMATION
SOLICITATION OF PROXIES
The Proxy accompanying this Proxy Statement is solicited by the Board of Directors of the Company. Proxies may be solicited by officers, Directors and executive employees of the Company, none of whom will receive any additional compensation for their services. We have retained Okapi Partners LLC (“Okapi”), 1212 Avenue of the Americas, New York, NY 10036 to distribute and solicit proxies. We will pay Okapi a base fee not to exceed $16,500, plus reasonable expenses for these services. The Company will bear the cost of solicitations and the fees related to the solicitation of proxies.
SHAREHOLDER PROPOSALS FOR PRESENTATION AND NOMINATIONS FOR DIRECTORS AT THE 2023 ANNUAL MEETING
Shareholders who, in accordance with SEC Rule 14a-8, wish to present proposals for inclusion in the Company’s 2023 proxy materials to be distributed in connection with next year’s annual meeting must submit their proposal so they are received by our Corporate Secretary at the address provided below no later than the close of business (5:00 p.m., U.S. Eastern Daylight Time) on November 30, 2022.
Our Articles of Association provide for an advance notice procedure outside of SEC Rule 14a-8 for shareholders who wish to nominate persons for election to the Board. Should an eligible shareholder or shareholders desire to nominate a candidate for Director or propose any other business at the 2023 Annual Meeting outside of the process for inclusion of such nomination or proposal in the Proxy Statement, such shareholder must give us timely written notice. As required under our Articles of Association, to be timely for the 2023 Annual Meeting, a shareholder’s notice of a Director nomination must be delivered to our Corporate Secretary at the address provided below not earlier than the 120th day, no later than the 90th day before the anniversary of the date of the 2022 Annual Meeting. As a result, any nomination given by a shareholder pursuant to these provisions of our Articles of Association (and not pursuant to SEC Rule 14a-8) must be received no earlier than the close of business (5:00 p.m. U.S. Eastern Standard Time) on January 12, 2023, and no later than the close of business (5:00 p.m., U.S. Eastern Standard Time) on February 11, 2023, unless our 2023 Annual Meeting date occurs more than 30 days before or 70 days after May 12, 2023. In that case, notice of the nomination must be received by our Corporate Secretary not earlier than close of business on the 120th day before the 2022 Annual Meeting and not later than the close of business on the date that is the later of (i) the 90th day before the 2022 Annual Meeting, or (ii) the 10th day following the day on which Tronox first publicly announces the date of such meeting. The public announcement of an adjournment or postponement of an Annual Meeting of Shareholders shall not commence a new time period (or extend any time period) for the giving of a shareholder’s nomination as described above.
Notice of intention to submit a nomination or other proposal at the 2023 Annual Meeting must comply with applicable laws and our Articles of Association, and any request for a copy of our Articles of Association must be addressed to the Corporate Secretary at Tronox Holdings plc, 263 Tresser Boulevard, Suite 1100, Stamford, Connecticut 06901, USA. Our Articles of Association is also available on our website at www.tronox.com.
HOUSE HOLDING AND COMBINING ACCOUNTS
Each registered shareholder (those that own shares in their own name on the books of our transfer agent) will receive one copy each of this Proxy Statement per account, even if at the same address.
The SEC permits companies and intermediaries (such as brokers and banks) to satisfy delivery requirements for Proxy Statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single Proxy Statement and annual report to those shareholders. This process, which is commonly referred to as “house holding,” is intended to reduce the volume of duplicate information shareholders receive and also reduce expenses for companies. While we do not utilize house holding, some intermediaries may be house holding our proxy materials and annual report. Once you have received notice from your broker or another intermediary that it will be house holding materials to your address, house holding will continue until you are notified otherwise or until you revoke your consent. If you hold your shares through an intermediary that sent a single Proxy Statement and annual report to multiple shareholders in your household, we will promptly deliver a separate copy of each of these documents to you if you send a written request to: 263 Tresser Boulevard, Suite 1100, Stamford, Connecticut 06901, USA or fax a request to +1 (203) 705-3703 (USA). You may also submit a request by telephone (from U.S. and Canada only) using the

ADDITIONAL INFORMATION
toll-free number listed on the proxy card. If you hold your shares through an intermediary that is utilizing house holding and you want to receive separate copies of our annual report and Proxy Statement in the future, or if you are receiving multiple copies of our proxy materials and annual report and wish to receive only one, you should contact your bank, broker or other nominee record holder.
WHERE YOU CAN FIND MORE INFORMATION
Our public internet site is http://www.tronox.com. We make available free of charge, on our website at www.tronox.com, under “Investors – Financials”, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, Proxy Statements and Forms 3, 4 and 5 filed on behalf of Directors and executive officers and any amendments to those reports filed or furnished pursuant to the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Also posted on our website are charters for the Company’s Audit Committee, HRCC and Corporate Governance and Sustainability Committee. Copies of these charters and our Corporate Governance Guidelines (which includes The Lead Independent Director Charter) and Code of Ethics and Business Conduct governing our Directors, officers and employees are also posted on our website under “Investors – Governance”. Copies of these documents may be requested in print, at no cost, by telephone at +1 (203) 705-3800 or by mail at Tronox Holdings plc, 263 Tresser Boulevard, Suite 1100, Stamford, CT 06901, USA, Attention: Investor Relations. The information included on the website is not incorporated by reference into this Proxy Statement.
BY ORDER OF THE BOARD OF DIRECTORS

Jeffrey N. Neuman
Senior Vice President,
General Counsel and Secretary
March 30, 2022

Appendix A
TRONOX HOLDINGS PLC

Annual Report and Financial Statements
Registered number 11653089
31 December 2021

INTRODUCTION
Tronox Holdings plc (referred to herein as “Tronox”, “the company”, “we”, “us”, or “our”) is a public limited company incorporated under the laws of England and Wales and is listed on the New York Stock Exchange. This section therefore covers the requirements of being a quoted company within the meaning of the UK Companies Act 2006, as follows:
a. UK Statutory Strategic Report
b. UK Statutory Directors’ Report
c. Directors’ Remuneration Report
d. Tronox Holdings plc parent company financial statements
The Annual Report and Financial Statements (the “Annual Report”), as mentioned throughout, is comprised of the reports listed above and the Annual Report on Form 10-K for the year ended 31 December 2021.

UK STATUTORY STRATEGIC REPORT
The Directors present their UK Statutory Strategic Report on the group for the year ended 31 December 2021. The required disclosures and matters not otherwise expressly set forth herein can be found in the sections referenced in the Company’s Annual Report on Form 10-K for the year ended 31 December 2021 and are referenced directly from here. The information in this document below that is referred to in the following table shall be deemed to comply with the UK Companies Act 2006 requirements for the UK Statutory Strategic Report:
Required item in the UK Statutory Strategic Report	Where information can be found in the Annual Report on Form 10-K or in this Annual Report
A fair review of the company's business, including use of KPI’s
Part II, Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations.

The parent company's principal activity is that of a holding company for Tronox Investment Holdings Limited (TIHL) whose main activities through its subsidiaries is the production and marketing of titanium bearing mineral sands and titanium dioxide (“TiO2”) pigment. Refer to the parent company “notes to the financial statements” for investment in subsidiary impairment assessment and recoverability of amounts from other group undertakings.

A description of the principal risks and uncertainties	Part I, Item IA. Risk Factors

Information on environmental matters (including the impact of the company's business on the environment)	Part I, Item I. Business – Overview, Environmental, Health and Safety Authorizations

Information about the company’s employees	Part I, Item I. Business, Human Capital

Information about social, community and human rights issues	Tronox group ensures it abides by its Code of Ethics and Business Conduct filed as Exhibit 14.1 – Code of Ethics and Business Conduct

Number of persons of each sex who were Senior Managers and employees	Certain disclosures relevant to the group section of this document.

Information on anti-corruption and anti- bribery matters	Filed as Exhibit 14.1 – Code of Ethics and Business Conduct

Description of the company's strategy	Part I, Item I. Business, 2021 Key Strategic Initiatives

Description of the company's business model	Part Item I. Business, Our Principal Products, Mining and Beneficiation of Mineral Sands Deposits, Production of TiO2 Pigment, Marketing of TiO2, Research and Development

UK STATUTORY STRATEGIC REPORT
Directors’ Duties
The Directors of Tronox Holdings plc (the “Company,” “we,” “our” or “us”) must act in accordance with a set of general duties. As a company incorporated in the UK, these duties are detailed in Section 172 of the UK Companies Act 2006, which is summarized as follows:
A director of a company must act in the way they consider, in good faith, would be most likely to promote the success of the company for the benefit of its shareholders as a whole and, in doing so have regard (amongst other matters) to:
a. The likely consequences of any decisions in the long-term;
b. The interests of the company’s employees;
c. The need to foster the company’s business relationships with suppliers, customers and others;
d. The impact of the company’s operations on the community and the environment;
e. The desirability of the company maintaining a reputation for high standards of business conduct; and
f. The need to act fairly as between shareholders of the company.
As part of their induction, a director of the Company (each a “Director” and together the “Directors” or “Board”) is briefed on their duties and they can access professional advice on these, either from the Company’s Corporate Secretary, of if they judge it necessary, from an independent adviser. Additionally, we believe that it is important to recognize that in a large organization such as ours, the Directors fulfill their duties partly through a governance framework that delegates day-to-day decision-making authority to senior management of the Company.
Decision-Making / Governance and Performance Oversight / Risk
Boards of large companies typically delegate day-to-day management and decision-making to senior management. Directors should maintain oversight of a company’s performance and ensure that management is acting in accordance with the strategy and plans agreed by a board, and its delegated authorities. The culture, values and standards that underpin this delegation should help ensure that when decisions are made, their wider impact has been considered. A board should also reserve certain matters for its own consideration so that it can exercise judgement directly when making major decisions, and in doing so promote the success of the company while having regard to all necessary matters. A board needs assurance that a company’s financial reporting, risk management, and governance and internal control processes are operating efficiently.
Overview of how the Board discharges its duties
The Board administers its risk oversight function directly and through its various standing committees, namely the Audit Committee, the Corporate Governance and Sustainability Committee and the Human Resources and Compensation Committee. The charters of each of these committees can be found at investor.tronox.com/governance/governance-documents. The Audit Committee works closely with members of senior management to ensure that management undertakes a robust annual Enterprise Risk Management (“ERM”) program whereby members of management assess the key risks inherent to the Company’s commercial activities as well as the efficacy of the Company’s mitigation efforts to ensure that those risks do not impact long-term shareholder value. A detailed report-out of the results of the ERM process is made to the full Board and throughout the year the Board receives periodic reports from members of senior management on areas of material risk to our Company, including operational, financial, competitive, management retention, cybersecurity and legal risks. The Board routinely discusses with senior management our major risk exposures, their potential financial impact on our Company, and the steps (both short-term and long-term) we take to manage them.
In addition, each year, the Board undertakes an in-depth review of the Company’s business plan and budget for the following year. In conducting its review, the Board has regard to a variety of matters, including the need to balance the achievement of short-term financial and commercial objectives against the creation of long-term stakeholder value and sustainability.
In 2019, we completed the acquisition of the TiO2 business of Cristal and became the world’s largest vertically integrated pigment producer and second largest TiO2 pigment producer. With an unmatched global footprint on 6

UK STATUTORY STRATEGIC REPORT
Overview of how the Board discharges its duties(Continued)
continents, the Company now currently has approximately 1.1 million tons of nameplate TiO2 pigment capacity. The enhanced global footprint following the Cristal transaction better allows the Company, among other things, to better serve its global customer base. In addition, as a result of the Cristal transaction, the Company now has the most geographically diverse employee population in the industry with deep expertise at every step of the value chain. The Company is committed to investing in, and developing, our employees throughout the world.
Culture, Values and Standards
Culture, values and standards underpin how a company creates and sustains value over the longer term and are key elements of how it maintains a reputation for high standards of business conduct. They also guide and assist in decision making and thereby help promote a company’s long-term success and positive impact on all stakeholders. The Board recognizes its role in establishing appropriate values and standards that positively influence the behavior of executives, employees and other parties who represent, and interact with, the Company.
Overview of how the Board discharges its duties
The Board sets the values and standards required of all employees through the review and approval of the Company’s Code of Ethics and Business Conduct. The Code of Conduct applies to employees and Directors, as well as our agents, suppliers and contractors. Each employee is responsible for demonstrating integrity and leadership by complying with the provisions of the Code of Conduct, Company policies and all applicable laws. By fully including ethics and integrity in our ongoing business relationships and decision making, we believe we demonstrate a commitment to a culture that promotes the highest ethical standards.
In addition, the Company has deployed an Ethics and Compliance Hotline throughout its global operations. The Ethics and Compliance Hotline allows any individual, including employees, to report alleged violations of the Company’s Code of Ethics and Business Conduct anonymously, free of any concern that the Company will retaliate. The Audit Committee of the Board regularly monitors the nature of issues reported through such hotline.
Shareholders, Employees, Customers, Suppliers and Community and Environment
A board should communicate effectively with stakeholders and understand their views, and also to act fairly between different shareholders. Employees are central to the long-term success of a company, and as such, a board should consider their interests, and, to assist in doing so, have means of engaging with and understanding their views. Fostering business relationships with key stakeholders, such as customers and suppliers, is also important to a company’s success. In their decision making, directors need to have regard to the impact of a company’s operations on the community and environment.
In our UK Statutory Directors’ Report under “Stakeholder Engagement” we describe how we identify and communicate with our key stakeholders, and why the Board believes each stakeholder group is important to the Company. By engaging with stakeholders on a regular basis, the Board is able to understand stakeholder concerns and incorporate those concerns, where possible, into its decision making.
Shareholders
The Board is committed to regularly and consistently engaging with our shareholders on many levels. During 2021 and into 2022, we continued our practice of active engagement with shareholders on many levels. Members of our executive team interacted frequently with shareholders during our quarterly earnings calls, at 1:1 meetings and at investor conferences. Our chairman and members of the executive team periodically meet 1:1 with our largest institutional holders to discuss ESG matters. These interactions were aimed at providing insight and transparency into our financial results, operations and long-term strategy. In addition, our Chairman and members of our executive team held several rounds of meetings with shareholders specifically to discuss ESG issues including executive compensation and board governance. During these shareholder interactions, we received valuable insight into how shareholders view our executive compensation and governance practices that the Board will take into consideration in making future decisions. Shareholders appreciated our transparency and the willingness by our senior management and members of the Board to engage with, and listen to, them.

UK STATUTORY STRATEGIC REPORT
Shareholders(Continued)
Furthermore, the Board has established a process to receive communications from shareholders and other interested parties. Shareholders and other interested parties may contact any member (or all members) of the Board of Directors, including our Chairman, any Board committee or any chair of any such committee by mail or electronically through our Corporate Secretary.
Our intention is to treat shareholders fairly and equally, so they may benefit from the successful delivery of our strategy. The Company implements an outward mindset approach that allows it to see beyond itself and be accountable for the whole. We believe such an outward mindset approach results in producing safe, quality, low-cost, sustainable tons for customers and delivering shareholder returns.
Community and Environment
Tronox strives to be a good corporate citizen everywhere it operates. We believe that our business can and should play a leadership role in improving the quality of life in the communities in which we operate. We are continually challenging ourselves to promote sustainable growth, be more transparent in all our business operations, and make positive contributions in the communities where we live and work. We believe that these efforts promote the long-term interests of all our stakeholders, including employees, customers, suppliers, business partners, shareholders, local communities, and the mining and minerals industry at large.
In addition, we believe purposeful and positive engagement in our communities is key to our success. We understand the social impacts of our activities and are committed to being viewed as good stewards of our communities. Our employees act as advocates for the community within our organization, fostering a culture of employee volunteerism, and promoting community initiatives related to education in science and the arts.
In addition, we participate in the Global Reporting Initiative (GRI) Framework for Sustainability Reporting, preparing and publishing an annual comprehensive sustainability report that is available on our external website. Our GRI report provides disclosure on a variety of economic, environmental, and social sustainability indicators we deem material to us, including energy, water, biodiversity, emissions, effluents and waste. The publication of our GRI report serves several purposes. For our Directors and management, we believe the report helps us better understand risk and ensures that we are taking appropriate steps to mitigate those risks. For shareholders, customers and suppliers we believe the report highlights the commitment of the Company and its employees to environmental, social and governance values.
On behalf of the Board of Directors
/s/ Ilan Kaufthal
Chairman of the Board of Directors
10 March 2022

UK STATUTORY DIRECTORS REPORT
The Directors present their report on the group for the year ended 31 December 2021. The information in this document below that is referred to in the following table shall be deemed to comply with the UK Companies Act 2006 requirements for the UK Statutory Directors' Report:
Required item in the UK Statutory Directors' Report	Responses or where information can be found in this Annual Report or in the Annual Report on Form 10-K
Describe the principal activities of the group	Part I, Item I. Business

Indication of the likely future developments of the group's business	Part II, Item 7 Management's Discussion and Analysis of Financial Condition and Results of Operations

Details of the recommended dividend	Part II, Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations. Liquidity and Capital Resources

Indication of the group's research and development activities	Part Item I. Business, Research and Development

Level of political donations and political expenditure	Our Code of Ethics and Business Conduct prohibits the Company from using any corporate funds to make political contributions, whether direct or indirect

Particulars of any important post balance sheet events	Notes to the financial statements - Note 15 Subsequent events of the parent company financial statements

Names of all directors and their interests	See disclosure included elsewhere herein on directors of Tronox Holdings plc

Statement on directors' third-party indemnity provision
The Company has entered into deeds of indemnification with each of its directors pursuant to which the Company has agreed to indemnify the directors to the fullest extent permissible under English law against liabilities arising out of, or in connection with, the actual or purported exercise of, or failure to exercise, any of his or her powers, duties or responsibilities as a director or officer, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

A statement is required describing the actions that have been taken during the period to introduce, maintain or develop arrangements aimed at involving UK employees in the entity's affairs.	Part I., Item 1. Business, Human Capital. Stakeholder Engagement Section at the end of this Directors’ Report.

The financial risk management objectives and policies of the entity, including the policy for hedging each major type of forecasted transaction for which hedge accounting is used.
Part II, Item 8 Financial Statements and Supplementary Data, Notes to the Financial Statements - Note 16 Derivative Financial Instruments and Note 17 Fair Value Measurement

Item 7A. Quantitative and Qualitative Disclosures About Market Risk

The exposure of the entity to: Price risk	Part I, Item IA. Risk Factors; “We are a holding company that is dependent on cash flows from our operating subsidiaries to fund our debt obligations, capital expenditures and ongoing operations.”

UK STATUTORY DIRECTORS REPORT
Required item in the UK Statutory Directors' Report	Responses or where information can be found in this Annual Report or in the Annual Report on Form 10-K

Part I, Item IA. Risk Factors; “Market conditions, as well as global and regional economic downturns that adversely affect the demand for our end-use products, could adversely affect the results of our operations and the prices at which we can sell our products, thus, negatively impacting our financial results.”

Part I, Item IA Risk factors, “Our industry and the end-use markets in which we compete are highly competitive. This competition may adversely affect our results of operations and operating cash flows.”

Part I, Item IA. Risk Factors; “An increase in the price of energy or other raw materials, or an interruption in our energy or other raw material supply, could have a material adverse effect on our business, financial condition or results of operations.”

Part I, Item IA Risk Factors, “Our results of operations may be adversely affected by fluctuations in currency exchange rates.”

Part I, Item IA Risk Factors, “The price of our products, in particular, TiO2, zircon, and pig iron, have been, and in the future may be, volatile. Price declines for our products will negatively affect our financial position and results of operations.”

Liquidity Risk
Part I, Item IA Risk factors, “We are a holding company that is dependent on cash flows from our operating subsidiaries to fund our debt obligations, capital expenditures and ongoing operations”

Part I, Item IA. Risk Factors; “As a public limited company incorporated in England and Wales, certain capital structure decisions requires approval of our shareholders, which may limit our flexibility to manage our capital structure.”

Part I, Item IA. Risk Factors; “The ongoing global COVID-19 pandemic has adversely affected, and may continue to adversely affect, our business, financial condition and results of operations”

Part I, Item IA Risk Factors, “The agreements and instruments governing our debt contain restrictions and limitations that could affect our ability to operate our business, as well as impact our liquidity.”

Part I, Item IA Risk Factors, “We may need additional capital in the future and may not be able to obtain it

UK STATUTORY DIRECTORS REPORT
Required item in the UK Statutory Directors' Report	Responses or where information can be found in this Annual Report or in the Annual Report on Form 10-K on favorable terms, and such capital expenditure projects may not realize expected investment returns.”

Part II, Item 7. Management's Discussion and Analysis Consolidated Results of Operations, Liquidity and Capital Resources, Cash Flows

Cash Flow Risk
Part I, Item IA Risk factors, “We are a holding company that is dependent on cash flows from our operating subsidiaries to fund our debt obligations, capital expenditures and ongoing operations”

Part I, Item IA Risk Factors, “ Economic conditions and regulatory changes following the U.K.’s exit from the E.U. could adversely impact our operations, operating results and financial condition.”

Part I, Item IA Risk factors, “Our industry and the end-use markets in which we compete are highly competitive. This competition may adversely affect our results of operations and operating cash flows.”

Part I, Item IA. Risk Factors; “ An increase in the price of energy or other raw materials, or an interruption in our energy or other raw material supply, could have a material adverse effect on our business, financial condition or results of operations.

Part I, Item IA Risk Factors, “Our South African mining rights are subject to onerous regulatory requirements imposed by legislation and the Department of Mineral Resources and Energy (the “DMRE”), the compliance of which could have a material adverse effect on our business, financial condition and results of operations.”

Part I, Item IA Risk factors, “Our ore resources and reserve estimates are based on a number of assumptions, including mining and recovery factors, future cash costs of production and ore demand and pricing. As a result, ore resources and reserve quantities actually produced may differ from current estimates.”

Part I, Item IA Risk Factors, “Our flexibility in managing our labor force may be adversely affected by labor and employment laws in the jurisdictions in which we operate, many of which are more onerous than those of the U.S.; and some of our labor force has substantial workers’ council or trade union participation, which creates a risk of disruption from labor disputes and new laws affecting employment policies.”

UK STATUTORY DIRECTORS REPORT
Required item in the UK Statutory Directors' Report	Responses or where information can be found in this Annual Report or in the Annual Report on Form 10-K

Part I, Item IA Risk factors, “Our ability to use our tax attributes to offset future income may be limited.”

Part I, Item IA. Risk Factors; “The ongoing global COVID-19 pandemic has adversely affected, and may continue to adversely affect, our business, financial condition and results of operations”

Part I, Item IA Risk Factors, “Our results of operations may be adversely affected by fluctuations in currency exchange rates.”

Part I, Item IA. Risk Factors, “Given the nature of our chemical, mining and smelting operations, we face a material risk of liability, production delays and additional expenditures from environmental and industrial accidents.”

Part I, Item IA. Risk Factors; “Equipment failures and deterioration of assets may lead to production curtailments, shutdowns or additional expenditures.”

Part I, Item IA Risk factors, “Our results of operations and financial condition could be seriously impacted by security breaches, including cybersecurity incidents.”

Part I, Item IA. Risk Factors; “Our failure to comply with the anti-corruption laws of the U.S. and various international jurisdictions could negatively impact our reputation and results of operations.”

Part I, Item IA. Risk Factors; “We are subject to many environmental, health and safety regulations.”

Part I, Item IA Risk Factors, “We may be subject to litigation, the disposition of which could have a material adverse effect on our results of operations.”

Part I, Item IA. Risk Factors; “If our intellectual property were compromised or copied by competitors, or if competitors were to develop similar intellectual property independently, our results of operations could be negatively affected. Further, third parties may claim that we infringe on their intellectual property results which could result in costly litigation.”

Credit Risk	Part 1 Item 7A. Quantitative and Qualitative Disclosures About Credit Risk

Disclosures on purchases of own shares during the year	Part II, Item 5. Market for Registrant's Common Equity, Related Stockholder Matters: and Issuer Purchases of Equity Securities

UK STATUTORY DIRECTORS REPORT
Required item in the UK Statutory Directors' Report	Responses or where information can be found in this Annual Report or in the Annual Report on Form 10-K

Branches outside the UK	Singapore Branch- Branch for Tronox Pigment Bunbury Ltd Germany, Spain, Belgium and French branches- Branches for Tronox Pigment UK Limited

A statement describing the company’s policy regarding the hiring, continuing employment and training, career development and promotion of disabled persons.
Tronox is committed to a policy of recruitment and promotion on the basis of competence and ability without discrimination of any kind. Management actively pursues both the employment of disabled persons whenever a suitable vacancy arises and the continued employment and retraining of employees who become disabled while employed by the Company. Training and development are undertaken for all employees, including disabled persons.

Statement by Directors regarding actions taken during the year to introduce, maintain or develop arrangements aimed at encouraging employee’s involvement and participation in various employee programs and engagements.
Stakeholder Engagement Section at the end of this Directors’ Report

Statement summarizing how the directors have had regard to the need to foster the company’s business relationships with suppliers, customers and others, and the effect of that regard, including on the principal decisions taken by the company during the financial year.
Stakeholder Engagement Section at the end of this Directors’ Report

Statement of Corporate governance arrangements	Directors’ Duties in the UK Statutory Strategic Report

Total contributions to non-EU political parties to be disclosed for the group in aggregate (no threshold)	Nil
Statement of directors' responsibilities in respect of the financial statements
The directors are responsible for preparing the Annual Report and the financial statements in accordance with applicable law and regulation.
Company law requires the directors to prepare financial statements for each financial year. Under that law the directors have prepared the group financial statements in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and parent company financial statements in accordance with United Kingdom Generally Accepted Accounting Practice (United Kingdom Accounting Standards, comprising FRS 102 “The Financial Reporting Standard applicable in the UK and Republic of Ireland”, and applicable law). Under company law the directors must not approve the financial statements unless they are satisfied that they give a true and fair view of the state of affairs of the group and parent company and of the profit or loss of the group and parent company for that period. In preparing the financial statements, the directors are required to:
a.	select suitable accounting policies and then apply them consistently;
b.
state whether applicable US GAAP have been followed for the group financial statements and United Kingdom Accounting Standards, comprising FRS 102, have been followed for the company financial statements, subject to any material departures disclosed and explained in the financial statements;

UK STATUTORY DIRECTORS REPORT
c.	make judgements and accounting estimates that are reasonable and prudent; and
d.	prepare the financial statements on the going concern basis unless it is inappropriate to presume that the group and parent company will continue in business.
The directors are also responsible for safeguarding the assets of the group and parent company and hence for taking reasonable steps for the prevention and detection of fraud and other irregularities.
The directors are responsible for keeping adequate accounting records that are sufficient to show and explain the group and parent company's transactions and disclose with reasonable accuracy at any time the financial position of the group and parent company and enable them to ensure that the financial statements and the Directors’ Remuneration Report comply with the Companies Act 2006 and, as regards the group financial statements, Article 4 of the IAS Regulation.
The directors are responsible for the maintenance and integrity of the parent company’s website. Legislation in the United Kingdom governing the preparation and dissemination of financial statements may differ from legislation in other jurisdictions
Directors’ confirmations
In the case of each director in office at the date the directors’ report is approved:
a.	so far as the director is aware, there is no relevant audit information of which the company’s auditors are unaware; and
b.
they have taken all the steps that they ought to have taken as a director in order to make themselves aware of any relevant audit information and to establish that the company’s auditors are aware of that information.

Stakeholder Engagement
Tronox places considerable value on the involvement of our employees and ensure that we keep them informed on matters affecting them, the overall organization as well as on the performance of the Company.
Tronox conducts formal and informal meetings with employees and maintains a company intranet website with key information and other matters of interest. Tronox arranges periodic town halls at its operations in the UK where senior executives provides updates on the group affairs and answers questions from employees regarding the state and strategy of Tronox.
The Company is committed to being a responsible business. For our business to succeed we need to manage people’s performance and develop and bring talent while ensuring we operate as efficiently and safely as possible. We must also ensure that we share common values that inform and guide our behavior, so we achieve our goals in the right way. Accordingly, the Company has established a set of core value that we have communicated throughout the organization, such as: (i) we have an uncompromising focus on operating safe, reliable and responsible facilities, (ii) we honor our responsibility to create value for stakeholders, iii) we treat others with respect, and act with personal and organizational integrity, (iv) we build our organization with talented people who make a positive difference and we invest in their success, (v) we are adaptable, decisive and effective, (vi) we are trustworthy and reliable, and we build mutually rewarding relationships, (vii) we share accountability and have high expectations for ourselves and one another, (viii) we do the right work the right way in every aspect of our business, and (ix) we celebrate the joy of working together to accomplish great things.
In addition, throughout the year, members of our senior management hold employee town halls, either in person or virtually, at our operating sites throughout the world in order to communicate directly with employees and address any questions or concerns that employees may have. During such town halls, our senior executives provide updates on the group’s affairs and the state and strategy of Tronox.
Tronox is dedicated to creating an ethical, engaged and thriving corporate culture, and as such has implemented an ethics and compliance hotline for employees to confidentially report any concerns or violations of the Company’s Code of Ethics and Business Conduct, or any other corporate policies, as well as violations of

UK STATUTORY DIRECTORS REPORT
government laws, rules and regulations, or any other ethical concerns. Through regular updates by management, the Board’s audit committee is made aware of any issues raised through the ethics and compliance hotline.
The Company’s commitment to safety is also reflected by its requiring employees who visit any Company site around the world to participate in a safety training prior to entering such facility.
The Company values its partnerships with suppliers and fully recognizes that its mutual success is built on open communication and a commitment to common principles and business practices. The Company undertakes a due diligence process prior to entering into commercial arrangements with any new supplier.
In addition, the Company’s sales and marketing strategy focuses on effective customer management through development of strong relationships with our customers around the world. We believe that multiple points of customer contact facilitate efficient problem solving, supply chain support, formula optimization and co-development of products.
Furthermore, the Board has established a process to receive communications from shareholders and other interested parties. Shareholders and other interested parties may contact any member (or all members) of the Board of Directors, including our Chairman of the Board, any Board committee or any chair of any such committee by mail or electronically through our Corporate Secretary.
Carbon emissions disclosure
In compliance with the Environmental Reporting Guidelines: Including Mandatory Greenhouse Gas Emissions Reporting Guidance March 2019, as stipulated by the Companies Act 2006, Tronox Holdings plc (“Tronox”) has calculated the greenhouse gas (“GHG”) emissions for the whole Tronox group for the year ended 31 December 2021.
The period presented in the GHG reporting is the same annual period as covered by the Director’s Report for year ended 31 December 2021.
The method used is in line with the GHG Protocol Corporate Accounting and Reporting Standard. The organization reporting boundary is based on operational control.
This report constitutes Tronox’s mandatory statement for 2021, outlining Energy Consumption, Scope 1 and 2 GHG emissions, water consumption, waste generation and emission to air, alongside associated intensities.
Scope 1 Emissions: These include emissions from activities owned or controlled by your organization that release emissions into the atmosphere. They are direct emissions. Examples of Scope 1 emissions include emissions from combustion owned or controlled boilers, furnaces, vehicles; emissions from chemical production in owned or controlled process equipment.
Scope 2 Emissions: These include emissions released into the atmosphere associated with the generation of purchased or acquired electricity, heat, steam and cooling. These are indirect emissions that are a consequence of your organization’s activities, but which occur at sources you do not own or control.
Performance Data Standards, Methodologies and Assumptions
Energy consumption
Energy consumption includes the following components:
a.	Non-renewable fuel consumed.
b.	Electricity and steam sold. Efficiencies of the equipment, which generates electricity and steam, are taken into account to arrive at primary energy.
c.	Electricity and steam purchased for consumption, based on net energy intake.
In case non-renewable fuel sources were consumed to produce electricity or steam used on-site, only the non-renewable fuel sources were counted, in order to prevent double counting of energy consumption.
Calorific values that were used to convert volumes of non-renewable fuel sources into primary energy were taken from the energy suppliers where possible, or from the Guidelines for National Greenhouse Gas Inventories.

UK STATUTORY DIRECTORS REPORT
In addition, efficiencies used for electricity and steam sold were based on local metered input and output values and annual efficiency samples, respectively.
Energy Intensity
The total primary energy intensity is calculated by dividing the sum of direct and indirect energy consumption by the total weight of products produced. All energy sources (non-renewable fuel, electricity and steam, minus electricity and steam sold) are included in the energy intensity calculations.
Direct (Scope 1) GHG Emissions and Energy Indirect (Scope 2) GHG Emissions
Greenhouse gases included are in line with the GHGs covered by the United Nations Kyoto Protocol, the World Resources Institute, and the World Business Council for Sustainable Development (WBCSD) GHG Protocol Corporate Accounting and Reporting Standard and include the following, (i) Carbon dioxide (CO2), (ii) Methane (CH4), (iii) Nitrous oxide (N2O), (iv) Hydrofluorocarbons (HFCs), (v) Perfluorocarbons (PFCs) and (vi) Sulphur Hexafluoride (SF6).
Furthermore, the reporting of Scope 1 and Scope 2 GHG emissions is in line with the WBCSD Standard’s Operational Control Approach.
GHG emission factors for CO2 are based on data provided by local energy suppliers. In case this data is not readily available, the emission factors used are in line with the 2006 Intergovernmental Panel on Climate Change Guidelines (IPCC) for National Greenhouse Gas Inventories (default emission factors on a net calorific basis). For GHGs other than CO2, Global Warming Potentials (GWPs) are used to convert GHG emissions into CO2 equivalents. These GWPs are in line with the IPCC Fifth Assessment Report.
GHG Emissions Intensity
The GHG emissions intensity is calculated by dividing the sum of direct and indirect GHG emissions by the total weight of products produced. All GHG emissions included (Scope 1 and Scope 2) are included in the GHG emissions intensity calculations.
Water Withdrawal by Source
Total water withdrawal only takes into account water that is used for the first time. Water that is reused or recycled to be consumed twice or more times, either in the same process or in a different process, is not included in this indicator.
Waste by Type and Disposal Method
This indicator reflects the total weight of waste produced.
Energy Use – Global
Emission Source	Absolute (kWh)		Energy Intensity (kWh/tonne of product)
Year	2020	2021	2020	2021
Fuel consumption	8,348,740,000	8,889,553,000	3,150	3,180
Purchased energy	2,477,059,000	2,710,139,000	930	970
Energy for business travel	NA	NA	NA	NA
Total	10,825,799,000	11,599,692,000	4,080	4,150

UK STATUTORY DIRECTORS REPORT
Energy Use - UK
Emission Source	Absolute (kWh)		Energy Intensity (kWh/tonne of product)
Year	2020	2021	2020	2021
Fuel consumption	926,078,000	966,564,000	8,040	7,730
Purchased energy	29,626,000	42,612,000	260	340
Energy for business travel	NA	NA	NA	NA
Total	955,704,000	1,009,176,000	8,300	8,070
GHG Emissions – Global
Scope 1 & 2 emissions include emissions from gas, electricity and fuel from transport purchased for business use, at a minimum
Emission Source	GHG Emissions (tC02e)		GHG Emissions Intensity (tC02e/ tonne)
Year	2020	2021	2020	2021
Scope 1 (Direct)	2,247,326	2,405,071	0.851	0.861
Scope 2 (Indirect)	2,009,141	2,060,782	0.758	0.738
Total	4,256,467	4,465,853	1.609	1.599
GHG Emissions – UK
Scope 1 & 2 emissions include emissions from gas, electricity and fuel from transport purchased for business use, at a minimum
Emission Source GHG	Emissions (tC02e) GHG		Emissions Intensity (tC02e/ tonne)
Year	2020	2021	2020	2021
Scope 1 (Direct)	247,740	256,457	2.152	2.050
Scope 2 (Indirect)	6,153	16,065	0.053	0.128
Total	253,893	272,522	2.205	2.178
Water
Water Consumption (m3)		Water Intensity (m3 / tonne)
2020	2021	2020	2021
80,774,845	79,633,505	30.454	28.522
Waste
This indicator reflects the total weight of waste produced during the fiscal year 2021.
Waste Type	Waste Produced (tonnes)		Waste Intensity (tonne)
Year	2020	2021	2020	2021
Hazardous Waste	127,798	77,928	0.048	0.028
Non-Hazardous Waste	1,727,235	1,829,656	0.651	0.655
Total	1,855,033	1,907,584	0.699	0.683
In addition, it takes considerable energy to produce high-quality mineral sands and TiO2 products, particularly at our slag furnaces in South Africa. We continuously work to manage our energy consumption in order to mitigate our impact on the local environment and on the climate from greenhouse gas emissions. We regularly invest in efficient energy-generation options, the reuse of process emissions, and renewable energy sources. Some of our energy projects include: (i) a wind turbine farm in Paraíba, Brazil which supplies renewable electricity to satisfy approximately 90 percent of the mine’s energy needs, (ii) a combined heat and power plant generates electricity and steam for the Kwinana and Stallingborough TiO2 pigment plants, (iii) a carbon monoxide (CO) gas facility reuses CO gas formed during our furnace smelting operations for various needs in at our site in KZN, South Africa, and (iv) a neighboring waste incineration plant in Botlek, the Netherlands, supplies renewable steam to satisfy 100 percent of the TiO2 pigment plant’s steam needs.

In 2021, significant energy was utilized to develop our new mines in Australia. The energy includes energy used for earth works, camping facilities and other activities required for preparing these sites for production activities.
On behalf of the Board of Directors
/s/ Ilan Kaufthal
Chairman of the Board of Directors
10 March 2022

DIRECTORS REMUNERATION REPORT
Directors’ Remuneration Report
Introduction
Tronox Holdings plc (the “Company”) is subject to disclosure regimes in both the United States and United Kingdom. While some of the disclosure requirements in these jurisdictions overlap or are otherwise similar, some differ and require distinct disclosures. This report represents our UK statutory Directors’ Remuneration Report which includes disclosures required by English law and which forms part of the statutory Annual Accounts and Reports of Tronox Holdings plc for the year ended December 31, 2021. Related and complementary information is included in the Compensation Discussion and Analysis (“CD&A”) section of the proxy statement for the year ended December 31, 2021 as required by the United States SEC. The CD&A section of the proxy statement for the year ended December 31, 2021 can be found at investor.tronox.com. The UK Directors’ Remuneration Report is approved by the Human Resources and Compensation Committee (“HRCC”) with respect to the compensation for any Executive Directors and by our Corporate Governance and Sustainability Committee (“G&S” Committee) with respect to the Non-Executive Directors (defined as non-employee Directors who serve on the Company’s board), in each case, on behalf of the Board of Directors on March 10, 2022. In addition, the UK Directors' Remuneration Report has been approved by and signed on behalf of the Board. For the avoidance of doubt, the HRCC oversees the remuneration of any Executive Directors and the G&S Committee oversees the remuneration of the Non-Executive Directors.
Annual statement by the Chairs of the Human Resources and Compensation Committee and Corporate Governance and Sustainability Committee
On behalf of the Board, we are pleased to introduce the statutory UK Directors’ Remuneration Report for the year ended December 31, 2021.
In line with UK remuneration reporting regulations, the Company is required (i) to seek binding approval from shareholders for a UK Directors’ Remuneration Policy (at least every three years) and (ii) to seek, annually, advisory approval for an Annual Report on Remuneration which describes the implementation of the Policy.
This UK Directors’ Remuneration Report includes this Annual Statement along with the Annual Report on Remuneration for the financial year ended December 31, 2021 which, together, will be subject to an advisory shareholder vote at the AGM on May 12, 2022.
The current Directors’ Remuneration Policy was approved by shareholders at the AGM on June 24, 2020. The Policy took formal effect from the date of approval and is intended to apply until the 2023 AGM, unless a new version is presented to shareholders in the interim. The full shareholder approved Policy can be found in the Annual Accounts and Reports for the year ended December 31, 2019.
Although we are required to report on remuneration in the UK, being solely US listed, the HRCC and the G&S Committee continue to design and implement the compensation arrangements for Executive Directors and Non-Executive Directors respectively, primarily within a US context. As stated above, related and complementary information is included in the CD&A section of the proxy statement for the year ended December 31, 2021 which can be found at investor.tronox.com.
In the year ended December 31, 2021, all decisions taken on remuneration were in accordance with the terms of reference of the HRCC and the G&S Committee and involved the exercise of appropriate commercial judgement. No discretions were exercised in relation to directors’ remuneration in the year beyond the exercise of the commercial judgement of the Committees.
Annual Report on Remuneration
The Annual Report on Remuneration sets out how we implemented our remuneration arrangements in 2021 and how we intend to implement the Directors’ Remuneration Policy for the 2022 financial year. An advisory resolution to approve this report will be put to shareholders at the 2022 AGM.

DIRECTORS REMUNERATION REPORT
Single figure table
Executive Directors
The following is provided on an audited basis.
Year	Name	Base salary $	Benefits $	Annual Bonus $	LTIP [9,10] $	Pension (retirement plan)[14] $	Other [15]$	Total $	Total Fixed (Includes Salary, Benefits, Retirement and Other) $	Total Variable (Includes AIP and LTIP) $
2021	Jean- Francois Turgeon[3]	$848,692	$24,892[7]	$1,754,100[8]	$6,323,770[11]	$252,083	$563,717	$9,767,254	$1,689,384	$8,077,870
	John D. Romano[3]	$833,077	$14,261[6]	$1,754,100[8]	$4,960,427[11]	$240,729	$563,717	$8,366,311	$1,651,784	$6,714,527
	Jeffry N. Quinn[2]	$249,615	$67,204[5]	N/A8	N/A12	$30,462	N/A	$347,281	$347,281	N/A
2020	Jeffry N. Quinn[1]	$1,074,231	$314,309[4]	$2,062,500	$3,007,618[13]	$283,523	N/A	$6,742,181[13]	$1,672,063	$5,070,118[13]
Notes:
1.
Jeffry N. Quinn commenced a leave of absence on December 27, 2020, after which he continued to receive his salary and remained bonus eligible through December 31, 2020. Also on December 27, 2020, two Interim Co-CEOs were appointed, Messrs. Turgeon and Romano, although neither served as a member of the Board of Directors in 2020. Details of remuneration for the four days ending December 31, 2020 for the Interim Co-CEOs are not material and are accordingly not disclosed in the table above. For reference only, their pro-rated salaries and pro-rated $25,000 monthly interim stipend for serving as Interim Co-CEO for this four day period during 2020 are $10,495 and $9,674 respectively. For Messrs. Turgeon and Romano the 2020 AIP and LTIP were not earned in respect to their Interim Co-CEO roles.

2.	On March 18, 2021, Mr. Quinn retired from his positions of Chief Executive Officer and Chairman of the Board. His 2021 disclosure relates to compensation from January 1, 2021 to March 18, 2021.
3.	On March 18, 2021, Messrs. Turgeon and Romano were appointed as permanent Co-CEOs and members of the Board of Directors. Their 2021 disclosure relates to the full year for 2021.
4.
For Mr. Quinn the figure reflects 2020 benefit amounts (assuming December 31, 2020 GBP to USD Fx rate of 1.3263, where applicable) that include the following: $2,283 for disability & life insurance premiums, $91,644 for personal aircraft use valued as the aggregate incremental cost to the Company of a company-provided aircraft, $2,048 for financial consulting; $6,579 for spousal travel; $205,282 for tax equalization payments, $2,504 for tax reimbursements, and $3,969 for non-UK accommodation and group activities. In addition, there is no difference between 2020 estimated benefits and 2020 actual benefit amounts.

5.
For Mr. Quinn the figure reflects 2021 benefit amounts (assuming December 31, 2021 GBP to USD Fx rate of 1.3535, where applicable) that include the following: $2,283 for disability & life insurance premiums, $2,436 for financial consulting, and $62,485 for tax equalization.

6.
For Mr. Romano the figure reflects 2021 benefits amounts that include the following: $4,027 for disability & life insurance premiums, $10,000 for financial consulting, $234 for partner travel/activities.

7.
For Mr. Turgeon the figure reflects 2021 benefits amounts that include the following: $4,027 for disability & life insurance premiums, $10,000 for financial consulting, $3,744 for relocation, $3,233 for relocation-related tax reimbursement, and $3,888 for partner travel/activities.

8.	Mr. Quinn was not eligible for a 2021 AIP payout. For Messrs. Turgeon and Romano, the details of the performance measures and targets applicable to the AIP for 2021 are as follows:
At its February 4, 2021 meeting, the committee set the overall Tronox objectives as follows:
Objective	Weighting	Threshold 50%	Target 100%	Maximum 200%
Adj EBITDA less Capital Expenditures	50.0%	$280 million	$415 to $465 million	$586 million
Adj EBITDA Margin Relative to TiO2 Peers	30.0%	3.0%	6.0%	10.9%
Safety: Disabling Injury Frequency Rate	7.5%	0.25	0.23	≤ 0.13
Safety: Total Recordable Injury Frequency Rate	7.5%	0.55	0.50	≤ 0.38
Sustainability: Tons of CO2 Emissions Per Ton of Production	5.0%	1.657	1.649	≤ 1.642

DIRECTORS REMUNERATION REPORT
At its February 3, 2022 meeting, the HRCC reviewed the Company’s performance compared to the overall Tronox objectives and determined the following:
•
For the fiscal year 2021 Tronox reported actual Adjusted EBITDA of $947 million and capital expenditures of $272 million resulting in Adjusted EBITDA less Capital Expenditures of $675 million. The $675 million in Adjusted EBITDA less Capital Expenditures was above the maximum of $586 million, resulting in a maximum payout for this component.

•
In the four quarters ending September 30, 2021 Tronox reported $918 million in Adjusted EBITDA, net sales of $3,471 million, and an Adjusted EBITDA margin of 26.5%. During the same period, our three TiO2 peers recorded an aggregate $954 million in Adjusted EBITDA, $1,107 million in aggregate net sales, and 14.4% margin (calculated as described above). Accordingly, Tronox outperformed its TiO2 peers by 12.1% margin points, resulting in a maximum payout for this component.

•
In the fiscal year 2021 Tronox management made a concerted effort to operate safely during the continued pandemic. Our disabling injury frequency rate (DIFR) of 0.19 injuries to employees and contractors per 200,000 hours and our total recordable injury frequency rate (TRIFR) of 0.39 injuries to employees and contractors per 200,000 hours worked corresponded to performance between target and maximum performance levels, resulting in a 140% and 192% payout, respectively, for each of these components.

•
For fiscal year 2021 Tronox achieved 1.599 tons of CO2 emissions per ton of production that was lower than the maximum established at 1.642 tons of CO2 emissions per ton of production, resulting in a maximum payout for this component.

The actual 2021 overall Tronox results versus the AIP metrics were calculated as follows:
	PERFORMANCE LEVELS
Performance Metric	Threshold (50%)	Target (100%)	Maximum (200%)	Actual Performance	Actual Payout %	Metric Weighting	Resulting Payout %
Adj EBITDA less Capital Expenditures	$280M	$415 - $465M	$586M	$675M	200%	50.0%	100.0%
Adj EBITDA Margin Relative to TiO2 Peers	3.0%	6.0%	10.9%	12.1%	200%	30.0%	60.0%
Safety DIFR	0.25	0.23	≤0.13	0.19	140%	7.5%	10.5%
Safety TRIFR	0.55	0.50	≤0.38	0.39	192%	7.5%	14.4%
Sustainability CO2 Emissions	1.657	1.649	≤1.642	1.599	200%	5.0%	10.0%
TOTAL PAYOUT %							194.9%
At the February 3, 2022 meeting the HRCC approved the overall Tronox results, which resulted in a calculated payout of 194.9% of target.
Both Messrs. Turgeon and Romano have a target Annual Incentive of 100% of base salary, or $900,000 in 2021 with 80% of target, or $720,000, linked to overall Tronox results, and 20% of the target, or $180,000, linked to individual results.
The HRCC recommended an Individual Performance payout percentage of 194.9% of Target resulting in a total payout of $1,754,100 for both Messrs. Turgeon and Romano and the Tronox Board of Directors approved the payments. The HRCC noted the following strong Tronox results regarding:
•	Safety and Sustainability
– Achieved record setting safety performance as measured by Disabling Injury Frequency Rate (DIFR) and Total Recordable Injury Frequency Rate (TRIFR), the two primary metrics used widely to measure safety in our industry.
– Deployed practices and procedures to keep our workers safe and our operations running smoothly during the COVID pandemic.
– For the first-time, publicly communicated a detailed and substantive roadmap for reducing carbon emissions in the short-, medium- and long-term to achieve net-zero emissions by 2050.
– Achieved a platinum rating from EcoVadis, a sustainability rating agency that is widely recognized as very credible in the chemical industry and by our customers.
•	Production and Operations
– Set a historical record for TiO2 pigment production. In 2021, we mined, beneficiated and transported well over 1.7 million tons of feedstock to our 9 pigment plants which produced in excess of 900,000 tons of TiO2 that were then delivered to pigment customers on six continents.
– Overcame numerous supply chain challenges -- natural gas price increases, sulfuric acid and chlorine supply disruptions, major port shutdowns, dislocation in the freight and transport markets, to name a few. In 2021, Tronox distinguished itself as the leading reliable supplier of TiO2 to the paint and coatings industry.
•	Financial Results
– Delivered record net sales, EBITDA and cashflow for our shareholders and continued to widen the gap in profitability as measured by relative EBITDA margin points above Tronox’s direct industry peers.
– Realized several early stage “wins” on “Project newTron,” our multi-year IT-enabled transformation program that includes both operational and business transformation newTRON, our enterprise as well accomplished several foundational elements that help support the future success of the project. Also, as part of this project, we have achieved approximately $20 million of recurring EBITDA savings from approximately 270 cost savings initiatives across the enterprise with an expectation of still more run- rate savings to be delivered in 2022 and beyond.

DIRECTORS REMUNERATION REPORT
•	Capital Deployment
– Undertook a debt refinancing transaction which reduced annual interest expense by $30 million, extended the average maturity of our debt and replaced an onerous ABL facility with a cash flow revolver.
– Repaid over $740 million in debt and positioned Tronox to achieve its previously announced $2.5 billion gross debt objective in Q1 2022, well ahead of our 2023 target.
– Announced a capital allocation plan in November 2021 that foresees increased dividends, up to $300 million in share repurchases, continued debt reduction and capital expenditures that will support growth in production and productivity.
9.	Details of the performance measures and targets applicable to the performance-based RSUs granted on February 7, 2019 that were eligible to vest on March 5, 2022 are as follows:
During the first quarter of 2022, the performance-based restricted share units from the February 7, 2019 long-term incentive plan, covering the 2019 to 2021 performance period vested. The performance-based restricted share units vested based upon the percentile rank of our Total Shareholder Return (“TSR” defined as share price appreciation plus dividends reinvested) over the three-year measurement period of January 1, 2019 to December 31, 2021 as compared to the Company’s Capital Markets Peer Group.
The targets applying for the TSR measure are as follows:
Performance Metric	Below threshold (0% vesting)	Threshold (25% vesting)	Target (100% vesting)	Maximum (200% vesting)
TSR percentile ranking	<35th percentile	35th percentile	50th percentile	≥ 65th percentile
For purposes of calculating TSR, the starting price for the period was based on the 30-day average closing price prior to the measurement period and the ending price was based on the 30-day average closing price prior to the end of the performance period.
The 2019 Capital Markets Peer Group included the following companies: Cabot Corporation (CBT); Ferro Corporation (FOE); GCP Applied Technologies Inc. (GCP); H.B. Fuller Company (FUL); Iluka Resources Limited (ILU.AX); Innophos Holdings, Inc. (IPHS); Koppers Holdings Inc. (KOP); Kraton Corporation (KRA); Kronos Worldwide, Inc. (KRO); Minerals Technologies Inc. (MTX); Orion Engineered Carbons, S.A. (OEC); Quaker Chemical Corporation (KWR); Rayonier Advanced Materials Inc. (RYAM); Synthomer PLC (SYNT.L), The Chemours Company (CC); U.S. Silica Holdings, Inc. (SLCA); and Venator Materials PLC (VNTR). Since the award grant date, Innophos Holdings, Inc. was acquired in 2020 and therefore, the Capital Markets Peer Group excluded the results of this company for purposes of determining the final payout.
The actual number of units that vested equaled the aggregate number of shares granted multiplied by the applicable TSR payout percentage. Our actual TSR over the three-year performance period was 183.6% (the highest TSR performance among all the peer companies) which thus resulted in a percentile ranking above 65th percentile performance level (“maximum”) and 200% of the granted units vested.
10.
Details of the performance measures and targets applicable to the Cristal Transaction Integration Synergy Savings performance-based RSUs granted on various dates in 2017 and 2018 that were eligible to vest on March 15, 2021 are as follows:

These performance-based RSUs vested based upon the Company’s achievement of the publicly announced synergies from the Cristal Transaction over the two-year period commencing on the closing date of the Cristal Transaction which closed on April 10, 2019. Achievement of $225 million in cumulative synergy savings during the two-year period was required for the units to vest at 100% (also the maximum). Threshold level of performance was $180 million and would have resulted in units vesting at 50%. Tronox reported cumulative synergies of $275 million through Q3 2020 and $336 million through Q4 2020. The Company engaged KPMG to assess the accuracy of the reported Q3 2020 synergy savings and KPMG confirmed $273 million in cumulative synergies. On February 23, 2021, after reviewing confirmation that above target performance had been achieved early, the HRCC authorized moving the vest date forward from April 10, 2021 to March 15, 2021 so that the units vest in an open window allowing managers to sell to cover withholding taxes and thus also allow cash savings for the Company.
11.
For 2021, the amount for Messrs. Turgeon and Romano reflects the value of the time-based restricted share unit award (28,026 and 25,098 RSUs, respectively) granted on February 4, 2021 with closing stock price on the date of grant of $17.93 and time-based restricted share unit award (12,040 and 14,881 RSUs, respectively) granted on March 18, 2021 with closing stock price on the date of grant of $18.48. The amount also includes the vesting of performance-based RSUs that were granted on February 7, 2019 for which the vesting was based on one performance metric as described in note 9 above and measured to December 31, 2021 and resulted in a final payout percent of 200%. The resulting number of RSUs for Messrs. Turgeon and Romano (107,692 and 92,810, respectively) eligible to vest on March 5, 2022 was then multiplied by a $23.93 stock price assumption (average closing stock price from October 1, 2021 to December 31, 2021). The estimated amount attributable to share price appreciation within the figure disclosed relating to the RSUs granted on February 7, 2019 for Messrs. Turgeon and Romano is $1,611,072 and $1,388,438, respectively, based on the closing stock price on date of grant ($8.97). In addition, the amount includes the vesting of the Cristal Transaction Integration Synergy Savings performance-based RSUs granted on various dates in 2017 and 2018 that were eligible to vest on March 15, 2021 for which the performance metric is described in note 10 above and measured to February 23, 2021 and resulted in a final payout percent of 100%. For Mr. Turgeon, the resulting number of units (160,643) granted to him on February 21, 2017 eligible to vest on March 15, 2021 was then multiplied by the closing stock price on the date of vest ($18.81) and the amount attributable to share price appreciation within the figure disclosed is negative $106,024 based on the closing stock price on the date of grant ($19.47). For Mr. Romano, the resulting number of units (80,322 granted to him on June 27, 2017 and 26,774 granted to him on July 2, 2018) eligible to vest on March 15, 2021 was then multiplied by the closing stock price on the date of vest ($18.81) and the amount attributable to share price appreciation within the figure disclosed is $424,903 and negative $28,113, respectively, based on the closing stock price on the respective date of grant ($13.52 and $19.86, respectively).

12.	For Mr. Quinn, details of LTIP with performance measurement periods that ended in 2021 and vested after his retirement date of March 18, 2021 are included in “Payment to Past Directors”.
13.
For Mr. Quinn, last year’s reported 2020 total LTIP value of $2,769,205 has been restated in the table above based on actual closing stock price on the date of vest for the performance-based RSUs with performance period ending December 31, 2020 that vested on March 30, 2021. The amount reflects the value of the time-based restricted share unit award (277,778 RSUs) granted on February 6,

DIRECTORS REMUNERATION REPORT
2020 and closing stock price on the date of grant of $8.46. In addition, the amount includes the partial vesting of performance-based RSUs that were granted on February 8, 2018 for which the vesting was based on two performance metrics measured to December 31, 2020 and resulted in a final payout percent of 39.7%. The resulting number of RSUs (36,014) eligible to vest on February 8, 2021 (but vested on March 30, 2021 per Mr. Quinn’s retirement agreement) in now multiplied by the closing stock price on the date of vest ($18.26) instead of $11.64 which was the stock price assumption (average closing stock price from October 1, 2020 to December 31, 2020) used in last year’s report. The restated amount attributable to share price appreciation within the figure disclosed is negative $17,287 based on a closing stock price on date of grant ($18.74).
14.
Employer contributions to retirement plans for both 2020 and 2021 include the following: The Company match into the US Savings Plan was 100% of the first 6% of employee’s contributions up to the IRC limits for each year and the same match went into the Savings Restoration Plan for all eligible income above the IRC limit. The Company made a discretionary contribution of 6% of employee’s earnings into the US Savings Plan up to the IRC limit for each year and the same contribution went into the Savings Restoration Plan for all eligible income above the IRC limit. For Mr. Quinn and Mr. Romano amounts reflect employer contributions to the US retirement plans described above. For Mr. Turgeon, the 2021 amount includes $198,083 of employer contributions to the US retirement plans listed above and a $54,000 cash payment in lieu of employer retirement plan contributions as his participation in the US Savings Plan and Savings Restoration Plan ceased on July 1, 2021. Mr. Romano is also a deferred member of the Tronox Incorporated Retirement Plan which was frozen for new benefit accruals from 2009 and, as such, the value included in his 2021 amount relating to this plan is $0. The present value of Mr. Romano’s accumulated benefits for the Tronox Incorporated Retirement Plan as of December 31, 2021 as determined using the estimated ASC 715 assumptions in effect on December 31, 2021 was $899,959 and on December 31, 2020 was $926,381. The earliest retirement age that Mr. Romano can receive unreduced benefits under the plan is age 65.

15.
On December 27, 2020, in connection with Mr. Quinn’s request for a leave of absence from Tronox and the appointment of Messrs. Turgeon and Romano each as Interim Co-CEO, the Board approved a $25,000 per month stipend for Messrs. Turgeon and Romano for the duration that they served as Interim Co-CEO. This stipend served as a temporary differential in base salary for serving in the Interim Co-CEO role during the Interim Co-CEO period that then ended on March 17, 2021. The stipend amount paid to both Messrs. Turgeon and Romano attributable to the period January 1, 2021 to March 17, 2021 was $63,717. In addition, as part of their compensation for each serving as Interim Co-CEO during Mr. Quinn’s leave of absence, the Board approved a one-time bonus of $500,000 to be paid to Messrs. Turgeon and Romano at the end of the interim Co-CEO period (March 17, 2021).

Non-Executive Directors
The following is provided on an audited basis.
Non-Executive Directors receive annual fees in lieu of a base salary. As non-employees of the Company and in accordance with Non-Executive Director compensation practices in the US, Non-Executive Directors are not eligible to receive an annual bonus or other benefits, including participation in the Company’s pension plans. The table below provides cash fees, benefits, and equity grants attributable to 2021 (the period from January 1, 2021 to December 31, 2021) and 2020 (the period from January 1, 2020 to December 31, 2020).
	Fees[1] $		Benefits $		RSU[6] $		Total $
Director	2021[2]	2020[3]	2021[4]	2020[5]	2021	2020	2021	2020
Ilan Kaufthal	395,000	145,279	—	2,560	164,478	322,338	559,478	470,177
Mutlaq Al-Morished	75,000	75,000	—	2,560	164,478	138,271	239,478	215,831
Vanessa Guthrie	105,000	105,000	—	2,048	164,478	138,271	269,478	245,319
Peter Johnston	105,000	105,000	—	2,560	164,478	172,340	269,478	279,900
Ginger M. Jones	140,000	140,000	—	3,413	164,478	172,340	304,478	315,753
Stephen Jones	110,000	110,000	—	2,560	164,478	138,271	274,478	250,831
Moazzam Khan	75,000	75,000	2,436	2,560	164,478	138,271	241,914	215,831
Sipho Nkosi	105,000	105,000	—	2,560	164,478	172,340	269,478	279,900
Notes:
1.	Fees are paid quarterly in arrears.
2.
Reflects actual fees earned from January 1, 2021 to December 31, 2021. For Mr. Kaufthal, who was appointed Chairman of the Board on March 18, 2021, the amount includes Chairman of the Board retainer fees ($120,000 annually) and monthly stipend ($15,000 monthly).

3.
Reflects actual fees earned from January 1, 2020 to December 31, 2020. For Mr. Kaufthal, who was appointed Interim Chairman of the Board on December 27, 2020, the amount also includes pro-rated Interim Chairman of the Board retainer fees ($120,000 annually) and pro-rated monthly stipend ($15,000 monthly).

DIRECTORS REMUNERATION REPORT
4.
Benefits amounts include UK taxable benefits associated with accommodations and meals for attending UK meetings and associated UK tax reimbursements, UK tax preparation fees, and tax equalization payments. Amounts in the table below are based on December 31, 2021 Fx rate. In 2021, due to COVID 19 travel restrictions, there were no Board meetings held in the UK, and therefore, no UK taxable benefits associated with accommodations and meals, however tax preparation services were continued for Mr. Khan for tax equalization continuity purposes since he personally files a UK tax return. In addition, in 2021, there were no tax equalization payments paid to any directors. We intend to continue to mitigate or eliminate any associated incremental tax burden our Directors might incur as a consequence of Board meetings held in the United Kingdom.

Director	UK Tax Preparation ($)	Taxable Accommodation & Meals in UK ($)	Tax Reimbursements ($)	Tax Equalization Payment ($)	Total ($)
Ilan Kaufthal	—	—	—	—	—
Mutlaq Al-Morished	—	—	—	—	—
Vanessa Guthrie	—	—	—	—	—
Peter B. Johnston	—	—	—	—	—
Ginger M. Jones	—	—	—	—	—
Stephen Jones	—	—	—	—	—
Moazzam Khan	2,436	—	—	—	2,436
Sipho Nkosi	—	—	—	—	—
5.	Amounts reflect actual 2020 benefits and no benefits were estimated for 2020 in last year’s disclosure that require true-up.
6.
The value of RSUs shown represents equity grants that occurred during the year, as applicable, made to Non-Executive Directors based upon the number of RSUs awarded in 2021 and 2020, respectively and the closing share price on the date of grant. See below for more details regarding equity granted in 2021.

Long-term incentive awards granted in 2021
The following is provided on an audited basis.
The table below provides details of equity awards granted in the year ended December 31, 2021. Messrs. Turgeon and Romano were appointed as Co-CEOs and members of the Board of Directors on March 18, 2021. Mr. Quinn retired from his positions of Chief Executive Officer and Chairman of the Board on March 18, 2021 and did not receive any long-term incentive awards in 2021.
Director	Grant date	Type of award	Number of shares	Face value $	Threshold vesting level	Maximum vesting level	Anticipated vesting date
Jean-Francois Turgeon	2/4/21	Time-based RSU[1]	28,026	502,506	NA	NA	3/5/2024
Jean-Francois Turgeon	2/4/21	Performance- based TSR RSU[2]	14,013	251,253	25%	200%	3/5/2024
Jean-Francois Turgeon	2/4/21	Performance- based ROIC RSU[2]	14,013	251,253	25%	200%	3/5/2024
Jean-Francois Turgeon	3/18/21	Time- based RSU[1]	12,040	222,499	NA	NA	3/5/2024
Jean-Francois Turgeon	3/18/21	Performance- based TSR RSU[2]	6,020	111,250	25%	200%	3/5/2024
Jean-Francois Turgeon	3/18/21	Performance- based ROIC RSU[2]	6,020	111,250	25%	200%	3/5/2024
John D. Romano	2/4/21	Time- based RSU[1]	25,098	450,007	NA	NA	3/5/2024

DIRECTORS REMUNERATION REPORT
Director	Grant date	Type of award	Number of shares	Face value $	Threshold vesting level	Maximum vesting level	Anticipated vesting date
John D. Romano	2/4/21	Performance- based TSR RSU[2]	12,549	225,004	25%	200%	3/5/2024
John D. Romano	2/4/21	Performance- based ROIC RSU[2]	12,549	225,004	25%	200%	3/5/2024
John D. Romano	3/18/21	Time- based RSU[1]	14,881	275,001	NA	NA	3/5/2024
John D. Romano	3/18/21	Performance- based TSR RSU[2]	7,440	137,491	25%	200%	3/5/2024
John D. Romano	3/18/21	Performance- based ROIC RSU[2]	7,440	137,491	25%	200%	3/5/2024
Ilan Kaufthal	5/5/21	Time-based RSU[3]	7,038	164,478	NA	NA	5/12/22
Mutlaq Al-Morished	5/5/21	Time-based RSU[3]	7,038	164,478	NA	NA	5/12/22
Vanessa Guthrie	5/5/21	Time-based RSU[3]	7,038	164,478	NA	NA	5/12/22
Peter Johnston	5/5/21	Time-based RSU[3]	7,038	164,478	NA	NA	5/12/22
Ginger M. Jones	5/5/21	Time-based RSU[3]	7,038	164,478	NA	NA	5/12/22
Stephen Jones	5/5/21	Time-based RSU[3]	7,038	164,478	NA	NA	5/12/22
Moazzam Khan	5/5/21	Time-based RSU[3]	7,038	164,478	NA	NA	5/12/22
Sipho Nkosi	5/5/21	Time-based RSU[3]	7,038	164,478	NA	NA	5/12/22
Notes:
1.
Subject to a service condition and vest in three equal annual installments on March 5, 2022, March 5, 2023 and March 5, 2024. Both the time-based RSUs granted on February 4, 2021 and March 18, 2021 have this same vesting schedule. Fifty percent (50%) of the Target Long-Term Incentive Plan (LTIP) award is delivered as time-based RSUs. The number of time-based restricted share units (RSUs) awarded has been calculated based on the LTIP award dollar amount divided by the grant date closing price (NYSE closing price on February 4, 2021 of $17.93 and March 18, 2021 of $18.48, respectively). The face value is calculated based on the number of RSUs awarded multiplied by the grant date closing price (NYSE closing price on February 4, 2021 of $17.93 and March 18, 2021 of $18.48, respectively). Dividend equivalents will be accrued on all RSUs until the units vest and will be paid at that time.

2.
Subject to a service condition and performance measured over the period January 1, 2021 to December 31, 2023. Both the performance-based RSUs granted on February 4, 2021 and March 18, 2021 have this same vesting schedule. Fifty percent (50%) of the Target Long-Term Incentive Plan (LTIP) award is delivered as performance-based RSUs of which 50% of the performance-based RSUs were awarded as Total Shareholder Return (“TSR”) RSUs, whereby the vesting is based on TSR measured relative to a Capital Markets Peer Group of companies (see below for listing of companies) over the three-year period, and 50% of the performance-based RSUs were awarded as Return on Invested Capital (“ROIC”) RSUs, whereby the vesting is based on average annual ROIC during the three-year measurement period.The targets applying for the TSR measure are as follows:

Performance Metric	Below threshold (0% vesting)	Threshold (25% vesting)	Target (100% vesting)	Maximum (200% vesting)
TSR percentile ranking	<35th percentile	35th percentile	50th percentile	≥ 65th percentile
The Capital Markets Peer Group used for the TSR performance condition includes the following companies: Cabot Corporation (CBT); Ferro Corporation (FOE); GCP Applied Technologies Inc. (GCP); H.B. Fuller Company (FUL); Iluka Resources Limited (ILU.AX); Koppers Holdings Inc. (KOP); Kraton Corporation (KRA); Kronos Worldwide, Inc. (KRO); Minerals Technologies Inc. (MTX); Orion

DIRECTORS REMUNERATION REPORT
Engineered Carbons, S.A. (OEC); Quaker Chemical Corporation (KWR); Rayonier Advanced Materials Inc. (RYAM); Synthomer PLC (SYNT.L), The Chemours Company (CC); U.S. Silica Holdings, Inc. (SLCA); and Venator Materials PLC (VNTR).
The ROIC performance measure has been set with relevant Threshold, Target and Maximum target levels; however, the actual targets are not being disclosed at the current time due to these being considered by the Company to be commercially sensitive. For Threshold, Target, and Maximum ROIC performance, the corresponding ROIC payout percentages are 25%, 100% and 200%, respectively.
The number of performance-based RSUs awarded has been calculated based on the LTIP award amount divided by the grant date closing price (NYSE closing price on February 4, 2021 of $17.93 and March 18, 2021 of $18.48, respectively). The face value is calculated based on the number of RSUs awarded multiplied by the grant date closing price (NYSE closing price on February 4, 2021 of $17.93 and March 18, 2021 of $18.48, respectively).
Dividend equivalents on both performance-based RSU awards are accumulated and paid only when the RSUs vest. Dividends equivalents will not be paid in the event that such RSUs do not vest and will not be paid on above target performance-based RSUs that vest.
3.
Subject to a service condition and cliff vest on the earlier of (a) the date of the next AGM (anticipated to be May 12, 2022) or (b) May 31 of the year following the grant date. The number of RSUs awarded has been calculated based on $150,000 divided by the ten (10) trading day average closing price prior to the grant date of $21.31. The face value is calculated based on the number of RSUs awarded multiplied by the grant date NYSE closing price on May 5, 2021 of $23.37. Dividend equivalents will be accrued on all RSUs until the units vest and will be paid at that time.

Directors’ shareholdings and share interests
The following is provided on an audited basis.
Director	Shares held outright	Outstanding time-based RSUs	Outstanding performance- based RSUs	Total holding of shares and share interests
Jean-Francois Turgeon	478,725	149,769	153,310	781,804
John D. Romano	464,156	143,066	139,575	746,797
Ilan Kaufthal	236,547	7,038	NA	243,585
Mutlaq Al-Morished	35,583	7,038	NA	42,621
Vanessa Guthrie	31,472	7,038	NA	38,510
Peter Johnston	111,283	7,038	NA	118,321
Ginger M. Jones	64,728	7,038	NA	71,766
Stephen Jones	36,072	7,038	NA	43,110
Moazzam Khan	25,616	7,038	NA	32,654
Sipho Nkosi	30,056	7,038	NA	37,094
Jeffry N. Quinn[2]	239,892	445,513	739,736	1,425,141
Notes:
1.
The share interests of the Co-CEOs and Non-Executive Directors at December 31, 2021 (together with interests held by his or her connected persons) are set out in the table above. The HRCC has implemented shareholding guidelines of 5x base salary for the CEO, 3x base salary for other Executive Officers, and 5x BOD cash retainer for the Non-Executive Directors. As of December 31, 2021, both Messrs. Turgeon and Romano were subject to shareholding guidelines of 5x base salary and have achieved their shareholding guidelines. For Non-Executive Directors, all have achieved their shareholding guideline.

2.	Mr. Quinn retired from his positions of Chief Executive Officer and Chairman of the Board on March 18, 2021. Share interests are as of March 18, 2021.
Payments for loss of office and to past Directors
The following is provided on an audited basis.
Mr. Quinn retired from the Company on March 18, 2021. He was not eligible for a 2021 AIP payout or a 2021 LTI grant. Per his Retirement Agreement, he is entitled to the following:
•	February 8, 2018 Grant
–	Vesting of time-based RSUs (30,239) that were granted on February 8, 2018 that vested on March 30, 2021.
–
Vesting of performance-based RSUs that were granted on February 8, 2018 with performance period ending on December 31, 2020 that vested on March 30, 2021. The value of these RSUs is included in the Single Figure Table as 2020 compensation as described in footnote 13 of the Single Figure Table – Executive Directors.

DIRECTORS REMUNERATION REPORT
•	February 7, 2019 Grant
–	Vesting of time-based RSUs (68,748) that were granted on February 7, 2019 that vested on March 30, 2021. In addition, time-based RSUs (68,748) remain outstanding and shall vest on March 5, 2022.
–
Vesting of performance-based RSUs that were granted on February 7, 2019 for which the vesting was based on one performance metric as described in footnote 9 of the Single Figure Table – Executive Directors measured to December 31, 2021 and resulted in a final payout percent of 200%. The resulting number of RSUs for Mr. Quinn (287,490) eligible to vest on March 5, 2022 multiplied by a $23.93 stock price assumption (average closing stock price from October 1, 2021 to December 31, 2021) equals a projected value of $6,879,636. The estimated amount attributable to share price appreciation relating to these RSUs is $4,300,850, based on the closing stock price on date of grant ($8.97).

•	February 6, 2020 Grant
–
Vesting of time-based RSUs (92,592) that were granted on February 6, 2020 that vested on March 30, 2021. In addition, time-based RSUs (185,184) remain outstanding of which 92,592 shall vest on March 5, 2022 and 92,592 shall vest on March 5, 2023.

–
Vesting of performance-based RSUs (51,697 RSUs with Total Shareholder Return metric and 51,697 RSUs with Operating Return on Net Assets metric) that were granted on February 6, 2020 with performance measurement period ending December 31, 2022 shall remain outstanding and eligible to vest on March 5, 2023 based on actual Company performance.

•	Integration Award
–
Vesting of the Cristal Transaction Integration Synergy Savings performance-based RSUs granted in 2017 and 2018 that were eligible to vest on March 15, 2021 (but vested on March 30, 2021 per Mr. Quinn’s retirement agreement) for which the performance metric is described in footnote 10 of the Single Figure Table – Executive Directors measured to February 23, 2021 and resulted in a final payout percent of 100%. For Mr. Quinn, the resulting number of units (115,000 granted to him on December 1, 2017 and 50,000 granted to him on July 2, 2018) vested on March 30, 2021 multiplied by the closing stock price on the date of vest ($18.81) equals a value of $2,099,900 and $913,000, respectively.

•
Accrued dividend equivalent payments on vested RSUs (note that no accrued dividends are paid on performance-based RSUs that are above target). For all RSUs that vested on March 30, 2021, including time-based and performance-based RSUs, the total amount of accrued dividends ($232,259) was paid to him after the vesting date.

•
Continuation of medical and dental coverage after his retirement date pursuant to COBRA on the same terms as an active employee until the earlier of: (a) his eligibility for medical/dental from another employer or (b) the eighteenth month anniversary of his retirement date.

Shareholder voting on remuneration matters
The Remuneration Policy was last approved for the year ended December 31, 2019 at the AGM held on June 24, 2020, the voting outcome of which was:
	Votes for and Discretionary	Votes Against	Total Votes	Abstain	Broker Non-Votes
UK directors’ remuneration policy	120,418,065	540,297	120,958,362	170,816	11,224,873
	99.55%	0.45%	100.00%

DIRECTORS REMUNERATION REPORT
At last year’s AGM (May 5, 2021), the UK statutory Directors’ Remuneration Report received the following votes from shareholders:
	Votes for and Discretionary	Votes Against	Total Votes	Abstain	Broker Non-Votes
UK directors' remuneration report	125,594,969	4,606,884	130,201,853	100,767	8,174,894
	96.46%	3.54%	100.00%
Information not required to be audited
Performance graph and CEO remuneration table
The graph below presents the investment performance of the Company’s shares relative to the S&P 400 Mid Cap Chemicals, S&P 400 Materials, and S&P 500 indices for the period from the effective date of the re-domiciliation of the Company as a UK public limited company on March 27, 2019. In the opinion of the Board, these indices represent the appropriate broad indices against which the total shareholder return of the Company should be measured for the purposes of the UK reporting requirements and is consistent with what is disclosed in our Annual Report.

Total Return to Shareholders (Mar. 27, 2019 - Dec. 31, 2021)*
S&P 500 **
S&P Midcap 400 Chemicals
S&P 400 Materials
Tronox
Value of $100 Investment
$210.00
$200.00
$190.00
$180.00
$170.00
$160.00
$150.00
$140.00
$130.00
$120.00
$110.00
$100.00
$90.00
$80.00
3/27/2019
12/31/2019
12/31/2020
12/31/2021

For comparison with the performance graph above, the table below sets out the following in relation to total compensation for the CEO over an equivalent period:
•	the total remuneration as reported in the single figure table;
•	the bonus paid as a percentage of the maximum opportunity; and
•	the proportion of long-term incentive awards meeting performance targets and vesting as a percentage of the maximum possible number of awards that could have vested.

DIRECTORS REMUNERATION REPORT
Year	Name	Single figure $	Bonus Paid (As % of max)	LTI (% of max)
2021	Jean-Francois Turgeon[3]	$9,767,254	194.9%	100.0%
	John D. Romano[3]	$8,366,311	194.9%	100.0%
2020	Jeffry N. Quinn[2]	$6,503,768	75%	19.9%
2019	Jeffry N. Quinn[1]	$2,461,789	50%	—
Notes:
1.
Mr. Quinn did not hold any LTIs with a performance measurement period ending in the 2019 financial year. A portion of his LTI that was granted on February 8, 2018 with a performance measurement period ending in the 2020 financial year, vested at 39.7% of target or 19.9% of maximum.

2.
Mr. Quinn commenced a leave of absence on December 27, 2020, after which he continued to receive his salary and remain bonus eligible through December 31, 2020. Also on December 27, 2020, two Interim Co-CEOs were appointed, Messrs. Turgeon and Romano (neither of which served as a member of the Board of Directors in 2020).

3.
Mr. Quinn retired on March 18, 2021 and Messrs. Turgeon and Romano were appointed Co-CEOs. A portion of Messrs. Turgeon and Romano’s LTI that was granted on February 7, 2019 with a performance measurement period that ended in the 2021 financial year, vested at 200% of target or 100% of maximum and a portion of their LTI value includes a one-time Cristal Transaction Integration Synergy Savings performance-based RSU award that vested at 100% of target (also the maximum) on March 15, 2021 (details are provided in a footnote of the Single Figure Table). In addition, Messrs. Turgeon and Romano received interim Co-CEO compensation for the Interim Co-CEO period (details are provided in a footnote of the Single Figure Table).

The performance graph and CEO table will build up over time to ultimately show a 10-year history of pay- performance alignment.
Percentage change in pay of directors and employees
The table below shows the percentage change in each executive and non-executive director’s pay compared with the average change for all employees of the parent company for the years ending December 31, 2021 and 2020. Going forward, this disclosure will build up over time to cover a rolling five year period.
	Salary/Fees	Benefits	Bonus
	% Change from 2020 to 2021 [4,5,6]
Jean-Francois Turgeon	N/A	N/A	N/A
John D. Romano	N/A	N/A	N/A

Ilan Kaufthal	171.9%	(100.0)%	N/A
Mutlaq Al-Morished	0%	(100.0)%	N/A
Vanessa Guthrie	0%	(100.0)%	N/A
Peter Johnston	0%	(100.0)%	N/A
Ginger M. Jones	0%	(100.0)%	N/A
Stephen Jones	0%	(100.0)%	N/A
Moazzam Khan	0%	(5.0)%	N/A
Sipho Nkosi	0%	(100.0)%	N/A

Average employees	4.4%	6.3%	17.1%
	% Change from 2019 to 2020 [1,2]
Jeffry N. Quinn	40.1%	55.0%	65.0%

Ilan Kaufthal	38.4%	(63.4)%	N/A
Mutlaq Al-Morished	37.9%	171.8%	N/A
Vanessa Guthrie	31.4%	(32.2)%	N/A
Peter Johnston	33.3%	(63.0)%	N/A
Ginger M. Jones	39.6%	(52.1)%	N/A
Stephen Jones	32.6%	(4.6)%	N/A
Moazzam Khan	37.9%	70.2%	N/A

DIRECTORS REMUNERATION REPORT
	Salary/Fees	Benefits	Bonus
Sipho Nkosi	33.0%	(57.7)%	N/A
Andrew P. Hines[3]	(15.5)%	(97.3)%	N/A
Wayne A. Hinman[3]	(11.9)%	(92.2)%	N/A

Average employees	3.9%	7.2%	39.9%
Notes:
1.
For the CEO and non-executive directors, 2019 salary/fees reflect pro-rated amounts for March 27, 2019 (the date of the Company’s re-domicile to the UK) to December 31, 2019, whereas 2020 reflects a full year. The CEO received a tax equalization payment in 2020 and no such payment in 2019. For average employees, both 2019 and 2020 reflect full years.

2.
For the CEO and non-executive directors, 2019 benefits reflect pro-rated amounts for March 27, 2019 (the date of the Company’s re-domicile to the UK) to December 31, 2019, whereas 2020 reflects a full year. Messrs. Hines and Hinman received tax equalization payments in 2019 and no such payments in 2020. For average employees, both 2019 and 2020 reflect full years.

3.	Messrs. Hines and Hinman retired from the Board on June 24, 2020.
4.	For Mr. Kaufthal the increase in fees is primarily due to the addition of $15k per month stipend.
5.
For non-executive directors, the decrease in benefits is a result of COVID travel restrictions and, as such, no Board meetings took place in the UK, however tax preparation services were continued for Mr. Khan for tax equalization continuity purposes since he personally files a UK tax return.

6.
Both Messrs. Turgeon and Romano were appointed as Interim Co-CEOs on December 27, 2020 and neither served as a member of the Board of Directors in 2020. As such, there is not a full year of 2020 data to allow for comparison.

CEO to employee pay ratio
The table below sets out the ratio between the total pay of the CEO (and Co-CEOs, Messrs. Turgeon and Romano, commencing in 2021) and the total pay of the UK-based employees at the 25th, 50th (median) and 75th percentiles of the UK workforce.
Year	Name	Method	25th percentile Pay Ratio	50th percentile Pay Ratio	75th percentile Pay Ratio
2021	Jean-Francois Turgeon	C	152:1	1123:1	1104:1
	John D. Romano	C	130:1	106:1	89:1
2020	Jeffry N. Quinn	C	104:1	84:1	71:1
2019	Jeffry N. Quinn	C	72:1	43:1	37:1
As allowed for under method C of the UK reporting requirements, the 25th, 50th and 75th percentile ranked individuals have been identified from the UK sub-set of our global employee data set used for determining the CEO pay ratio for US disclosure purposes. The global data set includes annual total compensation paid information for all employees on our payrolls as of December 31 of the respective calendar year. Annual total compensation paid generally includes an employee’s gross income, including wages, overtime, bonuses and other cash incentives paid during 2021, allowances, employer retirement contributions, benefits, and equity vests. We then convert these amounts paid in local currencies to US dollars by applying the exchange rate as of December 31. We annualize the amounts for our new and mid-year hires and for those employees on unpaid leave for any period of time during the respective measurement period. We then extract the UK employee data, sort the annual total compensation paid for each employee from lowest to highest and identified the employees who were paid the 25th, 50th and 75th percentile. This methodology was deemed to be the most reasonable, consistent, and practical approach to identifying the relevant individuals for the purposes of this disclosure. Once the three employees were identified, we determined the breakdown of pay elements (salary, employer paid benefits and employer retirement contributions that reflect the time period from January 1, 2021 to December 31, 2021), backed out the 2020 bonus paid in 2021 and added the 2021 bonus paid in 2022. The day by reference to which the 25th, 50th and 75th percentile employees were determined was December 31, 2021. The CEO pay figure is the total remuneration figure as set out in the single figure table within this report and equivalent figures (on a full-time equivalent basis) have been calculated for the relevant 25th, 50th and 75th percentile employees as described above. For 2021, a separate CEO pay ratio has been calculated based on full year 2021 pay for Messrs. Turgeon and Romano who each served as Interim Co-CEO from December 27, 2020 to March 17, 2021 and then each were appointed as Co-CEO and members of the Board of Directors as of March 18, 2021. The 2019 CEO

DIRECTORS REMUNERATION REPORT
pay figure reflects compensation from March 27, 2019 (the date of the Company’s re-domicile to the UK) to December 31, 2019. The HRCC is comfortable that the resulting calculations are representative of pay levels at the respective quartiles.
The table below shows the breakdown of remuneration for each percentile employee used to calculate the CEO to employee pay ratios.
	Salary			Total Pay and Benefits[1]
Year	25th percentile	50th percentile	75th percentile	25th percentile	50th percentile	75th percentile
2021	$38,374	$62,238	$50,159	$64,337	$79,272	$93,608
Notes:
1.	Total Pay and Benefits figures include salary, employer medical contributions, retirement contributions, and full 2021 annual bonus payout.
Relative importance of spend on pay
The following table sets out the percentage change in dividends, share buy-backs, and remuneration paid to or receivable by all employees in the financial year being reported compared with the previous year.
	2021 $m	2020 $m	% change
Distribution to shareholders by way of dividends	$65.0	$40.0	62.5%[1]
Distribution to shareholders by way of share buy-back	Nil	Nil	N/A2
Remuneration paid to or receivable by all employees	$393.6	$371.4	6.0%[3]
Notes:
1.
Reflects increase in quarterly dividends paid per share from $0.07 to $0.08 commencing with the March 2021 dividend payment to shareholders and from $0.08 to $0.10 commencing with the September 2021 dividend payment to shareholders.

2.	During 2021, there was a share buy-back to acquire Exxaro’s ownership interest in the Company’s South African subsidiaries. This was a non-cash transaction. No share buy-backs during 2020.
3.	Increase primarily due to higher incentive compensation.
The Group has not made any other significant distribution and payments or other uses of profit or cash flow deemed by the directors to assist in understanding the relative importance of spend on pay.
Consideration by the Human Resources and Compensation Committee of matters relating to Executive Directors’ remuneration and the Governance and Sustainability Committee of matters relating to Non-Executive Directors’ remuneration
The HRCC is responsible for overseeing the remuneration of the pay of the Executive Directors while the G&S Committee oversees the pay of the Non-Executive Directors. The current members of the HRCC are Stephen Jones (Chairman), Peter Johnston, Ginger Jones, and Sipho Nkosi.
The members of the HRCC have no personal financial interest, other than as shareholders, in matters to be decided, and no potential conflicts of interest arising from cross-directorships. The members of the HRCC are all independent Directors and have no day to day involvement in running the business.
The HRCC Committee Chair, with input from the other committee members, directs the agenda for each committee meeting and seeks input from management and the HRCC’s independent compensation consultants.
The HRCC retained Frederic W. Cook & Co, Inc. (“FW Cook”) as its external independent compensation consultant to the HRCC and FIT Remuneration Consultants LLP (FW Cook’s associated firm in the UK) to assist with UK related issues. The HRCC has determined that both consulting firms are independent. The compensation consultants provide no other services to the Company and accordingly are considered to be independent by the HRCC and to provide independent and objective advice.
Fees paid to the HRCC’s external compensation consultants with respect to 2021 were approximately

DIRECTORS REMUNERATION REPORT
$199,756 to FW Cook and approximately $13,277 to FIT Remuneration Consultants LLP, such fees being charged on the firms’ standard terms of business for advice provided.
Implementation of policy for fiscal year 2022
Details of how the Policy will be implemented with respect to the Executive Director for fiscal year 2022 is set out in the table below:
Executive Director (Co-CEOs only)
Remuneration Element	Implementation of Remuneration Policy for FY 2022
Base salary
On February 3, 2022, the HRCC recommended and the Board approved a 2% salary increase for both Messrs. Turgeon and Romano. Effective April 1, 2022, Mr. Turgeon’s salary will increase from $900,000 to $918,000 and Mr. Romano’s salary will increase from $900,000 to $918,000.

AIP
Consistent with 2021, both Messrs. Turgeon and Romano will have a 2022 AIP target percentage of 100% of salary.

The HRCC’s approach for the 2022 AIP will be the same as for the 2021 AIP. Measures for 2022 will be based 80% on overall Tronox results and 20% on individual performance. There are no changes to the metrics or metric weightings. Further details of the measures and targets will be set out in next year’s Directors’ Remuneration Report to the extent the information is not considered to be commercially sensitive at that time.

LTI
On February 3, 2022, the HRCC recommended and the Board approved a $250,000 increase in LTIP target amount for both Messrs. Turgeon and Romano. On February 3, 2022, Mr. Turgeon’s target LTIP increased from $2,200,000 to $2,450,000 and Mr. Romano’s target LTIP increased from $2,200,000 to $2,450,000.

Consistent with 2021, awards in 2022 will be made as a mix of 50% time-based and 50% performance-based RSUs and the target LTI award amount. The February 2022 LTI award is structured as follows:

•  Time-based RSUs: subject to a service condition and normally vesting in three equal installments each March 5 commencing on the March 5 after the year of grant.

• Performance-based RSUs: subject to performance measures and a service condition and normally vesting shortly after the end of the performance period. Performance measures in 2022 will be as follows:

      – 50% of performance-based RSUs: based on Total Shareholder Return measured relative to a Capital Markets Peer Group of companies. There is a threshold to maximum vesting range of 25% to 200% of the initial target number of units based on the level of actual performance achievement.

      – 50% of performance-based RSUs: based on a Average Annual Return on Invested Capital (“ROIC”) over a three-year period. There is a threshold to maximum vesting range of 25% to 200% of the initial target number of units with ROIC targets established for threshold, target, and maximum vesting levels.

DIRECTORS REMUNERATION REPORT
Remuneration Element	Implementation of Remuneration Policy for FY 2022
Pension (retirement plan) and benefits
Mr. Romano participates in the US Savings Plan and Savings Restoration Plan and in the Qualified retirement plan. Details of these pension arrangements and benefits are set out in the Executive Directors’ Remuneration Policy Table. Mr. Turgeon does not participate in the US Savings Plan and Savings Restoration Plan and is paid a cash payment in lieu of employer contributions. With regard to pension and benefits arrangements no material changes are anticipated for 2022.

Non-Executive Directors
Remuneration Element	Implementation of Remuneration Policy for FY 2022
Fees
There were no changes to Non-Executive Director compensation for 2022. Fees for 2022, are:

 • Board annual fee: $75,000

 • Non-Executive Chairman annual fee (in addition to Board annual fee): $120,000

 • A Lead Independent Director (in the situation whereby the Chairman of the Board role is held by an executive of the Company) will receive an additional annual retainer of $50,000

 • Audit Committee chairman: $50,000 (in addition to Board annual fee)

 • HRCC chairman: $20,000 (in addition to Board annual fee)

 • Corporate Governance and Sustainability Committee chairman: $20,000 (in addition to Board annual fee)

 • Audit Committee, HRCC, Corporate Governance and Sustainability Committee members: $15,000 (per Committee; in addition to Board annual fee; and only where not serving as chairman of the Committee)

As Interim Chairman of the Board effective December 27, 2020 and then subsequently appointed Chairman of the Board on a permanent basis effective March 18, 2021, the Board adjusted Mr. Kaufthal’s compensation package to include a monthly cash stipend of $15,000 for the additional work he has assumed mentoring and coaching the Co-CEOs until they are established in their roles. On a quarterly basis, the Board will evaluate the status of this stipend.

Equity-based awards
As in 2021, Non-Executive Directors will also receive an equity grant of time-based RSUs with a face value of $150,000. Commencing in 2019 and going forward, RSUs will be granted on the date of the annual general meeting of shareholders and vest the earlier of: a) the date of the next annual general meeting of shareholders or b) May 31st of the year following the grant date (assuming such individual is a board member at the time of vesting).

Signed on behalf of the Board of Directors by:
/s/ Stephen Jones, Chairman of the HRCC
/s/ Ilan Kaufthal, Chairman of the G&S Committee

TRONOX HOLDINGS PLC

COMPANY INFORMATION
FOR THE YEAR ENDED 31 DECEMBER 2021
Directors	John Romano	Appointed 18 March 2021
	Jean-Francois Turgeon	Appointed 18 March 2021
Mutlaq Al-Morished
Vanessa Guthrie
Ginger M. Jones
Stephen Jones
Peter B. Johnston
Ilan Kaufthal
Moazzam Khan
Sipho Nkosi

Secretary	Jeffrey Neuman

Company number	11653089

Registered office	Laporte Road Stallingborough, Grimsby North East Lincolnshire England, DN40 2PR

Independent Auditors	PricewaterhouseCoopers LLP Chartered Accountants 3 Forbury Place 23 Forbury Road Reading Berkshire RG1 3JH United Kingdom

Independent auditors’ report to the members of Tronox Holdings Plc
Report on the audit of the financial statements
Opinion
In our opinion:
•
Tronox Holdings Plc’s group financial statements and company financial statements (the “financial statements”) give a true and fair view of the state of the group’s and of the company’s affairs as at 31 December 2021 and of the group’s profit and the group’s cash flows for the year then ended;

•	the group financial statements have been properly prepared in accordance with accounting principles generally accepted in the United States of America;
•
the company financial statements have been properly prepared in accordance with United Kingdom Generally Accepted Accounting Practice (United Kingdom Accounting Standards, comprising FRS 102 “The Financial Reporting Standard applicable in the UK and Republic of Ireland”, and applicable law); and

•	the financial statements have been prepared in accordance with the requirements of the Companies Act 2006.
We have audited the financial statements, included within the Annual Report and Financial Statements (the “Annual Report”), which comprise: the consolidated balance sheet and company statement of financial position as at 31 December 2021; the consolidated statement of operations, the consolidated statement of comprehensive income (loss), the consolidated statement of cash flows, the consolidated statement of changes in shareholders' equity and the company statement of changes in equity for the year then ended; and the notes to the financial statements, which include a description of the significant accounting policies.
Basis for opinion
We conducted our audit in accordance with International Standards on Auditing (UK) (“ISAs (UK)”) and applicable law. Our responsibilities under ISAs (UK) are further described in the Auditors’ responsibilities for the audit of the financial statements section of our report. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.
Independence
We remained independent of the group in accordance with the ethical requirements that are relevant to our audit of the financial statements in the UK, which includes the FRC’s Ethical Standard, as applicable to listed entities, and we have fulfilled our other ethical responsibilities in accordance with these requirements.
Our audit approach
Overview
Audit scope
•	Overall group materiality: US$23.6 million (2020: US$14.5 million).
•
Tronox Holdings plc is a public limited company incorporated under the laws of England and Wales and is listed on the New York Stock Exchange thus the Group is subject to group financial statement audits in both the United Kingdom (UK)and the United States of America (US).

•
The Group’s headquarters are in the United Kingdom, however it maintains its head office finance team in Stamford, Connecticut, USA. We have thus used the US corporate component team to perform the on-site testing in the US in relation to testing of balances accounted for on a centralized basis as well as for the Hamilton (USA) component, and then other component teams to perform the on-site testing for other global sites in scope, with the UK Group team performing the remainder of the audit work, which principally relates to the audit of the consolidation.

•
We identified 3 reporting units which, in our view, required a full scope audit based on their size and risk. In addition, we determined that audit procedures over certain accounts or balances were required at a further 4 reporting units to provide sufficient overall Group coverage of particular financial statement line items.

•
We used component teams in 5 countries to perform a combination of full scope audit procedures and audits of specific balances. Certain Group financial statement disclosures and a number of complex areas, prepared by the head office finance function, were audited by the US corporate component team, with the Group consolidation audited by the UK Group engagement team.

•
Our full scope audits combined with our audits of specific accounts or balances accounted for 83% of Group revenue and 81% of Group total assets. Our audit scope provided sufficient appropriate audit evidence as a basis for our opinion on the Group financial statements as a whole.

Key audit matters
•	Revenue Recognition (group)
•	Valuation Allowance Assessment of Deferred Tax Assets (group)
•	Recoverability of intercompany receivable and investment in subsidiary (parent) Materiality
Materiality
•	Overall group materiality: US$23,600,000 (2020: US$14,500,000) based on 2.5% of adjusted EBITDA.
•	Overall company materiality: US$21,900,000 (2020: US$20,000,000) based on 1% of total assets.
•	Performance materiality: US$17,700,000 (2020: US$10,800,000) (group) and US$16,400,000 (2020: US$15,000,000) (company).
The scope of our audit
As part of designing our audit, we determined materiality and assessed the risks of material misstatement in the financial statements.
Key audit matters
Key audit matters are those matters that, in the auditors’ professional judgement, were of most significance in the audit of the financial statements of the current period and include the most significant assessed risks of material misstatement (whether or not due to fraud) identified by the auditors, including those which had the greatest effect on: the overall audit strategy; the allocation of resources in the audit; and directing the efforts of the engagement team. These matters, and any comments we make on the results of our procedures thereon, were addressed in the context of our audit of the financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters.
This is not a complete list of all risks identified by our audit.
Valuation Allowance Assessment of Deferred Tax Assets and Recoverability of intercompany receivable and investment in subsidiary are new key audit matters this year. COVID-19 and Assessment of the Valuation Allowance against USA Deferred Tax Assets, which were key audit matters last year, are no longer included because of the lack of impact COVID-19 had on the operations of the business resulting in there being no impairment indicators existing this year, and due to there being no evidence to suggest that the release of the valuation allowance against USA deferred tax assets in 2020 should have been reversed, with the remaining valuation allowance for all jurisdictions reviewed as part of the new key audit matter this year. Otherwise, the key audit matters below are consistent with last year.

Key audit matter	How our audit addressed the key audit matter
Revenue Recognition (group)
As described in Note 5 to the consolidated financial statements, Tronox has recorded $3,572m of revenue for the year ended 31 December 2021. Tronox recognize revenue at a point in time when the customer obtains control of the promised products. For most transactions this occurs when products are shipped from the manufacturing facilities or at a later point when control of the products transfers to the customer at a specified destination or time. Accruals are made for sales returns, rebates and other allowances, which are recorded in “Net Sales” in the Consolidated Statements of Operations and are based on historical experience and current business conditions. We determined that a high degree of resources and effort were required in performing procedures related to the Company’s revenue recognition.

Testing of revenue has been performed by the component teams which cover 83% of the overall revenue balance. The procedures performed are as follows:

-Evaluated the design and tested the operating effectiveness of management’s controls to ensure revenue is correctly recognised in the correct period.

-For certain locations, tested revenue transactions through data auditing techniques, alongside certain controls testing to support this approach, that enabled us to test whether the entire revenue has been matched to receivables or cash recorded.

-For the remaining locations, tested a sample of revenue transactions recognised to the appropriate support such as signed contracts, purchase orders, invoices, proof of delivery and cash receipts.

-Tested unusual manual journal entries that credited revenue.

-Tested a sample of revenue transactions recognised pre-year end and post year end to ensure they have been recognised in the correct period.

-Tested a sample of shipments made in the year to the revenue ledger to ensure the revenue transactions recorded are complete.

-Tested a sample of credit notes raised, including sales returns and rebates, to appropriate supporting documentation.

-For components not in scope, we have performed disaggregated revenue analytics based on products and location to assess the revenue balances and any unusual movements.

We did not identify any material misstatement as a result of the procedures performed.

Valuation Allowance Assessment of Deferred Tax Assets (group)
As described in Notes 2 and 8 to the consolidated financial statements, Tronox has recognised a total deferred tax asset (“DTA”) of $1.1bn as at 31 December 2021, net of valuation allowances of $1.7bn. Deferred tax assets and liabilities are determined based on temporary differences between the financial reporting and tax bases of assets and liabilities using

We evaluated the valuation allowance of deferred tax assets by performing the following procedures:

-Tested the effectiveness of controls relating to the valuation allowance assessment of deferred tax assets, including controls over the determination of cumulative tax losses, estimates of future taxable

Key audit matter	How our audit addressed the key audit matter
enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided against a deferred tax asset when it is more likely than not that all or some portion of the deferred tax asset will not be realised. Whilst this relates to multiple jurisdictions, the largest element of this is in the US with $0.9bn of deferred tax assets recognised. The principal considerations relating to the valuation allowance assessment of deferred tax assets are the significant judgement by management in determining the realizability of deferred tax assets by jurisdiction, particularly as it relates to the assessment of cumulative tax losses, estimates of future taxable income and assessment of factors that may limit the realizability of certain deferred tax assets.

income and assessment of factors that may limit the realizability of certain deferred tax assets.

-Tested the completeness and accuracy of underlying data used by management.

-Evaluated the reasonableness of management’s assumptions related to the assessment of cumulative tax losses.

-Evaluated the reasonableness of estimates of future taxable income.

-Assessed factors that may limit the realizability of certain deferred tax assets.

We did not identify any material misstatement as a result of the procedures performed.

Recoverability of intercompany receivable and investment in subsidiary (parent)
As described in Notes 4 and 5 to the parent company financial statements, the parent company has an investment in the Tronox group subsidiaries as well as an intercompany receivable, with a carrying value of $1,892m.Given the underlying operations and the increase in market capitalisation of the Tronox group, there was not deemed to be an impairment trigger. We determined that a high degree of resources and effort were required in performing procedures related to the valuation risk that the carrying value of the investment in subsidiary and intercompany receivable could be impaired.
We evaluated the directors’ assessment regarding whether an impairment trigger existed. We found that management’s assessment of no impairment trigger arising was appropriate.
How we tailored the audit scope
We tailored the scope of our audit to ensure that we performed enough work to be able to give an opinion on the financial statements as a whole, taking into account the structure of the group and the company, the accounting processes and controls, and the industry in which they operate.
The Group’s accounting process is structured around a local finance function in each of the Group’s reporting units. These functions maintain their own accounting records and controls (although transactional processing and certain controls for some reporting units are performed at a shared service centre) and report to the head office finance team through an integrated consolidation system.
In establishing the overall Group audit strategy and plan, we determined the type of work that needed to be performed at the reporting units by the Group engagement team and by component auditors from other PwC network firms. Where the work was performed by component auditors, we determined the level of involvement we needed to have in the audit work at those reporting units so as to be able to conclude whether sufficient appropriate audit evidence had been obtained as a basis for our opinion on the Group financial statements as a whole.
For each reporting unit, we determined whether we required an audit of their complete financial information (“full scope”) or whether procedures on specified accounts or balances would be sufficient.
Those where a full scope audit was required included the largest reporting unit (Hamilton plant and Australian business), determined as individually financially significant because they contribute more than 15% of the Group’s revenue. We performed a full scope audit at one further component based on its size and risk. We maintained regular communication with the local teams during the planning execution and completion phases of their audits. We directed the work of the component teams, reviewed their approach and findings and participated in the closing meetings of the significant components.
In addition, we determined that audit procedures over certain accounts or balances were required at a further 4 reporting units (UK, KSA, SA and Botlek) to provide sufficient overall Group coverage of particular financial statement line items. We performed a detailed review of the working papers for the significant components and other component teams as deemed appropriate. We maintained regular communication with the local teams during the planning, execution and completion phases of their audits. We directed the work of the component teams, reviewed their approach and findings and participated in the closing meetings of the components.
The US corporate component team performs audit procedures over certain areas that are being managed by the corporate finance team based in Stamford. These includes current income tax receivable/payable, deferred tax asset/liabilities, derivative financial instruments and related hedge accounting, right of use asset and lease liabilities, bonus accruals, bank and other borrowings and related finance costs and non- controlling interest. The Group consolidation is audited by the UK Group engagement team.
Our full scope audits combined with our audits of specific accounts or balances accounted for 83% of Group revenue and 81% of Group total assets.
In determining the nature, timing, and extent of audit procedures to be performed at non-significant components, the UScorporate component team performed analytical procedures at a Group level. Those not subject to analytical review procedures were individually, and in aggregate, immaterial. This gave us the evidence we needed for our opinion on the financial statements as a whole.
Materiality
The scope of our audit was influenced by our application of materiality. We set certain quantitative thresholds for materiality. These, together with qualitative considerations, helped us to determine the scope of our audit and the nature, timing and extent of our audit procedures on the individual financial statement line items and disclosures and in evaluating the effect of misstatements, both individually and in aggregate on the financial statements as a whole.
Based on our professional judgement, we determined materiality for the financial statements as a whole as follows:
	Financial statements - group	Financial statements - company
Overall materiality	US$23,600,000 (2020: US$14,500,000).	US$21,900,000 (2020: US$20,000,000).
How we determined it	2.5% of adjusted EBITDA	1% of total assets
Rationale for benchmark applied	Adjusted EBITDA is the primary metric reported by Tronox's peers and used by analysts and the users of the Company’s financial statements.
We believe that total assets are the primary measure used by shareholders in assessing the performance of the entity. The parent company is primarily a holding company with an investment in a subsidiary company.

For each component in the scope of our group audit, we allocated a materiality that is less than our overall group materiality. The range of materiality allocated across components was between US$7 million and US$17.1 million.
We use performance materiality to reduce to an appropriately low level the probability that the aggregate of uncorrected and undetected misstatements exceeds overall materiality. Specifically, we use performance materiality in determining the scope of our audit and the nature and extent of our testing of account balances, classes of transactions and disclosures, for example in determining sample sizes. Our performance materiality was 75% (2020: 75%) of overall materiality, amounting to US$17,700,000 (2020: US$10,800,000) for the group financial statements and US$16,400,000 (2020: US$15,000,000) for the company financial statements.

In determining the performance materiality, we considered a number of factors - the history of misstatements, risk assessment and aggregation risk and the effectiveness of controls - and concluded that an amount at the upper end of our normal range was appropriate.
We agreed with those charged with governance that we would report to them misstatements identified during our audit above $1,250,000 (group audit) (2020: $1,000,000) and $1,000,000 (company audit) (2020: $1,000,000) as well as misstatements below those amounts that, in our view, warranted reporting for qualitative reasons.
Conclusions relating to going concern
Our evaluation of the directors’ assessment of the group's and the company’s ability to continue to adopt the going concern basis of accounting included:
•	Understanding and evaluating the group’s assessment of its going concern.
•	Performing a risk assessment to identify factors that could impact the going concern basis of accounting, including the impact of Covid-19.
•
Evaluating the financial forecasts and the group’s stress testing of liquidity, including the severity of the downside scenarios that were used to support the going concern assumption and testing the mathematical accuracy of the model.

•	Reading loan agreements to identify all relevant terms and covenants in order to test compliance with all objectively determinable debt covenants.
•	Reading and evaluating the adequacy of the disclosures made in the financial statements in relation to going concern.
Based on the work we have performed, we have not identified any material uncertainties relating to events or conditions that, individually or collectively, may cast significant doubt on the group's and the company’s ability to continue as a going concern for a period of at least twelve months from when the financial statements are authorised for issue.
In auditing the financial statements, we have concluded that the directors’ use of the going concern basis of accounting in the preparation of the financial statements is appropriate.
However, because not all future events or conditions can be predicted, this conclusion is not a guarantee as to the group's and the company's ability to continue as a going concern.
Our responsibilities and the responsibilities of the directors with respect to going concern are described in the relevant sections of this report.
Reporting on other information
The other information comprises all of the information in the Annual Report other than the financial statements and our auditors’ report thereon. The directors are responsible for the other information. Our opinion on the financial statements does not cover the other information and, accordingly, we do not express an audit opinion or, except to the extent otherwise explicitly stated in this report, any form of assurance thereon.
In connection with our audit of the financial statements, our responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the financial statements or our knowledge obtained in the audit, or otherwise appears to be materially misstated. If we identify an apparent material inconsistency or material misstatement, we are required to perform procedures to conclude whether there is a material misstatement of the financial statements or a material misstatement of the other information. If, based on the work we have performed, we conclude that there is a material misstatement of this other information, we are required to report that fact. We have nothing to report based on these responsibilities.
With respect to the Strategic report and Directors' Report, we also considered whether the disclosures required by the UK Companies Act 2006 have been included.
Based on our work undertaken in the course of the audit, the Companies Act 2006 requires us also to report certain opinions and matters as described below.

Strategic report and Directors' Report
In our opinion, based on the work undertaken in the course of the audit, the information given in the Strategic report and Directors' Report for the year ended 31 December 2021 is consistent with the financial statements and has been prepared in accordance with applicable legal requirements.
In light of the knowledge and understanding of the group and company and their environment obtained in the course of the audit, we did not identify any material misstatements in the Strategic report and Directors' Report.
Directors’ Remuneration
In our opinion, the part of the Directors' Remuneration Report to be audited has been properly prepared in accordance with the Companies Act 2006.
Responsibilities for the financial statements and the audit
Responsibilities of the directors for the financial statements
As explained more fully in the Statement of directors' responsibilities, the directors are responsible for the preparation of the financial statements in accordance with the applicable framework and for being satisfied that they give a true and fair view. The directors are also responsible for such internal control as they determine is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.
In preparing the financial statements, the directors are responsible for assessing the group’s and the company’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless the directors either intend to liquidate the group or the company or to cease operations, or have no realistic alternative but to do so.
Auditors’ responsibilities for the audit of the financial statements
Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with ISAs (UK) will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these financial statements.
Irregularities, including fraud, are instances of non-compliance with laws and regulations. We design procedures in line with our responsibilities, outlined above, to detect material misstatements in respect of irregularities, including fraud. The extent to which our procedures are capable of detecting irregularities, including fraud, is detailed below.
Based on our understanding of the group and industry, we identified that the principal risks of non- compliance with laws and regulations related to bribery and corruption, intellectual property, data protection and competition/antitrust laws, and we considered the extent to which non-compliance might have a material effect on the financial statements. We also considered those laws and regulations that have a direct impact on the financial statements such as the pensions legislation, tax legislation, environmental laws and regulations and the Companies Act 2006. We evaluated management’s incentives and opportunities for fraudulent manipulation of the financial statements (including the risk of override of controls), and determined that the principal risks were related to posting unauthorised manual journal entries to accelerate recognition of revenue during the reporting period and management bias in significant accounting estimates or judgments to manipulate results. The group engagement team shared this risk assessment with the component auditors so that they could include appropriate audit procedures in response to such risks in their work. Audit procedures performed by the group engagement team and/ or component auditors included:
•	Holding discussions with Group management, Internal Audit, legal and tax advisors, including consideration of known or suspected instances of non compliance with laws and regulation and fraud;
•	Evaluation of management’s controls designed to prevent and detect irregularities;
•	Review of Board meeting minutes;

•	Challenging assumptions and judgements made by management in their significant accounting estimates and judgments,particularly in relation to the key audit matters above;
•	Identifying and testing journal entries based on our risk assessment and evaluating whether there was evidence of management bias that represents a risk of material misstatement due to fraud; and
•	Incorporating elements of unpredictability into the audit procedures performed.
There are inherent limitations in the audit procedures described above. We are less likely to become aware of instances of non-compliance with laws and regulations that are not closely related to events and transactions reflected in the financial statements. Also, the risk of not detecting a material misstatement due to fraud is higher than the risk of not detecting one resulting from error, as fraud may involve deliberate concealment by, for example, forgery or intentional misrepresentations, or through collusion.
Our audit testing might include testing complete populations of certain transactions and balances, possibly using data auditing techniques. However, it typically involves selecting a limited number of items for testing, rather than testing complete populations. We will often seek to target particular items for testing based on their size or risk characteristics. In other cases, we will use audit sampling to enable us to draw a conclusion about the population from which the sample is selected.
A further description of our responsibilities for the audit of the financial statements is located on the FRC’s website at: www.frc.org.uk/auditorsresponsibilities. This description forms part of our auditors’ report.
Use of this report
This report, including the opinions, has been prepared for and only for the company’s members as a body in accordance with Chapter 3 of Part 16 of the Companies Act 2006 and for no other purpose. We do not, in giving these opinions, accept or assume responsibility for any other purpose or to any other person to whom this report is shown or into whose hands it may come save where expressly agreed by our prior consent in writing.
Other required reporting
Companies Act 2006 exception reporting
Under the Companies Act 2006 we are required to report to you if, in our opinion:
•	we have not obtained all the information and explanations we require for our audit; or
•	adequate accounting records have not been kept by the company, or returns adequate for our audit have not been received from branches not visited by us; or
•	certain disclosures of directors’ remuneration specified by law are not made; or
•	the company financial statements and the part of the Directors' Remuneration Report to be audited are not in agreement with the accounting records and returns.
We have no exceptions to report arising from this responsibility.

Miles Saunders (Senior Statutory Auditor)
for and on behalf of PricewaterhouseCoopers LLP
Chartered Accountants and Statutory Auditors Reading
10 March 2022

TRONOX HOLDINGS PLC

COMPANY STATEMENT OF FINANCIAL POSITION
	Notes	At 31 December 2021 $	At 31 December 2020 $
Fixed Assets
Investments	4	526,120,001	526,120,001
Loans to group undertakings	5	1,365,500,864	1,331,186,213
Related party receivable	6	133,592,108	131,079,654
Total fixed assets		2,025,212,973	1,988,385,868
Current Assets
Debtors: amounts falling due within one year	7	168,732,213	22,442,127
Related party receivable	6	625,000	625,000
Restricted cash	8	—	18,000,000
Cash at bank and in hand		1,507,162	3,351,211
Total current assets		170,864,375	44,418,338

Creditors: amounts falling due within one year	9	(30,718,065)	(96,653,194)
Net current assets / (liabilities)		140,146,310	(52,234,856)
Total assets less current liabilities		2,165,359,283	1,936,151,012
Creditors: amounts falling due after more than one year	10	(81,214,032)	(37,237,141)

Net assets		2,084,145,251	1,898,913,871

Capital and reserves
Called up share capital	11	1,539,347	1,435,575
Share premium account	12	446,965,984	252,842,461
Retained earnings	13	1,593,592,208	1,591,107,605
Share based payment reserve	7	42,047,712	53,528,230
Total equity		2,084,145,251	1,898,913,871
As permitted by Section 408 of the Companies Act, 2006, the Company has elected not to present its own profit and loss account for the year. During the year ended 31 December 2021 and 31 December 2020, the company reported a profit of $59,432,410 and $38,862,209 respectively.
The notes on pages 45 to 60 are an integral are an integral part of the financial statements.
These financial statements on pages 43 to 60 were approved by the board of directors on 10 March 2022 and were signed on its behalf by:
/s/ Ilan Kaufthal Director
Date 10 March 2022
Registered number 11653089

TRONOX HOLDINGS PLC

COMPANY STATEMENT OF CHANGES IN EQUITY
	Note	Share capital	Share premium	Retained earnings	Share based payment reserve	Total
		$	$	$	$	$
At 1 January 2020		1,419,005	237,599,887	1,594,393,056	46,164,297	1,879,576,245

Equity awards	11	20,327	18,333,954	—	7,363,933	25,718,214

Equity awards cancelled for taxes	11	(3,757)	(3,091,380)	—	—	(3,095,137)

Dividends	13	—	—	(42,147,660)	—	(42,147,660)

Profit for the year	13	—	—	38,862,209	—	38,862,209

At 31 December 2020		1,435,575	252,842,461	1,591,107,605	53,528,230	1,898,913,871

Equity awards	11	28,436	42,510,582	—	(11,480,518)	31,058,500

Equity awards cancelled for taxes	11	(1,372)	(2,661,167)	—	—	(2,662,539)

Options exercised	11	4,248	8,600,099	—	—	8,604,347

Acquisition of noncontrolling interest	11	72,460	145,674,009	—	—	145,746,469
Dividends	13	—	—	(56,947,807)	—	(56,947,807)

Profit for the year	13	—	—	59,432,410	—	59,432,410

At 31 December 2021		1,539,347	446,965,984	1,593,592,208	42,047,712	2,084,145,251

TRONOX HOLDINGS PLC

NOTES TO THE FINANCIAL STATEMENTS
1.  Company Information
The company's principal activity is that of a holding company for Tronox Investment Holdings Limited whose main activities through its subsidiaries is the production and marketing of titanium bearing mineral sands and titanium dioxide (“TiO2”) pigment.
Tronox Holdings plc (referred to herein as “Tronox”, “the company”, “we”, ‘us” or “our”) is an England and Wales incorporated public company limited by shares and is registered in England and domiciled in the United Kingdom. The registered office is Laporte Road, Stallingborough, Grimsby, North Lincolnshire, England, DN40 2PR.
2.  Accounting Policies
Basis of preparation of company financial statements
These financial statements have been prepared in compliance with United Kingdom Accounting Standards, including Financial Reporting Standard 102, “The Financial Reporting Standard applicable in the United Kingdom and the Republic of Ireland” (“FRS 102”) and the Companies Act 2006 and the Large and Medium-sized Companies and Groups (Accounts and Reports) Regulations 2008.
The financial statements are prepared in U.S. Dollars ($), which is the functional and presentation currency of the company.
The financial statements have been prepared on a going concern basis, under the historical cost convention. The principal accounting policies and critical accounting estimates adopted are set out below.
The company has taken advantage of the exemption in section 408 of the Companies Act from presenting its individual profit and loss account.
Exemptions for qualifying entities under FRS 102
In accordance with FRS 102, the company has taken advantage of the exemptions from the following disclosure requirements;
•	Section 7 ‘Statement of Cash Flows’ – Presentation of a Statement of Cash Flows and related notes and disclosure
•	Section 33 ‘Related Party Disclosures’ – Compensation for key management personnel from disclosing the company key management personnel compensation, as required by FRS 102 paragraph 33.7
•
from disclosing share-based payment arrangements, required under FRS 102 paragraphs 26.18(b), 26.19 to 26.21 and 26.23, concerning its own equity instruments, as the company financial statements are presented with the consolidated financial statements and the relevant disclosures are included therein.

•	Certain financial instrument disclosures required under FRS 102 paragraphs 11.42, 11.44, 11.45, 11.47, 11.48(a)(iii), 11.48(a)(iv), 11.48(b), 11.48(c), 12.26, 12.27, 12.29(a), 12.29(b) and 12.29A.
These financial statements present information about the company as an individual undertaking and not about its group. The consolidated financial statements of Tronox Holdings plc are filed with the United States Securities and Exchange Commission and are attached herein.
Going concern
At the time of preparing and approving these financial statements, the directors have a reasonable expectation that the company has adequate resources to continue in operational existence for a period of at least 12 months from the date of these financial statements based on the operations and activities of its subsidiaries. The directors continue to adopt the going concern basis of accounting in preparing the financial statements.

TRONOX HOLDINGS PLC

NOTES TO THE FINANCIAL STATEMENTS
2.  Accounting Policies(Continued)
The directors expect the company to continue to hold its investments in subsidiaries for the foreseeable future.
Investments
Investments in subsidiary are initially measured at cost and subsequently measured at cost less any accumulated impairment losses. The investments are assessed for indicators of impairment at each reporting date and any impairment losses or reversals of impairment losses are recognized immediately in profit or loss. Annually, the Directors consider whether any events or circumstances have occurred which indicate that the carrying value of fixed investments may not be recoverable. If such circumstances do exist, a full impairment review is undertaken to establish whether the carrying amounts exceeds the recoverable amount, being the higher of fair value less costs of disposal or value in use. If this is the case, an impairment charge is recorded to reduce the carrying value of the related investment. The value in use is defined as the present value of the future cash flows expected to be derived.
Financial instruments
The company has elected to apply the provisions of Section 11 ‘Basic Financial Instruments’ and Section 12 Other Financial Instruments Issues’ of FRS 102 to all of its financial instruments.
Financial instruments are recognised when the company becomes party to the contractual provisions of the instrument.
Financial assets and liabilities are offset, with the net amounts presented in the financial statements, when there is a legally enforceable right to set off the recognised amounts and there is an intention to settle on a net basis or to realise the asset and settle the liability simultaneously.
Impairment of financial assets
Financial assets are assessed for indicators of impairment at each reporting date.
Financial assets are impaired when there is objective evidence that, as a result of one or more events that occurred after the initial recognition of the financial asset, the estimated future cash flows have been affected. The impairment loss is recognised in the Statement of Profit and Loss.
Derecognition of financial assets
Financial assets are derecognised only when the contractual rights to the cash flows from the asset expire or are settled, or when the company transfers the financial asset and substantially all the risks and rewards of ownership to another entity, or if some significant risks and rewards of ownership are retained but control of the asset has transferred to another party that is able to sell the asset in its entirety to an unrelated third party.
Classification of financial liabilities and equity instruments
Financial liabilities and equity instruments are classified according to the substance of the contractual arrangements entered into. An equity instrument is any contract that evidences a residual interest in the assets of the company after deducting all of its liabilities.
Basic financial liabilities
Basic financial liabilities comprise amounts due to group undertakings that are repayable on demand and loans from group undertakings.
Amounts due to group undertakings that are repayable on demand are initially recognised at transaction price and subsequently measured at amortised cost, being transaction price less amounts settled.

TRONOX HOLDINGS PLC

NOTES TO THE FINANCIAL STATEMENTS
2.  Accounting Policies(Continued)
Loans are initially measured at transaction price and are subsequently carried at amortised cost using the effective interest method. The effective interest method is a method of calculating the amortised cost of a debt instrument and of allocating the interest expense over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash payments through the expected life of the debt instrument to the net carrying amount on initial recognition.
Derecognition of financial liabilities
Financial liabilities are derecognised when, and only when, the company’s contractual obligations are discharged, cancelled, or expire.
Equity instruments
Ordinary shares are classified as equity. Equity instruments issued by the company are recorded at the fair value of proceeds received, net of direct issue costs. Dividends payable on equity instruments are recognised as liabilities upon board approval of the declaration on the record holding date.
Foreign exchange
Transactions in currencies other than the functional currency (foreign currency) are initially recorded at the exchange rate prevailing on the date of the transaction.
Monetary assets and liabilities denominated in foreign currencies are remeasured at the rate of exchange ruling at the reporting date. Non-monetary assets and liabilities denominated in foreign currencies are translated at the rate ruling at the date of the transaction.
All remeasurements are taken to the Statement of Profit and Loss.
Cash and cash equivalents balances
Cash balances represent cash held with a major bank. We maintain cash in bank deposit accounts that may exceed federally insured limits. The financial institutions where our cash is held are generally highly rated and we have a policy to limit the amount of credit exposure with any one institution. We have not experienced any losses in such accounts and believe we are not exposed to significant credit risk.
Dividends
Dividend distributions to the Company’s shareholders are recognised as a liability in the Company’s statement of financial position in the period in which the dividends are approved.
Taxation
Current taxation is provided at amounts expected to be paid (or recovered) using tax rates and laws that have been enacted or substantively enacted at the balance sheet date.
Deferred income tax is recognised on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the separate financial statements. Deferred income tax is determined using tax rates (and laws) that have been enacted or substantively enacted by the balance sheet date and are expected to apply when the related deferred income tax asset is realised or the deferred income tax liability is settled. Deferred income tax assets are recognised only to the extent that it is probable that future taxable income will be available against which the temporary differences can be utilised.
Share based payments
Equity awards are granted to members of the board and to certain members of management. Equity awards granted to Board members vest ratably over approximate one-year period and are valued at the weighted average grant date fair value. Time based equity awards granted to management vest ratably over approximately 3-year period and are valued at the weighted average grant date fair value.

TRONOX HOLDINGS PLC

NOTES TO THE FINANCIAL STATEMENTS
2.  Accounting Policies(Continued)
The company had an Integration Incentive Award program (“Integration Incentive Award”) established in connection with the Cristal acquisition, to certain executive officers and managers with significant integration accountability. RSU’s granted under this program vested in 2021 (two years from the date the Cristal transaction closed) and based upon the achievement of established performance conditions.
Vesting of the performance-based awards is based on a relative Total Shareholder Return (“TSR”) calculation compared to a peer group performance over the applicable three-year measurement period. The Company’s three-year TSR versus the peer group performance levels determines the payout percentage. The TSR metric is considered a market condition for which we use a Monte Carlo simulation to determine the grant date fair value.
We also have vesting of performance-based awards determined based on Operating Return on Net Assets (‘ORONA”) over the applicable three-year measurement period for awards granted in 2020 and based on a three-year average annual Return on Invested Capital (“ROIC”) improvement over the applicable three-year measurement period for awards granted in 2021.
The share-based compensation expense for the Board members, management and company employees is recorded in the company’s statement of comprehensive Income. The shared based compensation expense of subsidiary employees is recorded in the respective subsidiaries.
Related party transactions
The Company discloses transactions with related parties which are not wholly owned within the same group. Where appropriate, transactions of a similar nature are aggregated unless, in the opinion of the directors, separate disclosure is necessary to understand the effect of the transactions on the group financial statements.
Interest income
Interest income is recognised using the effective interest rate method.
3. Critical Accounting Judgements, Estimates and Assumptions
Impairment of subsidiary
Consistent with our policy stated in Note 1 “Impairment of non-financial assets”, we continue to evaluate investments in subsidiary for impairment on an annual basis or whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. As part of our impairment analysis, we make assumptions and estimates regarding future market conditions and estimation of free cash flows. To the extent actual results do not meet our estimated assumptions, we may take an impairment loss in the future. If impairment triggers are present at year end, we perform an analysis based on the fair value and/or value in use models. Fair value is generally calculated by examining the market capitalization plus a control premium acceptable for accounting purposes, which is a management estimate. The key assumptions used include control premium, discount rate and free cash flows. There were no impairment triggers present at year end.
4. Investments
The carrying amount of the company’s investment in Tronox Investment Holdings Limited remained unchanged as of both 31 December 2021 and 31 December 2020 at $526,120,001.

TRONOX HOLDINGS PLC

NOTES TO THE FINANCIAL STATEMENTS
4. Investments(Continued)
The extent of the company’s ownership in its various entities and equity-accounted investees, as a result of its investment in its subsidiary, Tronox Investment Holdings Limited, and their principal activities as of 31 December 2021 are as follows:
Name	Ownership Interest	Country of Incorporation	Nature of Business	Registered Address
Bemax Sales Pty Ltd	50% owned by Peregrine Mineral Sands Pty Ltd; 25% owned by Imperial Mining (Aust) Pty Ltd; 25% owned by Probo Mining Pty Ltd	Australia	Mining Tenement	Lot 962 Koombana Drive Bunbury WA 6230 Australia

Cable Sands (WA) Pty Ltd	50% owned by Cable Sands Holdings Pty Ltd; 50% owned by Cable Sands Investments Pty Ltd	Australia	Mining Tenement; Holds Cable Sands JV	Lot 962 Koombana Drive Bunbury WA 6230 Australia

Cable Sands Holdings Pty Ltd	100% owned by Tronox Mining Australia Ltd.	Australia	Mining Tenement	Lot 962 Koombana Drive Bunbury WA 6230 Australia

Cable Sands Investments Pty Ltd	100% owned by Tronox Mining Australia Ltd.	Australia	Mining Tenement	Lot 962 Koombana Drive Bunbury WA 6230 Australia

Cable Sands Pty Ltd	50% owned by Cable Sands Holdings Pty Ltd; 50% owned by Cable Sands Investments Pty Ltd	Australia	Mining Tenement; Holds Cable Sands JV	Lot 962 Koombana Drive Bunbury WA 6230 Australia

Coffs Harbour Rutile Pty Ltd	95.3% owned by Kathleen Investments (Australia) Pty Ltd; 4.7% owned by Nissho Iwai Mineral Sands (Australia) Pty Ltd	Australia	Mining Tenement	Lot 962 Koombana Drive Bunbury WA 6230 Australia

TRONOX HOLDINGS PLC

NOTES TO THE FINANCIAL STATEMENTS
4. Investments(Continued)
Name	Ownership Interest	Country of Incorporation	Nature of Business	Registered Address
Cristal Inorganic Chemicals Switzerland Ltd.	100% owned by Tronox Investments Netherlands BV	Switzerland	Holding company	Zugerstrasse 76B, 6340 Baar, Switzerland

Cristal Metals, LLC	100% owned by Tronox US Holdings Inc.	Delaware, USA	Holding company	The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801

Hawkins Point LLC	100% owned by Tronox LLC	Delaware, USA	Holding company	The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801

Hong Kong Titanium Products Company Limited	100% owned by Tronox Investment Holdings Limited	Hong Kong	Holding company	Unit 417, 4th Floor, Lippo Centre, Tower Two, No. 89 Queensway, Admiralty, Hong Kong

Imperial Mining (Aust) Pty Ltd	100% owned by Tronox Mining Australia Ltd.	Australia	Mining Tenement	Lot 962 Koombana Drive Bunbury WA 6230 Australia

Jiangxi Tikon Titanium Products Company Limited	100% owned by Hong Kong Titanium Products Company Limited	China	Operating company	No. 4, Antang Road, Fubei Town, Linchuan District, Fuzhou City, Jiangxi Province China

Kathleen Investments (Australia) Pty Ltd	100% owned by Nissho Iwai Mineral Sands (Australia) Pty Ltd	Australia	Mining Tenement	Lot 962 Koombana Drive Bunbury WA 6230 Australia

Millennium Inorganic Chemicals Holdings Brasil Ltda.	99.99% owned by Tronox Investments Netherlands BV; 0.01% owned by Tronox International BV	Brazil	Holding company	Est. BA 099, KM 20 – Bairro Abrantes – Camaçari, BA – CEP 42840-000 Brazil

TRONOX HOLDINGS PLC

NOTES TO THE FINANCIAL STATEMENTS
4. Investments(Continued)
Name	Ownership Interest	Country of Incorporation	Nature of Business	Registered Address
Millennium Inorganic Chemicals Le Havre SAS	100% owned by Millennium Inorganic Chemicals SAS	France	Holding company	Route du Pont VII, 76600 Le Havre, France

Millennium Inorganic Chemicals Overseas Holdings	100% owned by Tronox UK Holdings Limited	United Kingdom	Holding company	Laporte Road, Stallingborough, Grimsby, North East Lincolnshire, England, DN40 2PR

Millennium Inorganic Chemicals SAS	100% Tronox Pigment UK Limited	France	Holding company	95 rue du Général de Gaulle - 68800 Thann, France

Millennium Inorganic Chemicals UK Holdings Limited	100% owned by Millennium Inorganic Chemicals Overseas Holdings	United Kingdom	Holding company	Laporte Road, Stallingborough, Grimsby, North East Lincolnshire, England, DN40 2PR

Murray Basin Titanium Pty Ltd	50% owned by NIMSA Murray Basin Pty Ltd; 50% owned by Tronox Mineral Holdings Australia Pty Ltd	Australia	Mining Tenement; Holds Murray Basis JV	Lot 962 Koombana Drive Bunbury WA 6230 Australia

NIMSA Murray Basin Pty Ltd	100% owned by Coffs Harbour Rutile Pty Ltd	Australia	Mining Tenement	Lot 962 Koombana Drive Bunbury WA 6230 Australia

Nissho Iwai Mineral Sands (Australia) Pty Ltd	50% owned by Cable Sands Holdings Pty Ltd; 50% owned by Cable Sands Investments Pty Ltd	Australia	Mining Tenement	Lot 962 Koombana Drive Bunbury WA 6230 Australia

Peregrine Gold Mining Pty Ltd	100% owned by Tronox Mining Australia Ltd.	Australia	Mining Tenement	Lot 962 Koombana Drive Bunbury WA 6230 Australia

Peregrine Mineral Sands Pty Ltd	100% owned by Tronox Mining Australia Ltd.	Australia	Mining Tenement	Lot 962 Koombana Drive Bunbury WA 6230 Australia

TRONOX HOLDINGS PLC

NOTES TO THE FINANCIAL STATEMENTS
4. Investments(Continued)
Name	Ownership Interest	Country of Incorporation	Nature of Business	Registered Address
Pooncarie Operations Pty Ltd	100% owned by Tronox Mining Australia Ltd.	Australia	Mining Tenement	Lot 962 Koombana Drive Bunbury WA 6230 Australia

Probo Mining Pty Ltd	100% owned by Tronox Mining Australia Ltd.	Australia	Mining Tenement	Lot 962 Koombana Drive Bunbury WA 6230 Australia

Rutile and Zircon Mines (Newcastle) Pty Ltd	100% owned by Coffs Harbour Rutile Pty Ltd	Australia	Mining Tenement	Lot 962 Koombana Drive Bunbury WA 6230 Australia

RZM Pty Ltd	100% owned by Coffs Harbour Rutile Pty Ltd	Australia	Mining Tenement; Holds Bayfield JV	Lot 962 Koombana Drive Bunbury WA 6230 Australia

Shanghai Millennium Chemicals Trading Limited	100% owned by Tronox Pigment Bunbury Ltd	China	Sales company	Room 817, 8 Huajing Road, China (Shanghai) Pilot Free Trade Zone

Titanium Technology (Australia) Pty Ltd	100% owned by Coffs Harbour Rutile Pty Ltd	Australia	Mining Tenement	Lot 962 Koombana Drive Bunbury WA 6230 Australia

Tronox Australind Pty Ltd	100% owned by Tronox Limited	Australia	Holding company	Lot 350 Old Coast Road Australind Western Australia 6233

Tronox Belgium bvba	99.99% owned by Tronox Investment Holdings Limited; 0.01% owned by Millennium Inorganic Chemicals Overseas Holdings	Belgium	Operating company (Willebroek)	23 Avenue Marnix 5th floor, 1000 Brussels Belgium

Tronox Finance LLC	100% owned by Tronox Global Holdings Pty Limited	Delaware, USA	2026 bond issuer	The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801

TRONOX HOLDINGS PLC

NOTES TO THE FINANCIAL STATEMENTS
4. Investments(Continued)
Name	Ownership Interest	Country of Incorporation	Nature of Business	Registered Address
Tronox Finance plc	100% owned by Tronox UK Holdings Limited	United Kingdom	2025 bond issuer	Laporte Road, Stallingborough, Grimsby, North East Lincolnshire, England, DN40 2PR

Tronox France SAS	100% owned by Millennium Inorganic Chemicals SAS	France	Operating company	95 rue du Général de Gaulle - 68800 Thann, France

Tronox Global Holdings Pty Limited	100% owned by Tronox Limited	Australia	Holding company	Lot 22 Mason Road Kwinana Beach WA 6167 Australia

Tronox Incorporated	100% owned by Tronox US Holdings Inc.	Delaware, USA	Holding company	The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801

Tronox India Private Limited	99% owned by Tronox Pigments (Holland) B.V.; 1% owned by Tronox Investments Netherlands BV	India	Employing entity for IT personnel	404, 4th Floor, Shangrila Plaza, Road No.2, Park View Enclave, Jubilee Hills, HYDERABAD, Hyderabad, Telangana, India, 500034

Tronox International BV	100% owned by Tronox Investment Netherlands BV	Netherlands	Holds CMA	Professor Gerbrandyweg 2, 3197KK Botlek, Rotterdam, The Netherlands Amsterdam

Tronox Investment Holdings Limited	100% owned by Tronox Holdings plc	United Kingdom	Holding company	Laporte Road, Stallingborough, Grimsby, North East Lincolnshire, England, DN40 2PR

Tronox Investment Netherlands BV	100% owned by Tronox Pigments (Holland) B.V.	Netherlands	Holding company	Professor Gerbrandyweg 2, 3197KK Botlek, Rotterdam, The Netherlands Amsterdam

TRONOX HOLDINGS PLC

NOTES TO THE FINANCIAL STATEMENTS
4. Investments(Continued)
Name	Ownership Interest	Country of Incorporation	Nature of Business	Registered Address
Tronox Investments UK Limited	100% owned by Millennium Inorganic Chemicals Overseas Holdings	United Kingdom	Holding company	Laporte Road, Stallingborough, Grimsby, North East Lincolnshire, England, DN40 2PR

Tronox Italy Srl	95% owned by Tronox Pigment UK Limited; 5% owned by Millennium Inorganic Chemicals Overseas Holdings	Italy	Sales company	Via Torino 61, 20123 – Milano (MI), Italia

Tronox Korea Ltd.	100% owned by Tronox Pigment UK Limited	South Korea	Sales company	6th Floor (Dohwa-dong, Ilsin Building), 38 Mapo-daero, Mapo-gu, Seoul, 04174

Tronox KZN Sands (Pty) Ltd	74% owned by Tronox Sands Holdings Pty Limited, 26% owned by Tronox Investment Holdings Limited	South Africa	Operating company	River Falls Office Park Wild Pear Buildings 262 Rose Avenue Dooringkloof Centurion 0157 South Africa

Tronox Limited	100% owned by Tronox Investment Holdings Limited	Australia	Holding company	Lot 22 Mason Road Kwinana Beach WA 6167 Australia

Tronox LLC	100% owned by Tronox Incorporated	Delaware, USA	Operating company (Hamilton)	The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801

Tronox Management Pty Ltd	100% owned by Tronox Global Holdings Pty Limited	Australia	Operating company; Tiwest (Kwinana)	Lot 22 Mason Road Kwinana Beach WA 6167 Australia

Tronox Mineral Holdings Australia Pty Ltd	100% owned by Tronox Limited	Australia	Holding company	Lot 962 Koombana Drive Bunbury Western Australia 6230

TRONOX HOLDINGS PLC

NOTES TO THE FINANCIAL STATEMENTS
4. Investments(Continued)
Name	Ownership Interest	Country of Incorporation	Nature of Business	Registered Address

Tronox Mineral Sands (Pty) Ltd	74% owned by Tronox Sands Holdings Pty Limited, 26% owned by Tronox Investment Holdings Limited	South Africa	Operating company (Namakwa)	River Falls Office Park Wild Pear Buildings 262 Rose Avenue Dooringkloof Centurion 0157 South Africa

Tronox Mining Australia Ltd.	100% owned by Tronox Mineral Holdings Australia Pty Ltd	Australia	Mining Tenement	Lot 962 Koombana Drive Bunbury Western Australia 6230

Tronox Pigment Bunbury Ltd	100% owned by Tronox Australind Pty Ltd	Australia	Operating company (Bunbury)	Lot 350 Old Coast Road Australind Western Australia 6233

Tronox Pigment UK Limited	100% owned by Millennium Inorganic Chemicals Overseas Holdings	United Kingdom	Operating company (Stallingborough)	Laporte Road, Stallingborough, Grimsby, North East Lincolnshire, England, DN40 2PR

Tronox Pigmentos do Brasil SA	72% owned by Millennium Inorganic Chemicals Holdings Brasil Ltda.	Brazil	Public company listed on Brazil Exchange	Rodovia BA-099, Km 20, Camaçari, BA 42829-710 Brazil

Tronox Pigments (Holland) B.V.	100% owned by Tronox Investment Holdings Limited	Netherlands	Operating company (Botlek)	Professor Gerbrandyweg 2 3197KK Botlek Rotterdam The Netherlands

Tronox Pigments (Singapore) Pte. Ltd.	100% owned by Tronox Global Holdings Pty Limited	Singapore	Sales company	51 Goldhill Plaza 308900 Singapore

Tronox Pigments Pty Limited	100% owned by Tronox Global Holdings Pty Limited	Australia	Holding company	Lot 22 Mason Road Kwinana Beach WA 6167 Australia

TRONOX HOLDINGS PLC

NOTES TO THE FINANCIAL STATEMENTS
4. Investments(Continued)
Name	Ownership Interest	Country of Incorporation	Nature of Business	Registered Address
Tronox Port Durnford Mining (Pty) Ltd	100% owned by Tronox KZN Sands (Pty) Ltd	South Africa	Private company	Wild Pear Building River Falls Office Park, 262 Rose Avenue Dooringkloof, Centurion, Gauteng, 0157 South Africa

Tronox Sands Holdings Pty Limited	100% owned by Tronox Global Holdings Pty Limited	Australia	Holding company	Lot 22 Mason Road Kwinana Beach WA 6167 Australia

Tronox Saudi Industries Company	100% owned by Tronox UK Holdings Limited	Kingdom of Saudi Arabia	Operating company	Jeddah, Al Rabwah district, P.O. Box 13586 Jeddah 22514 Kingdom of Saudi Arabia

Tronox UK Holdings Limited	100% owned by Tronox Investment Holdings Limited	United Kingdom	Holding company	Laporte Road, Stallingborough, Grimsby, North East Lincolnshire, England, DN40 2PR

Tronox UK Merger Company Limited	100% owned by Tronox UK Holdings Limited	United Kingdom	Holding company	Laporte Road, Stallingborough, Grimsby, North East Lincolnshire, England, DN40 2PR

Tronox US Holdings Inc.	100% owned by Tronox UK Holdings Limited	Delaware, USA	Holding company	The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801

Tronox Worldwide Pty Limited	100% owned by Tronox Australia Holdings Pty Limited	Australia	Holding company	Lot 22 Mason Road Kwinana Beach WA 6167 Australia
5.  Loans to group undertakings
	At 31 December 2021 $	At 31 December 2020 $
Amounts owed by group undertakings Tronox Investment Holdings Limited
Total amounts due after one year from group undertakings	1,288,157,373	1,285,051,151
Interest receivable on note from TIHL	77,343,491	46,135,062

	1,365,500,864	1,331,186,213

TRONOX HOLDINGS PLC

NOTES TO THE FINANCIAL STATEMENTS
5.  Loans to group undertakings(Continued)
Amounts owed by group undertakings Tronox Investment Holdings Limited (“TIHL”) relate to the sale of Tronox Limited shares in exchange for a long-term note receivable.
Interest on unpaid principal accrues at a rate of 7% per annum. All outstanding principal and accrued interest is payable in full upon maturity of the note which is three calendar years from 11 March 2028.
6.  Related party receivable
On May 9, 2018, one of the company’s subsidiary entered into an Option Agreement with Advanced Metal Industries Cluster (“AMIC”) which is owned equally by Tasnee and Cristal. Under the terms of the Option Agreement, AMIC granted us an option (the “Option”) to acquire 90% of a special purpose vehicle (the “SPV”) to which AMIC’s ownership in a titanium slag smelter facility (the “Slagger”) located in The Jazan City for Primary and Downstream Industries in KSA will be contributed together with $322 million of AMIC indebtedness (the “AMIC Debt”). The AMIC Debt would remain outstanding debt of the SPV upon exercise of the Option. The Option may be exercised if the Slagger achieves certain production criteria related to sustained quality and tonnage of slag produced (the “Option Criteria”). Likewise, AMIC may require us to acquire the Slagger on the same terms if the Option Criteria are satisfied. Furthermore, pursuant to the Option Agreement, we agreed to lend AMIC and, upon the creation of the SPV, the SPV $125 million for capital expenditures and operational expenses intended to facilitate the start-up of the Slagger (the “Tronox Loans”). As of both 31 December 2021 and 31 December 2020, we lent AMIC the Tronox Loans maximum amount of $125 million. We have recorded the $125 million of total principal loan payments and related interest of $9 million (2020: $6 million) within “related party receivable” under fixed assets. The Option did not have a significant impact on the financial statements as of or for the years ended 31 December 2021 and 31 December 2020. On May 13, 2020, we amended the Option Agreement (the “First Amendment”) with AMIC to address circumstances which the Option Criteria cannot be satisfied. Pursuant to the First Amendment, Tronox has the right to acquire the SPV in exchange for (i) our forgiveness of the Tronox Loans principal and accrued interest thereon, and (ii) the SPV’s assumption of $36 million of indebtedness plus accrued interest thereon lent by AMIC to the SPV. Under the First Amendment, the SPV would not assume any of the AMIC Debt.
Additionally, on May 13, 2020, we amended a Technical Services Agreement that we had entered with AMIC on March 15, 2018, to add project management support services. Under this arrangement, AMIC and its consultants are still responsible for engineering and construction of the Slagger while we provide technical advice and project management services including supervision and management of third party consultants intended to satisfy the Option Criteria. As compensation for these services, Tronox receives a monthly management fee of $625,000 which is recorded within “related party receivable” under current assets. The monthly management fee is subject to certain success incentives if and when the Slagger achieves the Option Criteria. The balance as of 31 December 2021 represents the December technical service fee due from AMIC. In addition, Tronox will receive an additional success fee of $375,000 per month if and when certain operating criteria are achieved by the Slagger.

TRONOX HOLDINGS PLC

NOTES TO THE FINANCIAL STATEMENTS
7.  Debtors: amounts falling due within one year
	At 31 December 2021 $	At 31 December 2020 $
Amounts owed from group undertakings	145,790,224	—
Prepaid expenses and other current assets	1,295,857	1,367,422
Payments on behalf of other group companies	1,046,619	12,314,090
Shared based compensation	20,599,513	8,760,615

	168,732,213	22,442,127
Amounts owed from group undertakings represents amounts owed by Tronox Investment Holdings Limited (“TIHL”) and relates to the promissory note issued as consideration for the shares issued to pay for the acquisition of the noncontrolling interests holdings in the South African subsidiaries. Interest on unpaid principal accrues at a rate of 5% per annum. All outstanding principal and accrued interest is payable on demand upon written demand by the Company or five calendar years from 24 February 2021.
Shared based compensation represents amounts receivable from subsidiaries for equity awards granted to employees in the respective subsidiaries as part of the Management Equity Incentive Plan (MEIP).
Tronox Holdings plc Amended and Restated Management Equity Incentive Plan
On March 27, 2019, in connection with the Re-domicile Transaction, Tronox Holdings plc assumed the management equity incentive plan previously adopted by Tronox Limited, which plan was renamed the Tronox Holdings plc Amended and Restated Management Equity Incentive Plan. The amendments to the plan were made to provide, among other things, for the appropriate substitution of Tronox Holdings plc in place of Tronox Limited and to ensure the compliance with the laws of England and Wales law in place of Australian law. The MEIP permits the grant of awards that are comprised of incentive options, nonqualified options, share appreciation rights, restricted shares, restricted share units, performance awards, and other share-based awards, cash payments, and other forms as the compensation committee of the Board of Directors (the “Board”) in its discretion deems appropriate, including any combination of the above. The maximum number of shares which may be the subject of awards (inclusive of incentive options) was 20,781,225 ordinary shares and was increased by 8,000,000 on the affirmative vote of our shareholders on June 24, 2020.
During 2021, a total of 56,304 of time-based awards were granted to members of the Board which will vest in May 2022.
During 2020, a total of 193,805 of time-based awards were granted to members of the Board and vested in 2021.
Awards to board members are valued at the weighted average grant date fair value.
8.  Restricted Cash
At 31 December 2021, the company had no restricted cash.
At 31 December 2020, the company had restricted cash of $18 million related to the termination fee associated with the Tizir Titanium and Iron (TTI) acquisition by one of the company’s indirect subsidiary.
9.  Creditors: amounts falling due within one year
Creditors amounts are primarily payables associated with various transactions with the company’s subsidiaries. Intercompany payable transactions primarily relate to funds received from other company subsidiaries to fund dividend payments and for 2020, the payment of the restricted cash related to the TTI transaction. Accrued liabilities and other creditors primarily relate to professional fees payable.

TRONOX HOLDINGS PLC

NOTES TO THE FINANCIAL STATEMENTS
9.  Creditors: amounts falling due within one year(Continued)
	At 31 December 2021 $	At 31 December 2020 $
Amounts owed to group undertakings	25,414,326	82,696,539
Accruals	3,127,265	7,154,888
Other creditors	277,650	4,993,986
Dividends payable	1,898,824	1,807,781

	30,718,065	96,653,194
10.  Creditors: amounts falling due after more than one year
	At 31 December 2021 $	At 31 December 2020 $
Intercompany note payable	69,714,173	35,822,900
Intercompany advance payable	10,000,000	—
Deferred dividends on unvested RSU's	1,499,859	1,414,241
	81,214,032	37,237,141
Intercompany note payable and intercompany advance payable is due to Tronox UK Holdings Limited, an indirect subsidiary of the company for payments made by the subsidiary on the company’s behalf during the year. The interest rates charged on the note payable ranged from 3.63% to 3.737% (2020: 3.73% to 3.799%). All outstanding principal and accrued interest on the note payable is payable on 11 March 2028.
11.  Called up share Capital
This represents 153,934,677 (2020: 143,557,479) ordinary shares of $0.01 each issued and outstanding at par value.
	Number of shares	Share capital $
Shares outstanding as of 1 January 2020	141,900,459	1,419,005
Shares issued upon vesting of restricted stock units	2,032,758	20,327
Shares cancelled	(375,738)	(3,757)
Shares outstanding as of 31 December 2020	143,557,479	1,435,575
Shares issued upon vesting of restricted stock units	2,843,550	28,436
Shares cancelled	(137,219)	(1,372)
Options exercised	424,832	4,248
Acquisition of noncontrolling interest	7,246,035	72,460
Shares outstanding as of 31 December 2021	153,934,677	1,539,347
Exxaro
In connection with the Company’s acquisition in 2012 of Exxaro Resources Limited’s (“Exxaro”) mineral sands business, Exxaro was granted a “flip in” right such that following the occurrence of certain events, Exxaro could exercise a put option, or the Company could exercise a call option, whereby Exxaro exchanges its 26% shareholding in the Company’s South African operating subsidiaries which hold the Company’s material mining licenses (the “South African Subsidiaries Interest”) for an additional 7,246,035 of our called-up share capital. On November 26, 2018, the Company, certain of the Company’s subsidiaries and Exxaro entered into the Exxaro Mineral Sands Transaction Completion Agreement which amended the

TRONOX HOLDINGS PLC

NOTES TO THE FINANCIAL STATEMENTS
11.  Called up share Capital(Continued)
“flip in” rights granted to Exxaro to accelerate the occurrence of the “flip-in” upon satisfaction of certain conditions, which have now been satisfied. On February 23, 2021, we exercised our call option to complete the “flip in” transaction, pursuant to which we issued to Exxaro 7,246,035 of our called-up share capital in exchange for Exxaro’s South African Subsidiaries Interest. In addition, on March 1, 2021, Exxaro sold its entire share ownership in us, including the “flip in” shares, totalling 21,975,315 called-up share capital in an underwritten public offering.
Repurchase of Common Stock
On November 9, 2021, the Company’s Board of Directors authorized the repurchase of up to $300 million of the Company’s stock through February 2024. As of 31 December 2021, there have been no repurchases of stock.
12. Share premium account
Share premium account represents the dollar value of the number of shares issued in excess of common stock at par value.
13. Retained earnings
During the year, the retained earnings were reduced by dividends declared and paid to ordinary shareholders of $56,947,807 or $0.36 per share (2020: $42,147,660 or $0.28 per share). No final dividend has been proposed for the year.
Retained earnings includes profit for the year of $59,432,410 (2020: $38,862,209).
14. Guarantees
The company, with some of its subsidiaries, were guarantors of a term loan credit agreement with a maturity date of 11 March 2028 and with an outstanding balance of $897 million which was the amended and restated term loan credit agreement of the previous term loan credit agreement which had an outstanding balance of $1.607 billion at 31 December 2020.
Additionally, the company, with some of its subsidiaries, were guarantors of the Senior Notes due 2029 with an outstanding balance of $1.075 billion which was entered into on 15 March 2021 and replaced both the Senior Notes due 2025 with an outstanding balance of $450 million at 31 December 2020 and Senior Notes due 2026 with an outstanding balance of $615 million at 31 December 2020, as well as guarantor to the 6.5% Senior Secured Notes due 2025 with an outstanding balance of $500 million (2020: $500 million). All of these loan agreements and senior notes were recorded in the consolidated financial statements of the company as of 31 December 2021 and 2020, respectively.
The company was also a guarantor to the new Cash Flow Revolver facility with a maturity date of 11 March 2026 which replaced the Wells Fargo revolving syndicated credit agreement of which no draw down had been made on either facility as of 31 December 2021 and 2020.
15. Subsequent Events
Dividends
On 23 February 2022, the Board declared a quarterly dividend of $0.125 per share to holders of our ordinary shares at the close of business on 7 March 2022, which will be paid on 8 April 2022.
16. Certain disclosures relevant to the group
Basis of preparation
The consolidated financial statements have been prepared in accordance with accounting principles Accepted in the United States of America (“GAAP”), as permitted by Statutory Instruments 2015 no. 1675, “The Accounting Standards (Prescribed Bodies) (United States of America and Japan) Regulation 2015” and in accordance with the UK Companies Act 2006.

TRONOX HOLDINGS PLC

NOTES TO THE FINANCIAL STATEMENTS
16. Certain disclosures relevant to the group(Continued)
UK statutory Disclosure Requirements
a) Group	2021	2020
i. Average monthly number of people (including directors) employed:
Employees
Male	5,301	5,370
Female	1,270	1,189
Unknown	3	—
Total Average headcount	6,574	6,559
Directors
Male	8	7
Female	2	2
Total Average headcount	10	9
b) Company
The company had no employees during 2021 and 2020.
(ii) Employee costs (in usd thousands)
Group	2021	2020
Salaries	374,525	350,173
Defined contribution costs	18,832	17,869
Defined benefit costs	241	3,314
Total employee costs	393,598	371,356
(iii) Directors’ remuneration
Details of the remuneration paid to directors of the Company are provided in the Directors’ remuneration report on pages 17 to 32. Additionally, the Directors’ remuneration report includes the details of the highest paid director.
(iv) Auditors' remuneration
Services provided by the company's auditors and their associates (in usd thousands)
Group	2021	2020
Fees payable to company's auditors and their associates for the audit of the parent company and consolidated financial statements	375	437
Fees payable to company's auditors and their associates for other services:
Audit of company's subsidiaries	4,925	8,625
Audit-related assurance services	150	339
Audit of benefit plans	—	18
Tax compliance services	76	417
Tax consulting services	605	785
	6,131	10,621

TRONOX

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TRONOX HOLDINGS PLC

The Board of Directors recommends a vote FOR the election of all the Nominees for Director in Proposal 1 - Election of Directors, and FOR Proposals 2-7.

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Ilan Kaufthal	☐	☐	☐
1b. John Romano	☐	☐	☐
1c. Jean-Francois Turgeon	☐	☐	☐
1d. Mutlaq Al-Morished	☐	☐	☐
1e. Vanessa Guthrie	☐	☐	☐
1f. Peter Johnston	☐	☐	☐
1g. Ginger Jones	☐	☐	☐
1h. Stephen Jones	☐	☐	☐
1i. Moazzam Khan	☐	☐	☐
1j. Sipho Nkosi	☐	☐	☐

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
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D73932-P69246

TRONOX HOLDINGS PLC
Annual Meeting of Shareholders
May 12, 2022 10:00 AM
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) John Romano, Jean-Francois Turgeon and Jeffrey Neuman, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of TRONOX HOLDINGS PLC that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 AM, EDT on May 12, 2022, at 263 Tresser Boulevard, Suite 1100, Stamford, Connecticut 06901 and any adjournment or postponement thereof.

Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of all nominees for Director in Proposal 1 – Election of Directors, and FOR Proposals 2, 3, 4, 5, 6 and 7.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Continued and to be signed on reverse side